================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         Metropolis Realty Holdings LLC
             (Exact Name of Registrant as Specified in Its Charter)

    Delaware                      9995                   74-3043954
(State or Other            (Primary Standard          (I.R.S. Employer
Jurisdiction of                Industrial          Identification Number)
Incorporation or          Classification Code
 Organization)                  Number)

                             c/o Capital Trust, Inc.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                            Telephone: (212) 655-0220
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                 Mr. John Klopp
                             c/o Capital Trust, Inc.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                            Telephone: (212) 655-0220
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                               Louis Vitali, Esq.
                     Akin, Gump, Strauss, Hauer & Feld, LLP
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-8005

      Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of
     Securities to be                                      Proposed Maximum           Proposed Maximum        Amount of Registration
        Registered           Amount to be Registered   Offering Price Per Unit    Aggregate Offering Price            Fee
------------------------------------------------------------------------------------------------------------------------------------
        LLC Units                   13,004,946                   N/A                        N/A                      $68,586*
-----------------------------------------------------------------------------------------------------------------------------------

      * Pursuant to Section 6(b) of the Securities Act, the registration fee is calculated at $92 per $1,000,000 of the maximum aggregate price. The aggregate consideration to be received in the sale transaction will be $745,500,000 ($745,500,000 x .000092 = $68,586)

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereunder become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the securities and exchange commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                          METROPOLIS REALTY TRUST, INC.
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022

                                  June __, 2002

Dear Stockholders:

      You are cordially invited to attend the Special Meeting of Stockholders of Metropolis Realty Trust, Inc., to be held on [_______ ___], 2002 at 10:00 a.m., local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022.

      On May 7, 2002, we entered into an Amended and Restated Purchase Agreement with Jamestown 1290, L.P., pursuant to which we agreed to sell, subject to stockholder approval, our entire interest in the real property and office building located at 1290 Avenue of the Americas, New York, New York 10022 for a purchase price of $745.5 million, subject to certain adjustments and customary prorations. After repayment of existing indebtedness and the costs associated therewith and after certain expenses associated with the sale transaction are paid and certain reserves are established, we intend to liquidate and distribute the net proceeds to our stockholders on a pro rata basis, which we expect to be approximately $295 million in the aggregate, or approximately $22.75 per share. Actual distributed amounts, however, may differ. See "Risk Factors."

      A special committee of our board of directors that was convened to independently review the sale transaction has unanimously approved the sale transaction and the transactions contemplated by the purchase agreement, and has determined that the sale transaction and the terms of the purchase agreement are fair to and in the best interests of our stockholders.

      In order to facilitate the consummation of the sale transaction, to effectively utilize our tax status as a real estate investment trust, and as more fully described in the joint information statement-prospectus attached hereto, the special committee has also approved our formation of a wholly-owned limited liability company, which subsidiary in turn has created a wholly-owned limited liability company subsidiary. Prior to the closing of the sale transaction, we will merge with this lower tier subsidiary, and we will be the surviving entity of the merger. The special committee has unanimously approved the merger, and has determined that the merger is in the best interests of our stockholders. Our board of directors has declared each of the sale transaction and the merger advisable and has recommended that our stockholders vote for each of the proposals

      The sale transaction constitutes a sale of all or substantially all of our assets. The affirmative vote of holders of at least 66 2/3% of the issued and outstanding shares of common stock is required in order to approve each of the sale transaction and the merger. Consummation of each of the proposals is contingent upon the approval of the other proposal.

      Seven of our largest stockholders, representing 10.3 million shares of our common stock (approximately 79% of the outstanding shares of our common stock), have entered into separate agreements with Jamestown 1290 to vote their shares in favor of the sale transaction and the merger. Accordingly, approval of the sale transaction and the merger are assured without the vote of any other stockholder. Therefore, we are not asking you for a proxy and you are requested not to send us a proxy.

                                                     Sincerely,


                                                     ---------------------------
                                                     Lee S. Neibart
                                                     President

                               PRELIMINARY COPIES

                          METROPOLIS REALTY TRUST, INC.
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON [_____________,] 2002

To the Stockholders of Metropolis Realty Trust, Inc.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders (the "Special Meeting") of Metropolis Realty Trust, Inc., a Maryland corporation (the "Company"), will be held on [_____], [_______ __], 2002 at 10:00 a.m. local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, and at any adjournment or postponement thereof, for the following purposes:

      1. To consider and approve the sale by the Company of its principal asset, the real property and building located at 1290 Avenue of the Americas, New York, New York 10022 (the "1290 Property"), for a purchase price of $745.5 million, subject to certain adjustments and customary prorations ("Purchase Price"), to Jamestown 1290, L.P. ("Purchaser"), a Delaware limited partnership (the "Sale Transaction").

      2. To consider and authorize the Company, prior to the consummation of the Sale Transaction, to merge into Metropolis Realty Lower Tier LLC, a Delaware limited liability company and a wholly-owned subsidiary of Metropolis Realty Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company ("Holdings"), with the Company as the surviving entity of such merger (the "Merger").

      Any action may be taken on the foregoing matters at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned, or to which the Special Meeting may be postponed.

      Only stockholders of the Company of record as of the close of business on [_______ __], 2002 will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

      The presence at the Special Meeting, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Class A Common Stock, par value $10.00 per share (the "Common Stock") entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting.

      The Sale Transaction constitutes a sale of all or substantially all of the Company's assets. Following the Sale Transaction, the Company will no longer own any assets, other than the net proceeds from the Sale Transaction. The affirmative vote of holders of 66 2/3% of the issued and outstanding shares of Common Stock is required to approve the Sale Transaction and the Merger. Consummation of each of the proposals is contingent upon the approval of the other proposal. Seven of the company's largest stockholders, representing 10.3 million shares of Common Stock (approximately 79% of the outstanding shares of Common Stock), have entered into separate agreements with Purchaser to vote their shares in favor of each of the Sale Transaction and the Merger at the Special Meeting. Accordingly, approval of the Sale Transaction and the Merger are assured without the vote of any other stockholder.

      Therefore, the Company is not asking you for a proxy and you are requested not to send a proxy to the Company.

                                          By Order of the Board of Directors,


                                          -------------------------------------
                                          John R.S. Jacobsson
                                          Secretary

New York, New York

June [___], 2002

The information in this joint information statement - prospectus is not complete and may be changed. We may not sell these securities until this joint information statement -- prospectus is delivered in final form. This offering memorandum is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to Completion, dated May 24, 2002

                          METROPOLIS REALTY TRUST, INC.
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022

                     JOINT INFORMATION STATEMENT- PROSPECTUS

                                 ______________

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy
                                 ______________

            A Special Meeting of the stockholders of Metropolis Realty Trust, Inc. (the "Company") is to be held on [______], [_________ __], 2002, at 10:00
a.m., local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, and at any adjournment or postponement thereof (the "Special Meeting").

            This joint information statement--prospectus and the accompanying Notice of Special Meeting are first being mailed to stockholders on or about [____________ __,] 2002.

            The Board of Directors has fixed the close of business on [____________ __,] 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Only holders of record of the Company's Class A Common Stock, par value $10.00 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 13,004,946 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

            Proposals to be Considered at the Special Meeting

            At the Special Meeting, and at any adjournment or postponement of the Special Meeting, the Company will ask you:

      1. To consider and approve the sale by the Company of its principal asset, the real property and building located at 1290 Avenue of the Americas, New York, New York 10022 (the "1290 Property") for a purchase price $745.5 million, subject to certain adjustments and customary prorations (the "Purchase Price"), to Jamestown 1290, L.P. ("Purchaser"), a Delaware limited partnership (the "Sale Transaction").

      2. To consider and authorize the Company, prior to the consummation of the Sale Transaction, to merge with Metropolis Realty Lower Tier LLC, a Delaware limited liability company and a wholly-owned subsidiary of Metropolis Realty Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company ("Holdings"), with the Company as the surviving entity of such merger (the "Merger").

      The presence at the Special Meeting, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting.

      The Sale Transaction constitutes a sale of substantially all of the Company's assets. Following the Sale Transaction, the Company will no longer own any assets, other than the net proceeds from the Sale Transaction. The affirmative vote of 66 2/3% of the issued and outstanding shares of Common Stock is required to approve the Sale Transaction.

      In order to facilitate the consummation of the Sale Transaction and effectively utilize the Company's tax status as a real estate investment trust, the Special Committee and the Board have approved and recommended that the Company consummate the Merger. Following the Merger, Holdings will borrow approximately $200 million from Purchaser or its designee (the "Pre-Closing Loan") and contribute this amount to the capital of the Company. The Company will use the capital contributed to it by Holdings to repay a portion of the outstanding mortgage indebtedness ("Existing Debt") held by General Electric Capital Corporation ("GE Capital"). The Pre-Closing Loan to Holdings will be secured by the shares of Common Stock owned by Holdings after the Merger, and is expected to be repaid from the distribution to Holdings of the net proceeds of the Sale Transaction in connection with the liquidation of the Company.

      In the Merger, Company stockholders will receive an aggregate number of limited liability company units of Holdings ("LLC Units") equal to the aggregate number of shares of Common Stock held by such stockholders immediately prior to the Merger. As a result of the Merger, each stockholder will own the same percentage interest in Holdings immediately after the Merger as such stockholder held in the Company immediately prior to the Merger.

      The affirmative vote of holders of at least 66 2/3% of the issued and outstanding shares of Common Stock is required in order to approve the Merger.

      Our Board of Directors has declared each of the Sale Transaction and the Merger advisable and has recommended that our stockholders vote for each of the proposals. Consummation of each of the proposals is contingent upon the approval of the other proposal.

      Seven of the Company's largest stockholders, representing 10.3 million shares of Common Stock (approximately 79% of the outstanding shares of Common Stock), have entered into separate agreements with Purchaser to vote their shares in favor of each of the Sale Transaction and Merger at the Special Meeting (collectively, the "Voting Agreements"). Accordingly, the approval of both the Sale Transaction and Merger is assured without the vote of any other stockholder. Therefore, the Company is not asking you for a proxy and you are requested not to send a proxy to the Company.

      A special committee (the "Special Committee") of the Board of Directors consisting of Russel S. Bernard, David A. Strumwasser and David Roberts has reviewed the Sale Transaction. For a discussion of the reasons for the formation of the Special Committee, see "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction" and "PROPOSAL 1 - THE SALE TRANSACTION; Background of the Sale Transaction." The Special Committee has unanimously determined that each of the Sale Transaction and the Merger is fair to, and in the best interests, of the Company and its stockholders.

      Abstentions and broker non-votes will count as shares present at the Special Meeting for quorum purposes but will have the effect of votes against the Sale Transaction and the Merger. However, as approval of the Sale Transaction and Merger are assured because stockholders representing 10.3 million shares of Common Stock (approximately 79% of the outstanding shares of Common Stock) have agreed to vote their shares of Common Stock in favor of the Sale Transaction and Merger, any abstentions and broker non-votes by other stockholders of the Company will not have any effect on the result of the stockholder vote at the Special Meeting.

      Stockholders are entitled under Maryland General Corporation Law to dissenters' rights of appraisal in connection with the approval of the Merger, but are not entitled dissenters' rights of appraisal in connection with the approval of the Sale Transaction.

      For a discussion of the risks relating to the Sale Transaction and Merger, see "Risk Factors" on page _____.

                           Forward Looking Statements

      This joint information statement--prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and is subject to the safe harbor created by such sections. Such statements include, but are not limited to, statements relating to our operations, economic performance and financial condition and the likelihood of the consummation of the Sale Transaction. Forward-looking statements in this joint information statement--prospectus involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements expressed or implied by such forward-looking statements to vary from those stated in this joint information statement--prospectus. Such factors include, among others, the following: general economic and business conditions and various other factors referred to in this joint information statement--prospectus. We assume no obligations to update forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

      Once again, we are not asking you for a proxy and you are requested not to send us a proxy.

                                                                   June __, 2002

Neither the Securities and Exchange Commission nor any state securities regulators have approved the LLC Units to be issued in the Merger or determined if this joint information statement--prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................1

PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION.....................1

PROPOSAL 2  - THE MERGER......................................................5

SELECTED COMPANY FINANCIAL DATA..............................................10

SELECTED 1290 PARTNERS, L.P. FINANCIAL DATA..................................12

PRO FORMA SOURCES AND USES OF PROCEEDS.......................................13

RISK FACTORS.................................................................19

PROPOSAL 1  THE SALE TRANSACTION.............................................21

   Background to the Sale Transaction........................................21
   Recommendation of the Special Committee, Reasons for the Proposed Sale
     Transaction.............................................................25
   Vote Required.............................................................26
   Opinion of Houlihan Lokey.................................................26
   Parties to the Sale Transaction...........................................31
   Material U.S. Federal Income Tax Consequences  of the Sale Transaction
        and Liquidation of the Company.......................................32
   Use of Purchase Price Proceeds............................................33
   Regulatory Approvals......................................................34
   Interests of Certain Persons in the Sale Transaction......................35
   Dissenters' Appraisal Rights..............................................36
   Private Placement by AP-1290..............................................36
   Termination of the Company's Registration under the Securities
     Exchange Act of 1934....................................................36

DESCRIPTION OF THE PURCHASE AGREEMENT........................................37

   Purchase Price............................................................37
   Closing Date..............................................................37
   Representations and Warranties............................................37
   Conduct of Business Operations Prior to Closing Date......................38
   Superior Offers...........................................................38
   Break Up Fee..............................................................39
   Indemnification...........................................................40
   Conditions to Closing.....................................................41
   Transaction Costs.........................................................42
   Default by Purchaser or the Company.......................................43
   Apportionments............................................................43
   Pre-Closing Loan, Payment of Purchase Price and Other Related
     Transactions............................................................44
   AREIF Note................................................................46

DESCRIPTION OF THE VOTING AGREEMENTS.........................................46

PROPOSAL 2 THE MERGER........................................................47

   The Merger Consideration..................................................48
   Ownership Following the Merger............................................48
   Reasons for Merger........................................................48
   Material U.S. Federal Income Tax Consequences.............................48
   Vote Required.............................................................49
   Parties to the Merger.....................................................50
   Conditions to the Merger..................................................65
   Accounting Treatment of Merger............................................65
   Appraisal Rights..........................................................65
   Exchange of Certificates..................................................66
   Material Differences in the Rights of Holders of Shares of Common
     Stock and LLC Units.....................................................67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............73

INCORPORATION BY REFERENCE...................................................76

LEGAL MATTERS................................................................78

EXPERTS......................................................................78

COST OF JOINT INFORMATION STATEMENT--PROSPECTUS..............................78

ANNEXES

Annex A: Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.

Annex B:   Purchase Agreement

Annex C:   Form of Voting Agreement

Annex D:   Dissenters' Rights of Appraisal under the MGCL

Annex E:   Operating Agreement of Metropolis Realty Holdings LLC

Annex F:   1290 Partners, L.P. Financial Statements

Annex G:   Metropolis Realty Trust, Inc. Financial Statements

                               SUMMARY TERM SHEET

      The following is a summary of certain information contained elsewhere in this joint information statement--prospectus. Reference is made to, and this summary term sheet is qualified in its entirety by, the more detailed information contained in this joint information statement--prospectus, the attached Annexes and the information incorporated by reference herein. Unless otherwise defined, capitalized terms used in this summary term sheet have the meanings set forth elsewhere in this joint information statement--prospectus. You are urged to read this joint information statement--prospectus and the Annexes in their entirety. References in this joint information statement--prospectus to "us", "our" and the "Company" are meant to refer to Metropolis Realty Trust, Inc. References in this joint information statement--prospectus to "Holdings" are meant to refer to Metropolis Realty Holdings LLC.

           PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION

Parties to the Sale Transaction

      The Company. Our principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of the Company at this location is (212) 655-0220. See "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

      1290 Partners, L.P. 1290 Partners L.P. , the owner of the 1290 Avenue of Americas property, is our indirect subsidiary. We are its sole limited partner. We also own 100% of the common stock of the sole general partner of 1290 Partners through 1290 GP Corp., a Delaware corporation. The principal executive offices of 1290 Partners are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of 1290 Partners at this location is (212) 655-0220. 1290 Partners' principal business is to own the 1290 Property. "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

      Purchaser. Jamestown 1290, L.P. is a newly-formed Delaware limited partnership without any operational history. Purchaser's limited partners are Jamestown 1290 Partners, a Georgia general partnership, and AP-1290 Partners LLC. Purchaser's general partner is JT 1290 Corp., a Georgia corporation. The principal executive offices of Purchaser are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and the telephone number of Purchaser at this location is (770) 805-1000. "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

            JT 1290 Corp. and Jamestown 1290 Partners. JT 1290 Corp. and Jamestown 1290 Partners are affiliates of Jamestown, a Georgia general partnership. Jamestown 1290 Partners and JT 1290 Corp. together own 77.21% of the partnership interests in Purchaser. Jamestown is a real estate investment and management company with offices in Atlanta and Cologne, Germany. Jamestown's and its affiliates' holdings in New York City exceed $1 billion dollars in property value. JT 1290 Corp. and Jamestown 1290 Partners have been formed by Jamestown for the purpose of consummating the sale transaction, do not have any operational history, and have not conducted any business other than in connection with the sale transaction and the transactions contemplated thereby. Each of JT 1290 Corp.'s and Jamestown 1290 Partners' principal executive offices are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and their telephone number at this location is (770) 805-1000.

            AP-1290 Partners LLC. AP-1290 was formed for the purpose of consummating the sale transaction. AP-1290 owns a 22.79% limited partnership interest in Purchaser. Apollo Real Estate Investment Fund currently owns 100% of the limited liability company interests of AP-1290, but after the closing of the private placement offering by AP-1290 described below, Apollo Real Estate Investment Fund may own less than 100% of the limited liability company interests of AP-1290. See "PROPOSAL 1 - THE SALE TRANSACTION; PRIVATE PLACEMENT BY AP-1290." Apollo Real Estate Investment Fund is also a stockholder of the Company, holding approximately 38% of the Common Stock. In addition, four of the Company's directors are affiliated with Apollo Real Estate Investment Fund. For a detailed discussion of certain of Apollo Real Estate Investment Fund's and its affiliates' interests in the sale transaction, see "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction." The principal executive offices of AP-1290 are located at 1301 Avenue of the Americas, New York, New York, 10022, and the telephone number of AP-1290 at this location is (212) 515-3200. AP-1290 does not have any operational history and has not conducted any business other than in connection with the sale transaction.

Purchase Agreement

o On May 7, 2002, we entered into an amended and restated purchase agreement with Purchaser, whereby Jamestown 1290 agreed to purchase the 1290 Avenue of Americas property. See "PROPOSAL 1 - THE SALE TRANSACTION; Description of The Purchase Agreement; Assets to be Sold and Liabilities to be Assumed."

o The sale transaction constitutes a sale of substantially all of our assets. Following the sale transaction, we will liquidate and distribute all of our assets, including all of the net proceeds received in the sale transaction.

Purchase Price

o Purchaser has agreed to pay us $745.5 million to purchase our interest in the 1290 Avenue of Americas property. After repayment of existing indebtedness and the costs associated therewith and after certain expenses associated with the sale transaction are paid and certain reserves are established, we will liquidate and distribute the net proceeds from our liquidation to Holdings which, in turn, will distribute such net proceeds (less an amount determined by us to satisfy our indemnification obligations under the purchase agreement, the pre-closing loan, and to pay other expenses of the sale transaction) to our stockholders on a pro rata basis, which we expect to be approximately $295 million in the aggregate, or approximately $22.75 per share. See "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Purchase Price." Actual amounts distributed to you, however, may differ. See "Risk Factors."

Right to Demand an Appraisal of Your Shares

o Under Maryland law, you are not entitled to appraisal rights in connection with the approval of the sale transaction. Under Maryland law, however, you are entitled to appraisal rights in connection with the approval of the merger. See "PROPOSAL 1 - THE SALE TRANSACTION -- Dissenters' Appraisal Rights;" and "PROPOSAL 2 - THE MERGER; Dissenters' Appraisal Rights."

Fairness Opinion

o Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. was retained by the Special Committee to deliver a fairness opinion in connection with the sale transaction. On May 7, 2002, Houlihan Lokey rendered an opinion to the special committee of our board of directors stating that the consideration to be received by us in connection with the sale transaction is fair from a financial point of view and the sale transaction is fair, from a financial point of view, to our stockholders who are not affiliated with Apollo Real Estate Investment Fund, our largest stockholder. A copy of this opinion is attached hereto as Annex A. See "PROPOSAL 1 - THE SALE TRANSACTION; Opinion of Houlihan Lokey."

Appointment of Special Committee

o Because some members of our board of directors are affiliated with Apollo Real Estate Investment Fund, which has interests in the sale transaction that are in addition to its interests as a stockholder, our board of directors formed a special committee of the board of directors comprised of non-Apollo Real Estate Investment Fund affiliated directors.

o     The special committee was formed for the following purposes:

      o     to explore the proposed transaction with Purchaser;

      o if the special committee deemed it appropriate, authorizing and recommending to the board of directors, subject to stockholder approval, that it approve the sale transaction, which approval would be based upon, among other things, the special committee's consideration and evaluation of the terms and fairness of the sale transaction; and

      o to consider the terms and conditions of any alternatives to the sale transaction. See "PROPOSAL 1 - THE SALE TRANSACTION; Background of the Sale Transaction."

Interests of Certain Persons in the Sale Transaction

o Apollo Real Estate Advisors, L.P. Some members of our management and board of directors are affiliated with Apollo Real Estate Advisors, L.P., and as a result have interests in the sale transaction that are in addition to their interests as stockholders. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, which beneficially owns approximately 38% of the outstanding shares of our common stock. These interests of Apollo Real Estate Advisors and its affiliates in the sale transaction include:

o AP-1290 is a Limited Partner of Purchaser. Apollo Real Estate Investment Fund owns 100% of the limited liability company interests of AP-1290. AP-1290 owns a 22.79% limited partnership interest in Purchaser, entitling it to a preferred return on its invested capital and 43.75% of any remaining net cash flow from operations of Purchaser. This preferred return is subordinated to the prior payment of a preferred return to Purchaser's other partners. In connection with any capital transaction by Purchaser, AP-1290 would be entitled to a return of its invested capital and 50% of any net proceeds from such capital transaction. The return of its invested capital is subordinated to the prior return of capital to Purchaser's other partners and the achievement of certain specified distribution thresholds.

      o Officers and Directors of the Company. Certain of our existing officers are also partners of Apollo Real Estate Advisors and officers of the general partner of Apollo Real Estate Advisors. Four of Apollo Real Estate Advisors' partners serve on our board of directors. These directors are: William L. Mack, Lee S. Neibart, Bruce H. Spector and John R.S. Jacobsson. In addition, Mr. Mack serves as our Chairman, Mr. Neibart serves as our President, and Mr. Jacobsson serves as our Vice President and Secretary. None of these directors or officers serve on the special committee that has approved the sale transaction.

      o Manager of 1290 Avenue of Americas Property. Purchaser has agreed to appoint 1290 Management L.P. to serve as the manager of the 1290 Avenue of Americas property following the closing of the sale transaction. 1290 Management is owned 99.9% by the Purchaser and 0.1%
            by JT 1290 Corp. An affiliate of Apollo Real Estate Advisors and Jamestown 1290 Partners have agreed to share on a 50/50 basis a management fee equal to 1.75% of effective gross rents received from the 1290 Avenue of Americas property. 1290 Management, however, expects to subcontract some of its management duties to a third party property management firm, and as a result, the compensation that it is entitled to receive as manager of the 1290 Avenue of Americas property will be reduced by the amount that it pays to such property management firm. This subcontracted property management fee is currently expected to be approximately 1.0% of effective gross rents per year.

      o Post-Closing Transaction Fee. If, after the closing of the sale transaction, the 1290 Avenue of Americas property is sold by Purchaser, an affiliate of Apollo Real Estate Advisors will be entitled to a sales fee equal to 1.2% of the gross sale price, which is not expected until on or after 2009.

      o Apollo Real Estate Investment Fund Note. We have agreed to accept a promissory note from Apollo Real Estate Investment Fund in the amount of up to approximately $77.4 million as a portion of the purchase price to be paid by Purchaser in the sale transaction. This promissory note will be secured by shares of common stock owned by Apollo Real Estate Investment Fund and will be repaid from the distributions we pay to Apollo Real Estate Investment Fund from the net proceeds of the sale transaction. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as our stockholder is expected to exceed the amount of the promissory note.

      o Voting Agreement. Apollo Real Estate Investment Fund has executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the sale transaction and the merger. See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement"; and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

o Capital Trust. Some members of our management and board of directors are affiliated with Capital Trust, Inc., and as a result may have interests in the sale transaction that are in addition to their interests as our stockholders. Capital Trust is the Asset Manager of the 1290 Avenue of Americas property, and its Chief Executive Officer, John R. Klopp serves on our board of directors. In addition, Mr. Klopp serves as our Vice President and Jeremy FitzGerald, a Managing Director of Capital Trust, serves as our Vice President and Assistant Secretary. Mr. Klopp initially served on the special committee that approved the sale transaction and the merger, but later resigned as a member when the Special Committee received and considered an alternative bid from an entity that may have been considered to be an affiliate of Capital Trust. See "PROPOSAL 1 - THE SALE TRANSACTION; Background to the Sale Transaction. [Upon the closing of the sale transaction, Capital Trust will be paid a fee in the amount of $______ [characterize rationale for fee]]. "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction."

Private Placement by AP-1290

o AP-1290 has notified us that it intends to offer to all of our stockholders that are "accredited investors" (as such term is defined under the rules promulgated under the Securities Act of 1933, as amended), the right to purchase membership interests in AP-1290 at a price and on the terms set forth in a private placement memorandum that is expected to be delivered to such accredited investors contemporaneously with the delivery of this joint information statement--prospectus. AP-1290 owns a 22.79% limited partnership interest in Purchaser, and following the closing of the sale transaction, Purchaser will own the 1290 Avenue of Americas Property. AP-1290 intends to close its private placement offering simultaneously with the closing of the sale transaction. The terms and conditions of AP-1290's offering are subject to the AP-1290 private placement memorandum. The consummation of this offering is not a condition to the merger or sale transaction. This joint information statement -- prospectus is not an offering or solicitation of the securities to be offered in the AP-1290 offering. See "PROPOSAL 1 - THE SALE TRANSACTION; PRIVATE PLACEMENT BY AP-1290."

Material Income Tax Consequences of the Sale Transaction

o We will recognize a gain or loss for federal income tax purposes generally equal to the amount received for the 1290 Avenue of Americas property over our adjusted tax basis in the 1290 Avenue of Americas property, less any selling expenses. As a real estate investment trust, we are allowed a dividends paid deduction for the amount we distribute in liquidation. As a result of the merger and related capital restructuring transactions, we should have funds following the sale transaction at least equal to the amount of gain recognized by us in the sale transaction. As a result, we should receive a dividends paid deduction sufficient to offset any gain recognized in the sale transaction when we distribute the net proceeds of the sale transaction to Holdings upon our liquidation. The distribution of net proceeds upon our liquidation should be treated by Holdings as a gain from the disposition of our shares of common stock which will be allocated to the holders of Holdings limited liability company units in proportion to their respective percentage interests in Holdings. As a partnership for federal income tax purposes, Holdings should have no federal income liability with respect to the gain. See "PROPOSAL 1 - THE SALE TRANSACTION; Material U.S. Income Tax Consequences of the Sale Transaction and Liquidation of the Company."

Termination of Registration under the Securities Act of 1934

o Following the closing of the sale transaction and the merger, we will terminate our registration under the Securities Exchange Act of 1934, as amended. As a result, we will no longer be under any obligation to deliver to you annual or quarterly reports. The issuance of the limited liability company units you receive from Holdings in the merger, however, will be registered under the Securities Act of 1933, as amended, and Holdings will be required to comply with the reporting obligations under the Securities Exchange Act of 1934, as amended. See "PROPOSAL 1 - THE SALE TRANSACTION; Termination of Registration" and "PROPOSAL 2 - THE MERGER; Parties to Merger; Holdings."

                             PROPOSAL 2 - THE MERGER

Parties to the Merger

o The Company. We are a party to the merger. For information about us, see "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction; The Company."

o Metropolis Realty Lower Tier LLC. Metropolis Lower Tier is a newly-formed Delaware limited liability company and wholly-owned subsidiary of Holdings without any operational history. It has not conducted any business other than in connection with the merger. Upon the effective time of the merger, we will merge into Metropolis Lower Tier and Metropolis Lower Tier will cease to exist. Metropolis Lower Tier's principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and its telephone number at this location is (212) 655-0220. See "PROPOSAL 2--THE MERGER; Parties to the Merger; Lower Tier."

o Holdings. Holdings is a newly-formed Delaware limited liability company which is our wholly-owned subsidiary without any operational history. It has not conducted any business other than in connection with the merger, the pre-closing loan and the other matters described under the section

"PROPOSAL 1 - SALE TRANSACTION; Material U.S. Federal Income Tax Consequences of the Sale Transaction and Liquidation of the Company." Holdings' principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Holdings at this location is (212) 655-0220. See "PROPOSAL 2--THE MERGER; Parties to the Merger; Holdings."

o Governance of Holdings. Holdings will be managed by a board of managers, which will be comprised of our entire existing eight member board of directors. In addition, Holdings' initial officers will be our existing officers.

o Voting. From and after the merger, holders of Holdings' limited liability company units will have voting rights equal to one vote per unit and will be entitled to vote on all matters in respect of which members of a limited liability company would be entitled to vote under Delaware law. Action by the members of Holdings will generally require the affirmative vote of holders of a majority of the outstanding limited liability company units.

o Assignability and Transferability of Holdings Units. Subject to compliance with federal and state securities law restrictions on transfer, there will be no restriction on the assignability or transferability of the limited liability company units, other than restrictions in Holdings' operating agreement to ensure that Holdings is not treated as a publicly traded partnership under the federal tax code. Until such time as we are liquidated, the holders of Holdings' limited liability company units will continue to be subject to certain restriction on the number of limited liability company units which may be owned by a holder, which restrictions will mirror the transfer restrictions included in our charter.

o No Public Market for the Holdings Limited Liability Company Units. The limited liability company units will not be traded on any established trading market and no market of this type is expected to develop. Thus, there will be limited liquidity and information available regarding the prevailing market prices for the limited liability company units.

o Registered with the Commission. The issuance of the limited liability company units are being registered under this joint information statement-prospectus with the Commission under the Securities Act of 1933. As a result, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission and otherwise comply with the reporting obligations under the Securities Exchange Act of 1934.

o     Assumption of Indemnification Obligations to Purchaser.

      o We have agreed to indemnify Purchaser for the breach of our representations and warranties in the purchase agreement up to a maximum amount of $10 million, less any amounts paid or payable by us in connection with post-closing adjustments related to the sale transaction. The deadline for purchaser asserting indemnification obligations is December 30, 2002.

      o Since we are disposing of our final asset in the sale transaction, we will not have any operating income from which to settle and/or satisfy any indemnification claims. Accordingly, in order to ensure that there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period, Holdings, as our successor entity, will retain $10 million of the net proceeds from the sale transaction, less any amounts paid or payable by us in connection with post-closing adjustments related to the sale transaction. In addition, Holdings will also retain a cash reserve amount equal to $2 million in order to pay any professional expenses or other costs that may arise. Any remaining portion of the $10 million holdback amount and the $2 million cash reserve amount, including any interest earned thereon, after the final settlement of any indemnification claims that may have arisen during the indemnification period, will be distributed pro rata to the holders of Holdings limited liability company units as soon as practicable following expiration of the indemnification period and the settlement of such claims. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings; Assumption of Indemnification Obligations to Purchaser."

      o Assets of Holdings following the merger and sale transaction. Holdings' assets following the merger and sale transaction will consist of the $10 million cash holdback amount, plus a cash reserve account of $2 million in order to pay any professional expenses or other costs that may arise. Other than the holdback amount and this cash reserve account, Holdings will not own any other assets.

      o Operations of Holdings following the merger and sale transaction. Following the merger and sale transaction, Holdings will not conduct any business or operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement.

      o Dividend Rights. Other than the distribution of the net sale proceeds to the holders of Holdings limited liability company units upon the closing of the sale transaction (less the $10 million holdback and the $2 million cash reserve), Holdings does not intend to distribute any of its assets until the expiration of its indemnification obligations and the settlement of such claims at which time it intends to distribute the remaining portion of the holdback amount, plus interest, if any.

The Merger and Related Transactions

o Holdings is our wholly-owned subsidiary. Holdings has, in turn, formed Metropolis Realty Lower Tier LLC, a Delaware limited liability company, a wholly-owned subsidiary of Holdings and our indirect wholly-owned subsidiary.

o Prior to the consummation of the sale transaction, we will merge with Lower Tier and we will be the surviving entity of the merger. Accordingly, following consummation of the merger, we will be a subsidiary of Holdings and Holdings will own all of our common stock other than shares issued by us to comply with the 100 stockholder requirement of a real estate investment trust. See "PROPOSAL 2 - THE MERGER; Introduction."

o Immediately following the merger, Holdings will borrow a pre-closing loan from Purchaser or a designee of Purchaser in an amount equal to approximately $200 million. Immediately thereafter, Holdings will contribute the proceeds of the pre-closing loan to our capital. We intend to use this capital contribution to repay a portion of our existing indebtedness before the sale transaction.

o The pre-closing loan will be secured by our common stock owned by Holdings following the merger and is expected to be repaid several days later upon the closing of the sale transaction at which time we will be liquidated and the net proceeds of the sale transaction will be distributed to Holdings. Following the payment of the remaining existing indebtedness, the costs associated the termination of our swap agreement, prorations, transfer taxes, cash reserves, and other costs, fees and expenses described in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", Holdings will distribute the net proceeds of the purchase price to its members in proportion to their respective ownership interests in Holdings. The contribution of the pre-closing loan proceeds to our capital should permit us to minimize any federal income tax liabilities associated with the sale transaction and liquidation. See "PROPOSAL 2 - THE MERGER; Reasons for the Merger" and "PROPOSAL 2 - THE MERGER; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."

Reasons for the Merger and Related Transactions

o The merger is being consummated as part of a restructuring of our capital stock which includes the formation of Holdings, the merger, and the pre-closing loan. The merger, together with the formation of Holdings, and the pre-closing loan are expected to facilitate the consummation of the sale transaction and effectively utilize our tax status as a real estate investment trust.

Merger Consideration

o In the merger, each of our stockholders will receive a certificate representing a number of limited liability company units in Holdings equal to the number of shares of common stock held by such stockholder immediately prior to the merger. See "PROPOSAL 2 - MERGER; The Merger Consideration."

Ownership of Holdings Following the Merger

o Immediately following the merger, each of our stockholders will own the same number of limited liability company units in Holdings as shares of common stock they own in us, and accordingly will own the same percentage interest in Holdings as they held in us immediately prior to the merger, subject to adjustment as a result of any exercise by stockholders of appraisal rights. See "PROPOSAL 2 - MERGER; Ownership Following the Merger;" and "PROPOSAL 2 - THE MERGER; Appraisal Rights."

Risks of the Merger

There are risks associated with the merger of us with the lower tier subsidiary. These risks include:

o that Holdings may be required to settle or satisfy indemnification claims made by Purchaser following the closing of the sale transaction and to pay post-closing costs associated with the sale transaction, and as a result, members of Holdings may not receive the full $10 million indemnification holdback amount and the $2 million cash reserve amount. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings; Assumption of Company Indemnification Obligations to Purchaser."

o that there is a lack of a market for the limited liability company units to be issued by Holdings in the merger and the limited liability company units will not be traded on any established trading market; and we do not expect that an active trading market for the units will develop or be sustained.

o     that Holdings has a lack of operating history.

o that although Holdings expects to distribute approximately $295 million or $22.75 per unit to its members, the termination of our swap agreement, the prorations and certain fees and expenses associated with the sale transaction may be higher than we estimated, and as a result, Holdings may have less than $295 million to distribute to its members.

o that Holdings will have no assets other than the $10 million holdback amount and the $2 million cash reserve amount following distribution of the net sale transaction proceeds to its holders of limited liability company units. See "RISK FACTORS".

Special Committee and Board of Directors Approval

o The special committee and our board members who did not recuse themselves have unanimously approved and recommended the merger, and have determined that the merger is in the best interests of our stockholders. See "PROPOSAL 2 - THE MERGER; Introduction"

Material U.S. Federal Income Tax Consequences of the Merger

o For U.S. federal income tax purposes, Metropolis Lower Tier will be disregarded, and the merger will be treated as a contribution by our stockholders of their shares of common stock to Holdings in exchange for Holdings limited liability company units. After the merger, aside from shares of common stock that we may need to issue in order to comply with the 100 shareholder requirement for qualification as a real estate investment trust, all of the outstanding shares of common stock will be held by Holdings. Accordingly, we (as the surviving entity of the merger) will become an approximately 99.9% owned subsidiary of Holdings.

o No gain or loss will be recognized by stockholders upon receipt of Holdings' limited liability company units in exchange for their shares of common stock. Each of our stockholder's adjusted tax basis in their respective Holdings' limited liability company units received in the merger will be equal to its adjusted tax basis in the shares of common stock surrendered. The holding period for the limited liability company units received in the merger will include the holding period of the common stock surrendered in the merger.

o If a stockholder receives cash pursuant to an exercise of appraisal rights, such holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and its adjusted tax basis in the common stock surrendered. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock surrendered was held for more than one year at the effective time of the merger.

o Holdings should be considered a partnership and each stockholder receiving Holdings limited liability company units should be considered a partner of Holdings for federal income tax purposes. See "PROPOSAL 2 - THE MERGER; Certain U.S. Federal Income Tax Consequences."

Material Differences in the Rights of Holding Stock and Holding Limited Liability Company Interests

o The rights of our stockholders are governed by the Maryland General Corporation Law, the Company's charter and by-laws. Following the merger, our stockholders will be members of Holdings and hold limited liability company units instead of common stock. The rights of members of Holdings will be governed by the Delaware Limited Liability Company Act and the operating agreement of Holdings. See "PROPOSAL 2 - THE MERGER; Material Differences in the Rights of Holders of Shares of Common Stock and LLC Units." A copy of the form of operating agreement of Holdings is attached hereto as Annex E.

Right to Demand an Appraisal of Your Shares of Common Stock

o Under Maryland law, you are entitled to appraisal rights in connection with the approval of the Merger. See "PROPOSAL 2 - THE MERGER; Appraisal Rights."

Exchange of Certificates

o We will appoint Continental Stock Transfer & Trust Company to act as exchange agent in the merger. See "PROPOSAL 2 - THE MERGER; Exchange of Certificates."

                         SELECTED COMPANY FINANCIAL DATA

      The following table sets forth our selected historical financial data, as of and for each of the five years in the period ended December 31, 2001, the three months ended March 31, 2002 and March 31, 2001, and has been derived from our historical consolidated financial statements. Our selected financial data presented below should be read in conjunction with the consolidated financial statements and the notes thereto which are attached hereto as Annex G. This financial data includes information relating not only to the1290 Avenue of Americas property, but also the 237 Park Avenue property that was owned by us during this period and sold in November 1999. Because of this, we have also included financial data relating to 1290 Partners, L.P. for the years ended December 31, 2001 and December 31, 2000 and for the three months ended March 31, 2002 and March 31, 2001. Our annual financial statements and those annual financial statements of 1290 Partners, L.P. have been audited by Deloitte & Touche LLP.

                                   Three Months
                                   Ended March 31,                              Years Ended December 31,
                                 2002          2001           2001           2000        1999(1)        1998(1)         1997(1)
                                 ----          ----           ----           ----        -------        -------         -------
                                     (unaudited)              (in thousands, except share amounts)
REVENUES
   Rental income ........      $ 20,749       $ 21,182       $91,030       $90,073       $126,434       $134,754        $129,617
   Lease termination
     income .............         1,309            913            --            --         26,455             --             --
                                                               2,936         5,245          4,669          4,889          1,190
                               --------       --------       -------       -------       --------       --------       --------
   Miscellaneous
     income .............         1,071            692        93,966        95,318        157,558        139,643        130,807
                               --------       --------       -------       -------       --------       --------       --------
   Total revenues .......        23,129         22,787        17,821        18,266         27,414         27,733         26,813
                               --------       --------       -------       -------       --------       --------       --------

OPERATING EXPENSES
   Real estate taxes ....         4,495          4,363         5,518         5,173          6,756          7,119          7,224
   Operating and
     maintenance ........         1,363          1,175         9,450         8,186          6,991          6,674          6,870
   Utilities ............         1,611          2,384         3,480         3,091          4,323          4,430          4,332
   Payroll ..............           925            848         1,820         1,770          2,198          2,298          2,121
   Management fees ......           481            470           524           932          1,960          3,451          2,055
   Professional fees ....           119            109           328           430            980            562          1,032
   General and
     administrative .....            38             55         1,301            --            585             --            329
   Bad debt expense .....            --             --        11,981        11,680         16,245         14,466         13,347
                                                             -------       -------       --------       --------       --------
   Depreciation and
     amortization .......         2,950          3,060        52,223        49,528         67,452         66,733         64,123
                               --------       --------       -------       -------       --------       --------       --------
   Total operating
      expenses ..........        11,982         12,464           973         2,917          3,759          3,293          3,676
                               --------       --------
OTHER ITEMS
   Interest income ......            90            326       (41,400)      (41,464)       (33,582)       (35,800)       (36,233)

   Interest expense .....       (10,046)       (10,054)           --            --         (1,088)            --             --
   Write-off of note
     receivable .........

(continued)

                               Three Months
                               Ended March 31,                                  Years Ended December 31,
                               ---------------                                  ------------------------
                            2002           2001           2001           2000          1999(1)           1998(1)         1997(1)
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------
                                 (unaudited)
Write-off of
   deferred
   financing costs ...            --             --             --             --         (2,307)               --              --
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------
Total other items ....        (9,956)        (9,728)       (40,427)       (38,547)       (33,218)          (32,507)        (32,557)
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------

GAIN ON SALE OF
PROPERTY .............            --             --             --         50,445             --                --              --
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------
GAIN ON REPURCHASE OF
MINORITY INTEREST ....            --         13,009         13,009             --             --                --              --
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------

NET INCOME ...........  $      1,191   $     13,604   $     14,325   $      7,243   $    107,333      $     40,403    $     34,127
                        ============   ============   ============   ============   ============      ============    ============

Net Income Per Common
   Share:

Net income ...........  $        .09   $       1.05   $       1.10   $        .56   $       8.27      $       3.12    $       2.63
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------
Weighted average
   common shares
   outstanding .......    13,004,443     13,001,246     13,001,307     12,997,699     12,971,262        12,967,153      12,963,963
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------

Net Income Per Common
   Share (assuming
   dilution):

Net income ...........  $        .09   $       1.05   $       1.10   $        .56   $       8.26      $       3.11    $       2.63
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------
Weighted average
   common shares
   outstanding
   (assuming dilution)    13,007,443     13,004,246     13,004,307     13,000,699     12,998,646        12,993,666      12,988,963
                        ------------   ------------   ------------   ------------   ------------      ------------    ------------

Consolidated Balance
   Sheet Data:

Total assets as of
   year end ..........                                $    460,346   $    477,076   $    475,276      $    767,771    $    757,932
                                                      ------------   ------------   ------------      ------------    ------------
Long-term debt as of
   year end ..........                                $    425,000   $    425,000   $    425,000      $    410,625    $    418,125
                                                      ------------   ------------   ------------      ------------    ------------
Cash dividends
   declared per
   common share ......                                $       1.00   $        .70   $      31.50      $       1.50    $       2.75
                                                      ------------   ------------   ------------      ------------    ------------

-----------------------

(1) On November 22, 1999, we sold the real property and office building located at 237 Park Avenue, New York, New York 10022. The selected financial data presented above for years ended December 31, 1997 and December 31, 1998 and for the period for January 1, 1999 through November 21, 1999 include the results of operations for 237 Park Avenue. The total revenues, total operating expenses and net income for 237 Park Avenue for the period for January 1, 1999 through November 21, 1999 were $69,968, $20,794 and $38,473, respectively.

                   SELECTED 1290 PARTNERS, L.P. FINANCIAL DATA

      The following table sets forth the 1290 Partners, L.P.'s selected historical financial data, as of and for each of the two years in the period ended December 31, 2001, and has been derived from its historical financial statements. The year-end financial information has been derived from its audited financial statements and relates solely to the 1290 Avenue of Americas property. The selected financial information below for the three months ended March 31, 2002 and March 31, 2001 has been prepared by the Company's property manager and is unaudited. 1290 Partners, L.P.'s selected financial data presented below should be read in conjunction with the financial statements and the notes thereto attached hereto as Annex F.

                              STATEMENTS OF INCOME
                              --------------------
                                 (in thousands)

                                      Three Months Ended March 31,         Years ended December 31,
                                         2002             2001             2001                2000
                                         ----             ----             ----                ----
REVENUES:                                     (unaudited)
  Base rental income ..........        $ 20,749         $ 21,182         $ 86,165         $    85,129
  Escalation income ...........           1,309              913            4,865               4,944
  Miscellaneous income ........           1,071              692            2,936               6,848
                                       --------         --------         --------         -----------

 Total revenues ...............          23,129           22,787           93,966              96,921
                                       --------         --------         --------         -----------

OPERATING EXPENSES:
  Real estate taxes ...........           4,495            4,363           17,821              18,266
  Utilities ...................           1,611            2,384            9,450               8,186
  Payroll .....................             925              848            3,480               3,091
  Cleaning ....................             689              614            2,581               2,499
  Repairs and maintenance .....           1,337              454            2,363               2,151
  Management fees .............             374              352            1,383               1,333
  Insurance ...................              85               83              301                 284
  Professional fees ...........              19               16              137                 218
  Building supplies and office
  Expenses ....................              --               --              184                 149
  General and administrative ..              37               52              320                 247
  Bad debt expense ............              --               --            1,301                  --
  Depreciation and amortization           2,950            3,061           11,981              11,680
                                       --------         --------         --------         -----------

 Total expenses ...............          11,750            1,224           51,304              48,104
                                       --------         --------         --------         -----------

NET OPERATING INCOME ..........          11,380           10,560           42,664              48,817
                                       --------         --------         --------         -----------

OTHER INCOME (EXPENSES):
  Interest expense ............         (10,045)         (10,054)         (41,400)            (41,464)
  Interest income .............             (90)             320              959               1,156
                                       --------         --------         --------         -----------

 Total other expenses .........          (9,956)          (9,734)         (40,441)            (40,308)
                                       --------         --------         --------         -----------

NET INCOME ....................        $  1,424         $    826         $  2,223         $ 8,510,363
                                       ========         ========         ========         ===========

                     PRO FORMA SOURCES AND USES OF PROCEEDS
                                 (in thousands)

      Set forth below is a description of the pro forma sources and uses of the proceeds in connection with the consummation of the sale transaction and merger.

Sources - Company
-----------------

Purchase price                                                          $745,500
Holdings capital contribution                                            200,000
Cash on hand                                                              27,000
                                                                        --------
Total Sources                                                           $972,500
                                                                        ========

Uses - Company
--------------

Existing indebtedness - principal                                       $425,000
Existing indebtedness - accrued interest                                   3,020
Swap agreement termination costs(a)                                       10,000
Holdback amount                                                           10,000
Transaction fees and expenses(b)                                           4,000
Transfer taxes(c)                                                         22,551
Cash Reserves for Company                                                  2,000
Distribution to Holdings(d)                                              495,929
                                                                        --------
Total Uses                                                              $972,500
                                                                        ========

Sources - Holdings
------------------

Distribution from the Company                                           $495,929
Pre-Closing Loan $200 million                                            200,000
                                                                        --------
Total Sources                                                           $695,929
                                                                        ========

Uses - Holdings
---------------

Capital contribution to Company                                         $200,000
Repayment of Pre-Closing Loan                                            200,000
Distributions to Members (pro rata)                                      295,929
                                                                        --------
Total Uses                                                              $695,929
                                                                        ========

---------------

(a) Swap agreement breakage fee is a current estimate based on a breakage as of June 30, 2002.

(b) Transaction costs represent an estimate of certain fees and expenses to be paid in the transaction, including, without limitation, attorneys' and accountants fees, as well as Commission filing fees, printing and other miscellaneous expenses

(c)   Transfer taxes are 3.025% of the purchase price.

(d) Calculated from the difference between the Total Company Sources ($972,500) and Total Company Uses other than distribution to Holdings ($476,571).

                     Comparative Per Share Data (Unaudited)

      The following table presents historical and pro forma per share data for the Company and its subsidiaries and Holdings. The following tables should be read in conjunction with the historical consolidated financial statements of the Company and the unaudited pro forma financial data included under the caption "Pro Forma Balance Sheet of Holdings," all of which are included elsewhere in this joint information statement--prospectus or incorporated herein.

                                                                     As of          As of
                                                                    March 31,     December 31,
                                                                      2002           2001
                                                                   ----------     -------------
Book Value Per Common Share/LLC Unit
Historical:
    The Company(1)                                                  $   0.82        $   0.56
    Holdings(2)                                                          n/a             n/a
Pro forma:
    Pro forma per share of Common Stock(3)                               n/a             n/a
    Equivalent pro forma per share of Holdings LLC Units(4)
                                                                    $   0.92        $   0.92

                                                                For the Three
                                                                Months Ended     For the Year Ended
                                                               March 31, 2002     December 31, 2001
                                                               --------------     -----------------
Income from Continuing Operations Per Common Share/LLC Unit:
Basic and Diluted Earnings per Share:
Historical:
    The Company ............................................        $0.09              $1.10
    Holdings(2) ............................................          n/a                n/a
Pro forma:
    Pro forma per share of Common Stock.....................          n/a                n/a
    Equivalent pro forma per share of
         Holdings LLC Units(5).............................           n/a                n/a
Common Stock/LLC Units:
    Common Stock............................................       13,004,946         13,001,346
    Holdings LLC Units......................................                0                  0
    Pro forma Common Stock..................................                0                  0
    Pro forma Holdings LLC Units............................       13,004,946         13,001,346

------------------------------

(1) This historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity related to common stock by the pro forma number of shares of common stock at the end of the period.

(2) Holdings is a newly-formed subsidiary of the Company without any historical operational history.

(3) Following the closing of the sale transaction and the merger, we will liquidate and as a result, we will not have any stockholders' equity.

(4) Holdings' pro forma book value is computed by dividing Holdings members' equity ($12.0 million) by the number of Holdings limited liability company units outstanding immediately following the merger and sale transaction (13,004,946). The number of Holdings limited liability company units outstanding immediately following the merger will be the same number of shares of common stock outstanding immediately prior to the merger, subject to the exercise of appraisal rights. See "PRO FORMA BALANCE SHEET OF HOLDINGS."

(5) Following the merger and sale transaction, Holdings will not conduct any business or operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the Purchase Agreement, and to pay costs and expenses related to the sale transaction. Although it is expected that Holdings will earn interest on the $10 million holdback amount and the $2 million cash reserve amount, it is uncertain how much, if any portion of the $10 million will be subject to indemnification claims during the indemnification period or post-closing costs, and how much of the reserve amount will be used to pay professional fees and other costs and expenses. Additionally, even if the entire $12 million were to remain as an asset of Holdings during the entire indemnification period, any interest earned on a per limited liability company basis would not be meaningful.

                         METROPOLIS REALTY HOLDINGS LLC
                                  BALANCE SHEET

                                As of May 6, 2002

      The following table sets forth the audited balance sheet for Metropolis Realty Holdings LLC as of May 6, 2002, the date of its formation, which has been audited by Deloitte & Touche LLP. Holdings was formed on May 6, 2002 pursuant to a Certificate of Formation and Limited Liability Company Operating Agreement. The balance sheet of Holdings was prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America, and reflects the financial position of the Company at that date.

TOTAL ASSETS                                                              $  --

TOTAL LIABILITIES

MEMBERS' CAPITAL
Member's Capital                                                            100
Receivable from Founding Member                                            (100)
                                                                          -----
Total Members' Capital                                                    $  --
                                                                          =====

TOTAL LIABILITIES AND MEMBERS' CAPITAL                                    $  --

                         METROPOLIS REALTY HOLDINGS LLC
                             PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2002

The following unaudited pro forma balance sheet for Holdings has been presented as if the merger and sale transaction were consummated as of March 31, 2002. This balance sheet has assumed that the pre-closing loan will be in an amount equal to $200 million.

                                                                                         Pro Forma
                                                                       Historical        Adjustments          Pro Forma
                                                                       ----------        -----------          ---------
                                                                                        (in thousands)
Rental property                                                        $356,142         $(356,142) (B)         $    --
Cash and cash equivalents                                                15,859            200,000 (A)          12,000
                                                                                           299,845 (B)
                                                                                          (200,000)(C)
                                                                                          (303,704)(D)
Escrow deposits and restricted cash                                      13,883           (13,883) (B)              --
Prepaid real estate taxes                                                 4,493            (4,493) (B)              --
Tenants' security deposits                                                  204              (204) (B)              --
Due from tenants                                                          1,239            (1,239) (B)              --
Deferred financing costs                                                  3,018            (3,018) (B)              --
Deferred leasing costs                                                   16,657           (16,657) (B)              --
Deferred rent receivable                                                 50,084           (50,084) (B)              --
Note receivable                                                             271              (271) (B)              --
Other assets                                                                268              (268) (B)              --
                                                                       --------         ---------              -------
Total assets                                                           $462,118         $(450,118)             $12,000
                                                                       ========         =========              =======

Liabilities and member's equity
Liabilities:
  Secured notes                                                         425,000          (425,000) (B)              --
                                                                                          200,000  (A)
                                                                                         (200,000) (C)
  Accounts payable and accrued expenses                                   7,843            (5,843) (B)           2,000
  Unrealized loss on derivatives                                         12,433           (12,433) (B)
  Tenants security deposit, unearned revenue and                          2,887            (2,887) (B)              --
      credit due to tenants
  Dividends payable                                                       3,251            (3,251) (B)
                                                                       --------         ---------
  Total liabilities                                                    $451,414         $(449,414)             $ 2,000
                                                                       ========         =========              =======
Members' Equity
20,000,000 authorized, 13,004,946 outstanding                            10,704          (303,704) (D)          10,000
                                                                                          303,000  (B)
Total Liabilities and Members' Equity                                  $462,118         $(450,118)             $12,000
                                                                       ========         =========              =======

(A) To record receipt of cash in exchange for the $200 million pre-closing loan.

(B)   To record the sale transaction.

(C)   To record repayment of pre-closing loan.

(D)   To record distribution to stockholders.

                         METROPOLIS REALTY HOLDINGS LLC
                           PRO FORMA INCOME STATEMENT
                   FOR THE THREE MONTHS ENDING MARCH 31, 2002

The following unaudited pro forma income statement has been presented as if the 1290 Avenue of Americas property was sold as of March 31, 2002.

                                                     Pro Forma
                                    Historical       Adjustments            Pro Forma
                                    ----------       -----------            ---------
                                                     (unaudited)
REVENUES

Rental Income                        $ 20,749         $(20,749)(E)                 --
Lease termination income                1,309           (1,309)(E)                 --
Miscellaneous income                    1,071           (1,071)(E)                 --
                                     --------         --------               --------
   Total Revenues                      23,129          (23,129)                    --
                                     ========         ========               ========

OPERATING EXPENSES

Real Estate Taxes                       4,495           (4,495)(E)                 --
Operating and maintenance               1,363           (1,363)(E)                 --
Utilities                               1,611           (1,611)(E)                 --
Payroll                                   925             (925)(E)                 --
Management fees                           481             (481)(E)                 --
Professional Fees                         119             (119)(E)                 --
G&A                                        38              (38)(E)                 --
Depreciation and Amortization           2,950           (2,950)(E)                 --
                                     --------         --------               --------
Total Operating Expenses               11,982          (11,982)                    --

OTHER ITEMS

Interest Income                            90              (51)(E)(F)              39
Interest Expense                      (10,046)          10,046 (E)                 --
                                     --------         --------               --------
Total Other Items                      (9,956)           9,995                     39

NET INCOME                              1,191           (1,152)                    39

OTHER COMPREHENSIVE INCOME              5,463           (5,463)(E)                 --
                                     --------         --------               --------
COMPREHENSIVE INCOME                 $ (6,654)        ($ 6,615)              $     39
                                     ========         ========               ========

(E)   To record removal of operations of the 1290 Avenue of Americas property.

(F) To record interest income on cash held for the quarter based on 1.5% average interest rate during the quarter.

                         METROPOLIS REALTY HOLDINGS LLC
                           PRO FORMA INCOME STATEMENT
                                DECEMBER 31, 2001

The following unaudited pro forma income statement has been presented as if the property was sold as of December 31, 2001.

                                                     Pro Forma
                                    Historical       Adjustments         Pro Forma
                                    ----------       -----------         ---------
                                       000s             000s                000s
REVENUES

Rental Income                        $ 86,165         (86,165)(E)            --
Operating escalation income             4,865          (4,865)(E)            --
Miscellaneous income                    2,936          (2,936)(E)            --
                                     --------         -------               ---
   Total Revenues                      93,966         (93,966)               --
                                     ========         =======               ===

OPERATING EXPENSES

Real Estate Taxes                      17,821         (17,821)(E)            --
Operating and maintenance               5,518          (5,518)(E)            --
Utilities                               9,450          (9,450)(E)            --
Payroll                                 3,480          (3,480)(E)            --
Management fees                         1,820          (1,820)(E)            --
Professional Fees                         524            (524)(E)            --
G&A                                       328            (328)(E)            --
Bad debt expense                        1,301          (1,301)(E)            --
Depreciation and Amortization          11,981         (11,981)(E)            --
                                     --------         -------               ---
Total Operating Expenses               52,223         (52,223)               --

OTHER ITEMS

Interest Income                           973            (723)(E)(F)        250
Interest Expense                      (41,400)         41,400 (E)            --
                                     --------         -------               ---
Total Other Items                     (40,427)         40,677               250

GAIN ON REPURCHASE OF
   MINORITY INTEREST                   13,009         (13,009)(E)            --
                                     --------         -------               ---
NET INCOME                             14,325         (14,075)              250

OTHER COMPREHENSIVE LOSS              (17,897)        17,897 (E)             --
                                     --------         -------               ---

COMPREHENSIVE LOSS                     (3,572)          3,822               250
                                     ========         =======               ===

(E)   To record removal of operations of 1290 Avenue of Americas property.

(F) To record interest income on cash held for the year based on 2.5% average interest rate.

                                  RISK FACTORS

In addition to other information in this joint information statement--prospectus, the following risks should be considered by you in deciding whether to vote for the approval and adoption of the sale transaction and merger.

If Holdings settles or satisfies any indemnification claims made by Purchaser, pays post-closing costs associated with the sale transaction, or pays professional fees and other expenses, there may be less than $12 million to distribute to the holders of limited liability company units after the end of the indemnification period.

      Under the terms of our purchase agreement with Purchaser, we have agreed to indemnify Purchaser for the breach of certain of our representations and warranties that are contained in the purchase agreement up to a maximum amount of $10 million, less any post-closing costs that we may be required to pay under the purchase agreement as a result of the sale transaction. The date upon which these indemnification obligations must be asserted is December 30, 2002. Since we are liquidating following the sale transaction, we will not have any operating income from which to settle and/or satisfy any such indemnification claims.

      Accordingly, in order to ensure that there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period, Holdings, as our successor entity in the merger, will retain $10 million of the net sale proceeds that is distributed to it by us on the closing date of the sale transaction. Other than its ownership of approximately 99.9% of the shares of common stock in the Company, this $10 million holdback amount, the $2 million cash reserve amount, plus the interest earned thereon, will be Holdings' sole asset following the closing of the sale transaction.

      This $10 million holdback amount will be used to settle and/or satisfy any indemnification claims asserted by Purchaser on or prior to December 30, 2002, and to pay any post-closing costs under the purchase agreement that we may be required to pay as a result of the sale transaction. The amount, if any, of these post-closing costs are uncertain, but generally relate to allocations of rent and other apportionments described under the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Apportionments." We will not know the amount of these costs, if any, until following the closing of the sale transaction. We have also determined to have Holdings retain a $2 million cash reserve amount in order to satisfy any additional costs and expenses that may arise that are unrelated to the sale transaction, such as professional fees, including legal and accounting.

      Following the expiration of the indemnification period, Holdings will distribute the remaining portion of the $10 million holdback amount and the $2 million cash reserve amount pro rata to the holders of Holdings limited liability company units. Because we do not know if Purchaser will make any valid indemnification claims, and if such claims are made, what the magnitude of these claims will be, there can be no assurance that the $10 million holdback amount, or any portion thereof, will be remaining after the satisfaction or settlement of any claims to distribute to the members of holders of Holdings limited liability units. Additionally, we do know that Holdings will incur some fees and expenses, but we are uncertain as to the amount of fees and expenses that Holdings will incur during the indemnification period. Accordingly, there can be no assurance that that $2 million reserve amount, or any portion thereof, will be remaining at the end of the indemnification period.

There will not be a market for the limited liability company units to be issued by Holdings in the merger.

            The limited liability company units that you will receive in the merger will not be traded on any established trading market or national exchange and no market of this type is expected to develop. As a result, there will be limited information available regarding the prevailing market prices for the limited liability company units. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings."

Holdings has a lack of operating history.

            Holdings is a newly formed company without any operating history. Following the closing of the merger and sale transaction, Holdings will not generate any income other than interest earned on the $10 million holdback amount and $2 million cash reserve amount, and will not conduct and does not intend to conduct any business or operations, other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement, to pay any post-closing costs that we may be required to pay under the purchase agreement, and our compliance with federal and state securities laws.

Holdings will have no assets other than the $10 million holdback amount and $2 million cash reserve amount following distribution of the net sale transaction proceeds to its holders of limited liability company units.

            Following the merger and sale transaction, Holdings' only assets will be $10 million in cash (and the interest earned thereon), subject to Purchaser's indemnification claims and the payment by us of costs and expenses associated with the sale transaction, and a $2 million cash reserve amount (and the interest earned thereon).

If our estimated adjustments to the sale transaction proceeds are inaccurate, there may be less than $295 million or $22.75 per limited liability company unit to distribute.

            Based on our good faith estimates, we believe that there will be approximately $295 million or $22.75 per limited liability company unit will be distributed by Holdings to its members following the closing of the sale transaction. However, our estimates may be inaccurate, particularly with respect to our swap agreement termination costs, which are difficult to estimate because any amount that we will have to pay is tied to the specific date the swap agreement is terminated and the interest rate on the date of its termination. Since we will only terminate the swap agreement several days in advance of the closing of the sale transaction, it is possible that the closing date will be delayed for unforseen reasons or that interest rates may be different on the termination date of the swap agreement. In addition, the other amounts that we have estimated as set forth in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", may also be inaccurate. Accordingly, there is no assurance that you will receive exactly $22.75 for each limited liability company unit that you receive in the merger, and you may receive less than that amount.

You may continue to hold limited liability company interests in Holdings after the time in which it ceases to be a reporting company under the Exchange Act.

            Although Holdings will initially be a reporting company under the Exchange Act, beginning in _______, 2003, Holdings may no longer be required to comply with such reporting requirements if it does not meet the asset and stockholder requirements of the Exchange Act. Although the indemnification period expires on December 30, 2002, Holdings will retain cash after such date in an amount sufficient to satisfy outstanding indemnification claims, if any, asserted by Purchaser prior to such time. Until resolution of all such claims, Holdings cannot distribute all of its assets or liquidate. Accordingly, you may continue to hold limited liability company interests in Holdings after the time in which it ceases to be a reporting company under the Exchange Act.

                                   PROPOSAL 1

                              THE SALE TRANSACTION

Background to the Sale Transaction

            The chronology of events and actions of the Board of Directors and the Special Committee leading to the proposed Sale Transaction are outlined below. Each meeting of the Board of Directors or the Special Committee, as the case may be, was attended by at least a majority of the Directors who are members of the respective body. Certain of the Board of Directors or Special Committee meetings, as the case may be, were also attended by key executive officers of the Company and the Company's and Special Committee's outside advisors, including its financial advisor and respective legal counsel.

            In June 1998, the Board of Directors approved the retention of Victor Capital Group and Eastdil Realty Company ("Eastdil," and together with Victor Capital Group, the "Representatives") to explore strategic alternatives for the Company, including a possible sale of the Company's interests in the 1290 Property and another property that the Company then owned at 237 Park Avenue, New York, New York (the "237 Property"). The Company received approximately eight bids, certain of which were offers to purchase both properties and certain of which related to only one of the properties. In November 1998, the Board of Directors determined that it was not in the best interests of the Company or its stockholders to pursue the offers received up to that time, but that the Company would continue to explore strategic alternatives as appropriate.

            In July 1999, the Board of Directors again approved the retention of the Representatives to explore strategic alternatives for the Company, including a possible sale of the Company's interests in the 237 Property. The Representatives commenced formal marketing of the 237 Property on or about July 20, 1999. During September and early October of 1999, the Company and 237 Park Investors, L.L.C. negotiated a definitive purchase agreement, which was approved by the Company's Board of Directors in October 1999 and by the Company's stockholders on November 19, 1999. The sale of the 237 Property was consummated on November 22, 1999.

            On November 4, 1999, the Board of Directors approved the refinancing of the then existing mortgage indebtedness encumbering the 1290 Property. In connection with this refinancing, the Board of Directors authorized, and the Company declared, a special dividend of $15.00 per share, which was paid on December 27, 1999 to Company stockholders of record as of December 23, 1999.

            After December 1999, the Board of Directors periodically reviewed various strategic alternatives with respect to the Company's remaining asset, the 1290 Property. During late 2000 and 2001, the Board of Directors authorized the Company to enter into confidentiality agreements in connection with proposals to acquire the 1290 Property from four potential buyers. None of these preliminary discussions resulted in a proposal that the Board of Directors determined to be in the best interests of the Company and its stockholders.

            On December 13, 2001, the Company received an unsolicited letter from Jamestown notifying the Company that Jamestown was prepared to offer a purchase price of $700 million for the 1290 Property (the "Initial Offer").

            On December 14, 2001, the Company's Board of Directors held its annual meeting, and at such meeting the Initial Offer was discussed. At that meeting, although the Board of Directors considered the existing proposal inadequate, the Board of Directors authorized the officers of the Company to pursue discussions with Purchaser regarding their interest in purchasing the 1290 Property.

            During the months of December 2001 and January 2002, the officers of the Company and Purchaser negotiated and discussed the business terms with respect to a possible sale of the 1290 Property. During this time, the proposed purchase price was increased to $725 million.

            On February 4, 2002, the Company's Board of Directors held a meeting to discuss the proposed terms of the revised offer, consisting of a purchase price of $725 million (the "Revised Offer"). The officers of the Company provided the members of the Board of Directors with a memorandum and term sheet outlining the proposed Revised Offer. The members of the Company's Board of Directors that are affiliated with Apollo Real Estate Investment Fund, L.P., a Delaware limited partnership ("AREIF") notified the Board at this meeting that AREIF may have interests in the Sale Transaction that are in addition to AREIF's interests as a stockholder of the Company. Following such discussion, at this meeting a Special Committee of the Board of Directors was formed comprised of non-AREIF affiliated directors. The Special Committee was initially composed of David Roberts, John R. Klopp, David A. Strumwasser and Russel S. Bernard. The Special Committee was formed for the following purposes: (a) to explore the proposed transaction with Purchaser; (b) if the Special Committee deemed it appropriate, to approve and recommend to the Board of Directors, subject to stockholder approval, the Sale Transaction, which approval would be based upon, among other things, the Special Committee's consideration and evaluation of the terms and fairness of the Sale Transaction; and (c) to consider the terms and conditions of any alternatives to the Sale Transaction. At such meeting, the Special Committee was also authorized to retain a financial advisor to, among other things, provide an opinion as to the fairness from a financial point of view of the terms of the Sale Transaction to the Company and its stockholders.

            On February 18, 2002, February 20, 2002, February 28, 2002, and March 8, 2002, the Special Committee met to review the status of negotiations with Purchaser with respect to the 1290 Property and to consider several candidates for retention by the Special Committee as a financial advisor in connection with the Sale Transaction or any other proposal. At several of these meetings, the Special Committee also reviewed the condition of the New York City real estate market generally, and the impact that market conditions, in light of the events of September 11, 2001, would have on financing a proposed acquisition of the 1290 Property.

            During the months of February, March and April 2002, officers of the Company and Purchaser continued negotiations of a definitive agreement.

            On March 21, 2002, the Special Committee met to review the status of negotiations with Purchaser and the anticipated time frame for Purchaser's delivery of satisfactory evidence of its financing commitment. The Special Committee noted in its discussions that the real estate trade press in New York City was reporting that the Company was in negotiations with Purchaser regarding the possible sale of the 1290 Property and speculated as to the amount of the purchase price. The Special Committee approved and authorized the Company to enter into an Exclusivity Agreement with Purchaser, pursuant to which the Company agreed not to solicit offers or negotiate with any third party relating to the acquisition of the 1290 Property, or of the assets or stock of the Company, until April 5, 2002, the date on which the Exclusivity Agreement expired.

            On April 11, 2002, the Company received separate expressions of interest from two real estate investment companies (the "Preliminary Bidders") in acquiring the 1290 Property. On the same date, the Company entered into separate confidentiality letters with these two companies and delivered information concerning the Company to each Preliminary Bidder.

            On April 12, 2002, the Special Committee met to consider approval of the proposed Purchase Agreement between Purchaser and 1290 Partners, a wholly-owned subsidiary of the Company (the "Original Purchase Agreement"), which provided for, among other things, a purchase price of $725 million which included an earnest money deposit of $5 million which was to increase to $20 million as provided below, and was subject to several conditions, which are discussed more fully below. At this meeting, the Special Committee also reviewed the indications of interest from the Preliminary Bidders in acquiring the 1290 Property and considered various alternatives in responding to them, while continuing to move forward in reaching a definitive agreement with Purchaser. The Special Committee also considered, among other things, the status of the New York City real estate market, and the likelihood of receiving additional competitive proposals to acquire the 1290 Property. At this meeting, the Special Committee authorized and approved the retention of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") as a financial advisor in connection with the Sale Transaction or any other proposal relating to the 1290 Property, including any proposal from a Preliminary Bidder.

            On April 16, 2002, the Special Committee met to again consider authorizing the Company to enter into the Original Purchase Agreement. After careful consideration of, among other factors, (a) the proposed Sale Transaction; (b) all of the conditions which would be required to be met before the Original Purchase Agreement became binding on the Company, which are discussed more fully below; (c) the expressions of interest from the Preliminary Bidders; and (d) past efforts to market the 1290 Property and the current information in the marketplace with respect to the Sale Transaction, the Special Committee authorized the Company to cause 1290 Partners to enter into the Original Purchase Agreement.

            Following the Special Committee's meeting on April 16, 2002, Purchaser and 1290 Partners entered into the Original Purchase Agreement later the same day. The Original Purchase Agreement provided for a $10 million reduction of the purchase price in exchange for the assumption by Purchaser of certain identified tenant improvements and leasing commissions totaling approximately $10 million. The Original Purchase Agreement also provided for a three week period (until May 8, 2002) during which the Company was permitted to negotiate with, and deliver nonpublic information to, any prospective purchasers of the 1290 Property submitting unsolicited offers, including the Preliminary Bidders until such time as certain conditions were satisfied or waived. The Original Purchase Agreement was subject to several conditions before such time as the Purchase Agreement would be binding and effective as against either the Company and Purchaser. These conditions included, among others, (a) Purchaser's satisfactory completion of its due diligence; (b) receipt by the Company of a commitment letter from Purchaser's lenders satisfactory to the Company ("Debt Commitment Letter"); (c) receipt by the Company of an opinion from Houlihan Lokey, its financial advisor, that the consideration paid by Purchaser in the Sale Transaction is fair from a financial point of view; and (d) the additional earnest money deposit of $15 million by Purchaser. The Original Purchase Agreement also provided that the Company could enter into negotiations with and provide information to the two Preliminary Bidders and any other unsolicited bidder. The Original Purchase Agreement further provided that, if the Company determined to terminate the Agreement on or prior to May 8, 2002 and instead pursue a transaction with another purchaser, including either of the Preliminary Bidders, the Company would not be required to pay the Break Up Fee (as defined in the Original Purchase Agreement).

            On April 17, 2002, the Company issued a press release announcing the execution of the Original Purchase Agreement. Later that same day, the Company requested that the two Preliminary Bidders submit preliminary proposals to the Company on April 19, 2002, and final proposals on April 24, 2002.

            On April 19, 2002, the Company received a preliminary written proposal from one of the Preliminary Bidders (the "Interested Bidder") to purchase the 1290 Property for a purchase price of $740 million (the "Initial Unsolicited Proposal"), plus the assumption of certain identified tenant improvements and leasing commissions in an amount equal to approximately $11 million. On the same date, the other Preliminary Bidder notified the Company in writing that it would not submit any preliminary proposal to the Company, but that it expected to submit a final bid on April 24, 2002. Later that day, the Company, in accordance with the terms of the Original Purchase Agreement, notified Purchaser orally and in writing of the Initial Unsolicited Proposal.

            On April 24, 2002, the Company received a letter from the Interested Bidder confirming its offer to purchase the 1290 Property consistent with the terms of the Initial Unsolicited Proposal, and increasing the amount of earnest money deposit from $10 million to $25 million. On the same date, the Company received notice from the other Preliminary Bidder that it would not proceed with a proposal. Later that day, the Company, in accordance with the terms of the Original Purchase Agreement notified Purchaser orally and in writing of the terms of the letter that it had received earlier that day from the Interested Bidder.

            On April 25, 2002, the Special Committee met to consider the Initial Unsolicited Proposal. At this meeting Mr. Klopp resigned from the Special Committee in order to avoid any appearance of a conflict of interest that may have arisen because an affiliate of the Interested Bidder may also have been considered an affiliate of Capital Trust, of which Mr. Klopp is the Chief Executive Officer. After consideration of various factors, including (a) the superior price of the Initial Unsolicited Proposal; (b) the Interested Bidder's indication that its proposal was not subject to any financing contingency; and
(c) other potential benefits associated with an alternative transaction structure, the Special Committee determined that the Company should pursue a definitive agreement with the Interested Bidder, while at the same time encouraging further discussions with Purchaser.

            During the period from April 24, 2002 until May 2, 2002, the Company negotiated the terms of a purchase and sale agreement with the Interested Bidder.

            On May 3, 2002, the Company received a letter from the Interested Bidder with an attached purchase and sale agreement executed by the Interested Bidder (the "Interested Bidder Purchase Agreement") stating that the Interested Bidder was prepared to execute the attached draft and confirming its commitment to purchase the 1290 Property for $740 million. Later that day, the Company, in accordance with the terms of the Original Purchase Agreement notified Purchaser orally and in writing of the terms of the letter and the material terms of the Interested Bidder Purchase Agreement that it had received earlier that day from the Interested Bidder.

            On May 6, 2002, the Company received a written offer from Purchaser to purchase the 1290 Property at a purchase price of $741 million and notification that Purchaser was prepared to enter into a purchase and sale agreement on the same terms as the Interested Bidder Purchase Agreement Purchase Agreement ("Purchaser's Revised Offer"). Also on May 6, 2002, the Company received (A) written notice from the escrow agent that Purchaser had delivered additional funds to the Escrow Account in the amount of $20 million, increasing Purchaser's earnest money deposit to $25 million in the aggregate, and (B) from Purchaser a copy of an executed Debt Commitment Letter by Morgan Stanley Dean Witter Mortgage Capital Inc. Later that day, the Special Committee met to review the recent developments in the negotiations and discussions with both Purchaser and the Interested Bidder. Following the Special

Committee's meeting, the Company received a revised written proposal from the Interested Bidder increasing its proposal to purchase the 1290 Property to $745 million and stating that such proposal was the Interested Bidder's "best and final offer" (the "Final Unsolicited Offer"). Later that day, the Company, in accordance with the terms of the Original Purchase Agreement, notified Purchaser orally and in writing of the Final Unsolicited Offer.

            On May 7, 2002, the Company received a revised written proposal from Purchaser increasing its offer to purchase the 1290 Property to $745.5 million (the "Final Purchaser Offer") and a draft of the Purchase Agreement reflecting substantially the same terms and conditions as the Interested Bidder Purchase Agreement. The Special Committee met later that day to discuss and consider the Final Unsolicited Offer and the Final Purchaser Offer. At this meeting, members of Houlihan Lokey delivered their opinion to the Special Committee that the consideration to be received by the Company in connection with the Final Purchaser Offer is fair from a financial point of view; and that the Sale Transaction is fair, from a financial point of view, to the Company's stockholders who are not affiliated with AREIF. A copy of such fairness opinion is attached hereto as Annex A. At this meeting, after discussion and further analysis, the Special Committee unanimously decided to accept the Final Purchaser Offer and approve the amended and restated Purchase Agreement and the transactions contemplated thereby, and unanimously recommended to the Board of Directors that the Sale Transaction pursuant to the restated Purchase Agreement be approved and submitted to the Company's stockholders. The members of the Company's Board of Directors who did not recuse themselves unanimously approved the Sale Transaction pursuant to the terms and conditions set forth in the restated Purchase Agreement and recommended that the Sale Transaction be submitted to the Company's stockholders for their consideration. Following the Special Committee's meeting and Board of Director action, the Company and Purchaser entered into the amended and restated Purchase Agreement. A copy of the amended and restated Purchase Agreement is attached hereto as Annex B. Later that day, the Company issued a press release announcing the execution of the amended and restated Purchase Agreement and the revised purchase price.

Recommendation of the Special Committee, Reasons for the Proposed Sale
Transaction

            The Special Committee believes that the Sale Transaction is in the stockholders' and the Company's best interests. Accordingly, the Special Committee and the Board of Directors have approved the Sale Transaction. In reaching its decision, the Special Committee consulted with the Company's management and Houlihan Lokey, as well as its legal and accounting advisors and considered a variety of factors, including the following:

            o Current economic and real estate market conditions relating to the 1290 Property;

            o     The financial attributes of the 1290 Property;

            o The proposed terms and structure of the Sale Transaction, including the terms of the Purchase Agreement;

            o The Special Committee's consideration of alternatives to the proposed Sale Transaction, including that, given the size of the 1290 Property, the universe of qualified buyers was limited;

            o The presentation of Houlihan Lokey at the May 7, 2002 Special Committee meeting and the opinion of Houlihan Lokey to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received by the Company in connection with the Sale Transaction is fair from a financial point of view; and the Sale Transaction is fair, from a financial point of view, to the Company's stockholders who are not affiliated with AREIF. The full text of Houlihan Lokey's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey, is attached hereto as Annex A. See "- Opinion of Houlihan Lokey";

            o Both the Interested Bidder and Purchaser had an opportunity to submit several bids to the Special Committee and the Final Purchaser Offer was the product of an active bidding procedure between two qualified purchasers;

            o On May 6, 2002, Purchaser had made an earnest money deposit of $25 million into the Escrow Account; and

            o On May 6, 2002, Purchaser had delivered to the Company a copy of the Debt Commitment Letter and evidence of its bridge financing, and that the terms of such Debt Commitment Letter and bridge financing were satisfactory to the Special Committee.

            In reaching its decision to approve the Sale Transaction and recommend that the Company's stockholders vote for the Sale Transaction, the Special Committee also considered the following potentially negative factors:

            o A more favorable transaction might be available from a third-party purchaser of the 1290 Property in the future;

            o     The Sale Transaction is taxable to the Company's stockholders;
                  and

            o That some members of the Company's management and Board of Directors have interests in the Sale Transaction that are in addition to and not necessarily aligned with the interests in the Sale Transaction of Company stockholders generally. See "PROPOSAL 1 - THE SALE TRANSACTION; Interest of Certain Persons in the Sale Transaction" and "Security Ownership of Certain Beneficial Owners and Management."

            In view of the wide array of factors considered in connection with its evaluation of the proposed Sale Transaction, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Vote Required

            In order to effect the Sale Transaction, the Company is required to obtain the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares of Common Stock. Seven of the Company's largest stockholders, representing 10.3 million shares of Common Stock (approximately 79% of the outstanding shares of Common Stock), have entered into Voting Agreements with Purchaser to vote their shares in favor of the Sale Transaction at the Special Meeting. Accordingly, the approval of the Sale Transaction is assured without the vote of any other stockholder. See "-- Description of Voting Agreement."

            Of the Company's 13,004,946 shares of Common Stock issued and outstanding, approximately 8,658,193 shares are held by affiliates of the Company and approximately 4,346,753 shares are held by non-affiliates.

Opinion of Houlihan Lokey

            The Special Committee retained Houlihan Lokey to render an opinion that the consideration to be received by the Company in connection with the Sale Transaction is fair to the Company from a financial point of view and the Sale Transaction is fair, from a financial point of view, to our stockholders who are not affiliated with AREIF.

            The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions, especially with respect to real estate holding and real estate services companies. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

            As compensation to Houlihan Lokey for its services in connection with the transaction, the Company agreed to pay Houlihan Lokey an aggregate fee that will be between $300,000 and $450,000 in addition to Houlihan Lokey's expenses (not to exceed $20,000) and legal fees (not to exceed $10,000) in connection therewith. The actual fee earned by Houlihan Lokey will depend, in part, upon the amount of time the Company is in existence following the closing of the Sale Transaction. No portion of Houlihan Lokey's fee is contingent upon the conclusions reached in the Houlihan Lokey opinion. The Company also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey.

            In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

      1. reviewed the Company's audited financial data for the years ended December 31, 1999, 2000 and 2001;

      2. reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the Commission;

      3. reviewed the 1290 Property's 2002 Operating Budget, including (i) monthly and year ended detailed projected revenues and expenses for the period ended December 31, 2002, (ii) the rent roll for the 1290 Property, and (iii) the Marketing Plan for the 1290 Property;

      4. met with representatives of the 1290 Property's asset manager ("Asset Manger") and officers of the Company;

      5. conducted a site-visit of the 1290 Property, meeting with representatives of the Company's property manager, Tishman Speyer Properties, L.P.;

      6. reviewed the cash flow projections, prepared by the Asset Manager for the 1290 Property through December 31, 2013 (the "Projections");

      7. reviewed the Agreement of Limited Partnership of Purchaser, dated as of April 16, 2002;

      8. reviewed the Purchase Agreement, dated April 16, 2002, between 1290 Partners, L.P. and Purchaser;

      9. reviewed the acquisition proposal from the Interested Bidder, dated April 19, 2002;

      10. reviewed a draft dated April 29, 2002 of a Purchase Agreement between the Company and the Interested Bidder (which Houlihan Lokey understood is substantially the same agreement that would constitute the purchase agreement for the Sale Transaction);

      11. reviewed correspondence from the Interested Bidder to the Company dated May 6, 2002;

      12. reviewed correspondence from Purchaser to the Company dated May 6, 2002 and May 7, 2002;

      13. reviewed a Marketing Status Report, dated August 10, 1998, prepared by Eastdil which summarizes the history of contact and interest by potential acquirors of the 1290 Property during the 1998 marketing process by the Representatives; and

      14. conducted other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

      Analyses

            Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by the Company in connection with the sale of the 1290 Property. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex A to this joint information statement--prospectus. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

            Houlihan Lokey's analyses of the 1290 Property and the Sale Transaction included (i) a review of the process preceding the Sale Transaction,
(ii) an analysis to determine the estimated fair market value of the 1290 Property, (iii) a comparison of (a) the estimated fair market value of the 1290 Property and (b) the consideration to be received by the Company in connection with the Sale Transaction; and (iv) an evaluation of the opportunity for certain stockholders of the Company to reinvest in Purchaser a portion of the stockholder's consideration to be received in the Sale Transaction (the "Reinvestment Opportunity").

     Process Review

            Houlihan Lokey noted that though the 1290 Property was not formally listed for sale, the 1290 Property was listed in 1998 and many potential buyers were familiar with the 1290 Property and the desire for the Company to sell the 1290 Property. Further, Houlihan Lokey noted that informal discussions were conducted with several potential buyers during 2001. Furthermore, Houlihan Lokey noted that in April 2002 several real estate industry articles and the financial press suggested that the Company was seeking to sell and was in the process of selling the 1290 Property. An April 17, 2002 press release regarding the sale of the 1290 Property to Purchaser also provided any potential buyers with information regarding the Company's intention to sell the 1290 Property.

            With respect to the 1290 Property and the marketability thereof, Houlihan Lokey noted that the 1290 Property is very large, which limits the number of qualified potential buyers. The property also has a key tenant whose lease provides for rental rates that are at less than prevailing market rates. Houlihan Lokey noted that the 1290 Property's primary tenant, who would be a qualified buyer of the 1290 Property, was also contacted at various times regarding an acquisition of the 1290 Property.

            Houlihan Lokey noted that the Sale Transaction was the result of the Company's negotiations with Purchaser, the Interested Bidder and a third qualified potential buyer who declined to provide an offer after indicating some interest in the 1290 Property.

      Estimation of Fair Market Value

            Houlihan Lokey performed the following analyses in order to determine the estimated fair market value of the 1290 Property:

o Direct Capitalization Approach: In conducting the direct capitalization rate approach, Houlihan

      Lokey applied a capitalization rate to the 1290 Property's net operating income for the calendar year 2001 and the forecasted calendar year 2002. Houlihan Lokey arrived at the property level historical net operating income from analyzing the public filings of the Company and was provided by the Company with the projected financial information to determine the forecasted net operating income. To determine appropriate capitalization rates to apply to the 1290 Property's net operating income, Houlihan Lokey reviewed the capitalization rates exhibited in recent comparable transactions (including transactions involving office buildings in the mid-town New York market), Market Monitor, Fourth Quarter 2001 and statistics published in PriceWaterhouseCoopers Korpacz Real Estate Investors Survey, First Quarter 2002. In its consideration of the appropriate capitalization rate, Houlihan Lokey also noted that the 1290 Property is larger than many of the assets in recent comparable transactions and that the 1290 Property has less retail space than many other similar assets. The results of this analysis provided estimates of the fair market value of the 1290 Property of $655 million to $791 million.

o Discounted Cash Flow Approach: In conducting the discounted cash flow approach, Houlihan Lokey applied a discount rate to the Projections (as provided by the Asset Manager) to arrive at present value of the 1290 Property. Capital Trust provided Houlihan Lokey with the property level projected financial information used to determine the cash flow and net operating income of the 1290 Property. To determine appropriate discount rates to apply, Houlihan Lokey reviewed statistics published in PriceWaterhouseCoopers Korpacz Real Estate Investors Survey, First Quarter 2002. The discount rates used were intended to reflect risks of ownership of the 1290 Property and the associated risks of realizing the stream of projected future cash flows. The results of this analysis provided estimates of the fair market value of the 1290 Property of $639 million to $751 million, with a midpoint of $723 million. Furthermore, sensitivities to the Projections were performed to provide supplemental projections on which to perform discounted cash flow analyses. Such sensitivities involved changes to the assumed rental rates and changes to the assumed tenant lease renewal that are inherent in the Projections. The discounted cash flow analyses performed on the alternative, sensitized projections resulted in estimates of the fair market value of the 1290 Property of $648 million to $837 million, with a midpoint of $695 million.

o Price Per Square Foot Approach: In conducting the price per square foot approach, Houlihan Lokey applied a price per square foot to the 1290 Property's Net Rentable Square Feet to arrive at an indicated value. To determine an appropriate price per square foot to assign to the 1290 Property, Houlihan Lokey reviewed the price per square foot indications exhibited in recent comparable transactions (including transactions involving office buildings in the mid-town New York market), current comparable property offerings and Cushman & Wakefield's summary of Class A Midtown Manhattan Office Sales activity for 2001. In its consideration of the appropriate price per square foot, Houlihan Lokey also noted that the 1290 Property is larger than many of the assets in recent comparable transactions and that the 1290 Property has less retail space than many other similar assets. This analysis resulted in estimates of the fair market value of the 1290 Property of $690 million to $740 million, with a midpoint of $715 million. In performing its Direct Capitalization Approach and its Price Per Square Foot Approach, Houlihan Lokey considered that the sale and transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company, asset, or transaction used in the analysis described above was directly comparable to the 1290 Property. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of capitalization rates and price per square foot paid for other office properties.

o Comparison of the Estimated Fair Market Value of the 1290 Property with Sale Transaction Consideration: Houlihan Lokey - understands that the purchase price for 1290 Property is $745.5 million, payable in cash to the Company. Houlihan Lokey noted that the consideration of $745.5 million in cash is above the midpoint of all of the estimates of fair market value resulting from the valuation methodologies described above.

o Evaluation of the Reinvestment Opportunity: In evaluating the Reinvestment Opportunity, Houlihan Lokey noted that, based on the analyses described above, the consideration to be paid to the Company ($745.5 million) in exchange for the 1290 Property is above the midpoint of all the estimates of the fair market value of the 1290 Property and therefore the buyer of the 1290 Property (Purchaser) is not buying the asset at less than fair market value. As such, any of the Company's stockholders who also participate as a buyer through the Reinvestment Opportunity will be buying the 1290 Property at approximately fair market value, and not at a bargain purchase. In addition, Houlihan Lokey understands that the Reinvestment Opportunity is being provided, on a pro-rata basis, to all stockholders who are accredited investors under the federal securities laws.

      Conclusion

            Houlihan Lokey delivered its written opinion dated May 7, 2002 to the Special Committee stating that, as of that date, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the consideration to be received by the Company in connection with the Sale Transaction is fair to the Company from a financial point of view; and the Sale Transaction is fair, from a financial point of view, to the Company's stockholders who are not affiliated with AREIF.

            As a matter of course, the Company does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by the Asset Manager on behalf of the Company. The financial projections were prepared under market conditions as they existed as of approximately December 2001 and the Company does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the Sale Transaction. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the 1290 Property and the Company, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results, and readers of this joint information statement--prospectus are cautioned not to place undue reliance on such financial projections.

            In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of May 7, 2002. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification that the accuracy and completeness of the financial and other information provided to Houlihan Lokey, including the financial projections, was reasonably prepared and reflects the best currently available estimates of the financial results and condition of the 1290 Property and therefore the Company; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company or the 1290 Property and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of the Company other than the 1290 Property.

            Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the Sale Transaction or the Merger (ii) the realizable value of the Common Stock or the prices at which the Common Stock or LLC Units may trade in the future following the Sale Transaction; (iii) whether any stockholder of the Company should choose to reinvest in Purchaser through the Reinvestment Opportunity; and (iv) the fairness of any aspect of the transactions not expressly addressed in its fairness opinion.

            The Houlihan Lokey opinion does not address the underlying business decision to effect the transactions, nor does it constitute a recommendation to any stockholder as to how they should vote at the Special Meeting. Houlihan Lokey has no obligation to update the Houlihan Lokey opinion. Houlihan Lokey did not, and was not requested by the Company or any other person to, solicit third party indications of interest in acquiring all or any part of the Company or the 1290 Property or to make any recommendations as to the form or amount of consideration in connection with the Sale Transaction or any other matters not specifically set forth in its fairness opinion. Furthermore, at the request of the Special Committee, Houlihan Lokey has not negotiated any portion of the Sale Transaction or advised the Special Committee with respect to alternatives to it.

            The summary set forth above describes the material points of a more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to the Company, the 1290 Property, the Sale Transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of the Company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

            The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this joint information statement--prospectus as Annex A and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this joint information statement--prospectus is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey's opinion in its entirety.

Parties to the Sale Transaction

            The Company. The Company's principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of the Company at this location is (212) 655-0220. The Company's principal asset consists of its general and limited partnership interests in 1290 Partners, through which the Company owns the 1290 Property. The Company's principal business objective is to operate the 1290 Property in a manner that will maximize the revenues and value of the 1290 Property and in turn maximize funds from operations and stockholder value. For more information about the Company, see "PROPOSAL 2 - THE MERGER; Parties to the Merger; The Company."

            1290 Partners, L.P. 1290 Partners is an indirect subsidiary of the Company. The Company is its sole limited partner. The Company also indirectly holds the sole general partnership interest in 1290 Partners through 1290 GP Corp., a Delaware corporation. The principal executive offices of 1290 Partners are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of 1290 Partners at this location is (212) 655-0220. 1290 Partners' principal business is to hold title to the 1290 Property.

            Purchaser. Purchaser is a newly-formed Delaware limited partnership without any operational history. Purchaser's limited partners are Jamestown 1290 Partners, a Georgia general partnership ("Jamestown 1290"), and AP-1290 Partners LLC ("AP-1290"). Purchaser's general partner is JT 1290 Corp., a Georgia corporation. The principal executive offices of Purchaser are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and the telephone number of Purchaser at this location is (770) 805-1000. Purchaser was formed for the purpose of effecting the transactions contemplated by the proposed Sale Transaction. As of the date hereof, Purchaser has not conducted any business other than in connection with the Sale Transaction and the transactions contemplated thereby. For more information about Purchaser, see "Summary Term Sheet--Parties to the Sale Transaction."

Material U.S. Federal Income Tax Consequences of the Sale Transaction and Liquidation of the Company

            The following summary of the anticipated material U.S. federal income tax consequences to the Company and its stockholders of the proposed Merger and Sale Transaction is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed Merger and Sale Transaction and liquidation of the Company ("Liquidation"). This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions and should be read in conjunction with "PROPOSAL 2 - THE MERGER; Material Federal Income Tax Consequences." No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful. This summary also does not discuss all of the tax consequences that may be relevant to a particular stockholders or to certain stockholders subject to special treatment under the United States federal income tax laws, such as insurance companies, financial institutions, or tax-exempt or foreign stockholders.

            The Company will recognize a gain on the sale of 1290 Property equal to the excess of the amount realized over its adjusted tax basis in the property. However, because the Company has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, the Company is generally entitled to a dividends paid deduction in an amount equal to the dividends paid during the taxable year. Distributions made in liquidation of a REIT generally will, to the extent of the REIT's accumulated earnings and profits and current earnings and profits (computed without regard to capital losses), be treated as dividends in determining the amount of the dividends paid deduction available. Under a special rule, the Company's earnings and profits for purposes of the dividends paid deduction will be increased by the total amount of gain on the sale or exchange of real property during the taxable year. To the extent the amount of dividends paid deduction available to the Company equals or exceeds the gain recognized by the Company from the Sale Transaction, the Company will not be subject to federal income tax.

            As described under the caption "PROPOSAL 2- THE MERGER; Reasons for Merger", the Company will enter into the Merger to become a subsidiary of Holdings. Holdings will borrow the Pre-Closing Loan from Purchaser or its designee and contribute the Pre-Closing Loan proceeds (the "Pre-Closing Loan Proceeds") to the Company to repay a portion of the Existing Debt held by GE Capital.. See "PROPOSAL 2 - THE MERGER; Certain Material U.S. Federal Income Tax Consequences" for discussion of the U.S. federal income tax consequences of the Merger and the federal income tax classification of the Holdings as a partnership.

            After repayment of the balance of the Existing Debt with the net proceeds of the Sale Transaction, the Company will liquidate and distribute all remaining net Sale Transaction proceeds to Holdings. As a result of the liquidating distribution, the Company should be entitled to a dividends paid deduction in an amount at least equal to the gain recognized from the Sale Transaction and should, therefore, not be subject to federal income tax.

            Because Holdings is a partnership for U.S. federal income tax purposes, it is itself not subject to federal income taxation with respect to the gain realized upon receipt of a liquidating distribution from the Company. Instead, each member of Holdings will be required to include its distributive share of gain from the liquidation of the Company based on the allocation provisions in the operating agreement of Holdings. The amount of gain reported by Holdings from the liquidation of Holdings will be equal to the excess of the liquidating distribution received over its adjusted tax basis in the Common Stock (which includes the Pre-Closing Loan Proceeds contributed to the capital of the Company).

            Immediately after the liquidation of the Company, Holdings will repay the Pre-Closing Loan and distribute to holders of its limited liability company units (the "LLC Units") all remaining cash proceeds less the $10 million Holdback Amount (as hereinafter defined) and $2 million cash reserved ("Cash Reserve Amount") to pay for any additional expenses Holdings may incur, whether as successor to the Company or otherwise. Gain or loss will be recognized by each member of Holdings in an amount equal to the excess of the amount of cash distribution received (including a deemed cash distribution attributable to the repayment of the Pre-Closing Loan) over such member's tax basis in its LLC Units. Each member's adjusted tax basis in its LLC Units generally will be its adjusted tax basis in the Common Stock immediately prior to the Merger, increased by its allocable share of the Pre-Closing Loan and distributive share of gain from the liquidation of the Company. This gain or loss will be capital in nature and will be long-term capital gain or loss if the member's holding period in the LLC Units (which includes its holding period in the Common Stock surrendered in the Merger) was more than one year. Distributions to members of Holdings attributable to the release of all or any portion of the $10 million Holdback Amount and the $2 million Cash Reserve Amount after the indemnification period has expired generally will be taxable as capital gains to such members to the extent such distributions exceed such members' adjusted tax basis in their LLC Units.

            The discussion above is not a complete analysis or description of all potential federal income tax consequences of the proposed Sale Transaction and Liquidation. You are advised to consult your own tax advisor to determine the U.S. federal, state or local or foreign income tax consequences that are applicable to you in light of your own personal circumstances.

Use of Purchase Price Proceeds

            Purchase Price. The Purchase Price to be paid by Purchaser in the Sale Transaction is $745.5 million, subject to customary prorations. In addition, effective as of the date of the closing of the Sale Transaction (the "Closing Date"), Purchaser has also agreed to assume and become responsible for certain of the Company's tenant improvement obligations and leasing commissions in an aggregate amount of approximately $11.1 million. See "PRO FORMA SOURCES AND USES OF PROCEEDS." See also "--Interests of Certain Persons in the Sale Transaction; AREIF Note."

            Distribution to Stockholders. The Company expects that its net proceeds from the Purchase Price will be approximately $500 million after prepayment of the Existing Debt, the retention of the $10 million Holdback Amount to satisfy indemnification claims and certain post-closing costs, the $2 million Cash Reserve Amount, and the payment of approximately $22.5 million in transfer taxes, and certain other adjustments. As soon as practicable following the Closing Date, this amount will be distributed by the Company to Holdings which in turn will repay the Pre-Closing Loan and distribute the net proceeds of approximately $295 million or $22.75 per LLC Unit to all of the holders of LLC Units on a pro rata basis. Actual distributed amounts, however, may differ. See "Risk Factors."

            Prepayment of Existing Indebtedness and Swap Agreement Termination Costs. The Company intends to use proceeds from the Sale Transaction and the Pre-Closing Loan to repay the Existing Debt and to pay the expenses associated with the termination of that certain ISDA Master Agreement, dated as of December 13, 1999, by and between 1290 Partners and Morgan Stanley Derivative Products, Inc. (the "Swap Agreement"). The current amount of the Existing Debt is $425 million. The current estimated costs of terminating the Swap Agreement as of June 30, 2002 would be approximately $10 million.

            Indemnification Obligations. Under the Purchase Agreement, the Company has agreed to indemnify Purchaser for all claims asserted prior to December 30, 2002 ("Indemnification Period") for the breach of certain of its representations and warranties made in the Purchase Agreement ("Indemnification Obligations"). 1290 Partners' maximum indemnification obligation to Purchaser under the Purchase Agreement is $10 million, less any amounts paid in connection with certain post-closing costs related to the Sale Transaction. See "-- Description of the Purchase Agreement; Indemnification."

            Following the Closing Date, the Company will no longer have any operating income from which to pay the Indemnification Obligations because it will liquidate following the distribution of the net proceeds that it receives in the Sale Transaction to Holdings. In order to satisfy or settle indemnification claims ("Indemnification Claims") made during the Indemnification Period, if any, Holdings will retain $10 million of the Sale Transaction proceeds, less any amounts paid in connection with certain post-closing costs related to the Sale Transaction (the "Holdback Amount"), until the expiration of the Indemnification Period, or if any claims are made by Purchaser on or prior to December 30, 2002, then Holdings will retain, after such date, an amount sufficient to satisfy such claim, until such time as such claim is settled or satisfied. After all Indemnification Claims are settled and/or satisfied, if any amount remains or is not subject to Indemnification Claims, then Holdings will distribute such amount to all of its members in proportion to their respective ownership of LLC Units.

            Cash Reserve Amount. Because Holdings will not have any operating income, and because it will be required to employ legal counsel and independent accountants in order to comply with its obligations under the federal securities laws, the Company has determined that Holdings retain the $2 million Cash Reserve Amount in order to ensure that Holdings will have sufficient capital to pay professional fees and any other fees and expenses it may incur during the Indemnification Period. Upon the distribution of the Holdback Amount to the members of Holdings, Holdings will also distribute to its members on a pro rata basis, the remaining portion of the Cash Reserve Amount.

Regulatory Approvals

      Other than obtaining the requisite vote of the Company's stockholders at the Special Meeting, the filing of this joint information statement--prospectus with the Commission, its distribution in accordance with federal securities laws and Maryland General Corporation Law, and having the registration statement under which this joint information statement--prospectus has been filed with the Commission declared effective, none of the parties is obligated under the Purchase Agreement to comply with any federal or state regulatory requirements in connection with the Sale Transaction.

Interests of Certain Persons in the Sale Transaction

            Apollo Real Estate Advisors, L.P. Some members of the Company's management and Board of Directors are affiliated with Apollo Real Estate Advisors, L.P. ("AREA"), and as a result have interests in the sale transaction that are in addition to their interests as stockholders of the Company. AREA is the general partner of AREIF, which beneficially owns approximately 38% of the outstanding shares of Common Stock. The following is a description of the interests of certain of the Company's stockholders in the Sale Transaction:

      AP-1290 is a Limited Partner of Purchaser. AREIF owns 100% of the limited liability company interests of AP-1290. AP-1290 owns a 22.79% limited partnership interest in Purchaser, entitling it to a subordinated preferred return on its invested capital in Purchaser and 43.75% of any remaining net cash flow from operations. This preferred return is subordinated to the payment of a preferred return to Purchaser's other partners. In connection with any capital transaction by Purchaser, AP-1290 would be entitled to a return of its invested capital and 50% of any net proceeds from such capital transaction. The return of its invested capital is subordinated to the prior return of capital to Purchaser's other partners and the achievement of certain specified distribution thresholds.

      Officers and Directors of the Company. Certain of the Company's existing officers are also partners of AREA and officers of the general partner of AREA. Four of AREA's partners serve on the Company's Board of Directors. These directors are: William L. Mack, Lee S. Neibart, Bruce H. Spector and John R.S. Jacobsson. In addition, Mr. Mack serves as the Company's Chairman, Mr. Neibart serves as the Company's President, and Mr. Jacobsson serves as the Company's Vice President and Secretary. None of these directors or officers served on the special committee that has approved the Sale Transaction.

      Manager of 1290 Property. Purchaser has agreed to appoint 1290 Management L.P. to serve as the manager of the 1290 Property following the closing of the Sale Transaction. 1290 Management is owned 99.9% by the Purchaser and 0.1% by 1290 JT Corp. An affiliate of AREA and Jamestown 1290 Partners have agreed to share on a 50/50 basis a management fee equal to 1.75% of effective gross rents received from the 1290 Property. 1290 Management, however, expects to subcontract some of its management duties to a third party property management firm, and as a result, the compensation that it is entitled to receive as manager of the 1290 Property will be reduced by the amount that it pays to such property management firm. This subcontracted property management fee is expected to be approximately 1.0% of effective gross rents per year.

      Post-Closing Transaction Fee. If the 1290 Property is sold by Purchaser, an affiliate of AREA will be entitled to a sales fee equal to 1.2% of the gross sale price, which is not expected to be consummated until on or after 2009.

      AREIF Note. The Company has agreed to accept a promissory note ("Promissory Note") from AREIF in the amount of up to approximately $77.4 million as a portion of the Purchase Price to be paid by Purchaser in the Sale Transaction. This Promissory Note is secured by shares of Common Stock owned by AREIF and will be repaid from distributions AREIF receives as a holder of LLC Units from the net proceeds of the Sale Transaction. The amount of the net proceeds from the Sale Transaction to be distributed to AREIF as a stockholder of the Company is expected to exceed the amount of the Promissory Note.

     Voting Agreement. AREIF has executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the Sale Transaction and the Merger. See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement"; and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

            Capital Trust. Capital Trust, Inc. ("Capital Trust"), owns approximately 0.2% of the outstanding shares of Common Stock, is the Asset Manager of the 1290 Property, and its Chief Executive Officer, John R. Klopp serves on the Company's Board of Directors. In addition, Mr. Klopp serves as the Company's Vice President and Jeremy FitzGerald, a Managing Director of Capital Trust, serves as the Company's Vice President and Assistant Secretary. Mr. Klopp initially served on the Special Committee that approved the sale transaction and the merger, but later resigned as a member when the Special Committee received and considered an alternative bid from an entity that may be considered to be an affiliate of Capital Trust. [Upon the closing of the Sale Transaction, Capital Trust will be paid a fee in the amount of $______ [characterize rationale for fee]].

Dissenters' Appraisal Rights

            Under Maryland law, you are not entitled to appraisal rights in connection with the approval of the Sale Transaction. Under Maryland law, however, you are entitled to appraisal right in connection with the approval of the Merger. See "PROPOSAL 2 - THE MERGER; Appraisal Rights."

Private Placement by AP-1290

AP-1290 has notified the Company that it intends to offer (the "AP-1290 Offering") to all of the stockholders of the Company who are "accredited investors" (as such term is defined under the rules promulgated under the Securities Act of 1933, as amended) pursuant to a private placement memorandum ("AP-1290 Offering Memorandum"), the right to purchase membership interests in AP-1290 at a price and on the terms to be set forth in the AP-1290 Offering Memorandum. AP-1290 owns a 22.79% limited partnership interest in Purchaser. AP-1290 intends to close the AP-1290 Offering simultaneously with the closing of the Sale Transaction. The terms and conditions of the AP-1290 Offering are subject to the AP-1290 Offering Memorandum. The consummation of the AP-1290 Offering is not a condition to the Merger or Sale Transaction. This is not an offering or solicitation of the securities to be offered in the AP-1290 Offering.

Termination of the Company's Registration under the Securities Exchange Act of 1934

            Following the closing of the Sale Transaction and the Merger, the Company will terminate its registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and accordingly the Company will no longer be required file with the Commission and to deliver to stockholders annual or quarterly reports. However, the issuance of LLC Units that stockholders receive from Holdings in the Merger will be registered under the Securities Act of 1933, as amended, and Holdings will be required to comply with the reporting obligations under the Exchange Act. See "PROPOSAL 2 - THE MERGER; Parties to Merger; Holdings."

                      DESCRIPTION OF THE PURCHASE AGREEMENT

            Although the Company believes that the following summary describes the material terms and conditions of the Purchase Agreement, the summary is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Annex B to this joint information statement--prospectus and is incorporated herein by reference. Capitalized terms which are not otherwise defined in this summary have the meaning set forth in the Purchase Agreement.

Purchase Price

            Purchaser has agreed to purchase the 1290 Property for $745.5 million. In addition, Purchaser has agreed to assume and become responsible for certain of the Company's tenant improvement obligations and leasing commissions in an amount equal to approximately $11.1 million.

            Pursuant to the Purchase Agreement, Purchaser has made an earnest money deposit of $25 million with Fidelity National Title Insurance Company, Atlanta Office, as escrow agent (the "Escrow Agent"). The earnest money deposit, together with any additions thereto made by Purchaser in accordance with the terms of the Purchase Agreement, and all interest accrued thereon is hereinafter referred to herein as, the "Deposit".

Closing Date

            Scheduled Closing Date. The transactions contemplated by the Purchase Agreement (the "Closing") shall occur on a date selected by Purchaser by giving no fewer than three business days notice to the Company, which date shall be designated by Purchaser following the approval of the transaction contemplated by the Purchase Agreement by not less than 66 2/3% of the outstanding shares of the Common Stock, but not later than ____ ___, 2002 at 10:00 a.m. (such date, or the date set for the Closing if Purchaser elects to extend this date pursuant to the terms of the Purchase Agreement, the "Scheduled Closing Date"). Each of Purchaser and the Company shall have the right to extend the Scheduled Closing Date for up to five business days in addition to the extension rights described below through a date no later than October 7, 2002.

            Purchaser Right to Extend Closing. Purchaser has the right to extend the deadline for the Closing Date under certain circumstances to August 31, 2002 by giving written notice to the Company, and, simultaneously with the delivery of the Purchaser's extension notice, delivering the sum of $15 million to Escrow Agent, as an addition to the Deposit.

            The Company's Right to Extend Closing. The Company shall have the right to extend the deadline for the Closing Date under certain circumstances to a date not later than October 7, 2002.

Representations and Warranties

            The material representations and warranties of the Company in the Purchase Agreement are customary for transactions similar to the Sale Transaction and relate to the following matters:

            o the Company having free and clear fee simple title to the 1290 Property, except for certain permitted encumbrances;

            o the Company being duly formed, validly existing and in good standing; and

            o the absence of any lease defaults, tenant disputes, litigation, violations of zoning, building, or other laws, that would have a material adverse effect on the operation of the 1290 Property.

            The material representations and warranties of Purchaser in the Purchase Agreement relate to the following matters:

            o Purchaser has sufficient cash on hand or enforceable financial commitments from credible sources to allow it to pay the Purchase Price, consummate the transactions contemplated thereby, and pay all related fees and expenses as set forth therein.

Conduct of Business Operations Prior to Closing Date

            The Purchase Agreement contains certain covenants customary to transactions similar to the Sale Transaction. The Purchase Agreement also contains specific covenants relating to the conduct of the Company's business until the Closing Date including that it:

            o will maintain in full force and effect the insurance policies currently in effect with respect to the 1290 Property (or replacements continuing similar coverage);

            o will operate and manage the 1290 Property in a manner consistent with past practice;

            o will notify Purchaser promptly if the Company receives written notices of any claimed material default or material non-performance received or given by the Company with respect to certain major leases;

            o will not terminate any lease; amend or modify, or permit the cancellation (other than non-material amendments or modifications or pursuant to an express option granted to tenant thereunder or which way tenant may have at law) or surrender of, or consent to the assignment or subletting under, any lease unless contractually bound; or enter into any new lease for space at the 1290 Property except pursuant to a leasing schedule agreed to in writing by the parties thereto;

            o will not affirmatively subject the 1290 Property to any additional liens, encumbrances, covenants or easements; and

            o will not, except as provided below under the Section "--Superior Offers," sell, transfer or otherwise dispose of the 1290 Property, or solicit, initiate or encourage (including by way of furnishing information), any transaction involving the sale or other disposition of the 1290 Property, except as contemplated in the Purchase Agreement;

Superior Offers

            Until such time as the Pre-Closing Loan is funded, the Company and the Special Committee will be permitted to participate in discussions and negotiations, and to furnish information concerning the Company and/or the 1290 Property in connection with an unsolicited written inquiry, proposal or offer ("Unsolicited Offer") by an unaffiliated third party that the Special Committee reasonably believes (after having obtained sufficient preliminary information upon which to make such determination) that after giving due regard to the likelihood of consummation of such Unsolicited Offer, such Unsolicited Offer would result in the Company's stockholders realizing more value for their shares than they would in connection with the transactions contemplated by the Purchase Agreement (such offer a "Superior Offer"), which Superior Offer involves:

            o the purchase of all or substantially all of the equity interests in the Company;

            o the purchase of all or substantially all of the 1290 Property; and/or

            o entering into any of the following transactions: merger, consolidation, business combination, recapitalization, liquidation and dissolution involving the Company;

provided, however, that in any such case, it is the good faith opinion of the Special Committee, after consultation with outside counsel and after having obtained such preliminary information, that failure to participate in such discussion and negotiations or to furnish such information would likely be inconsistent with the Special Committee's duties to the Company's stockholders under applicable law.

            The Company agreed that it will promptly (and in no event later than 24 hours after receipt of an Unsolicited Offer) notify Purchaser (which notice will be provided orally and in writing and will identify the person or entity making the Unsolicited Offer and set forth its material terms) after receipt of an Unsolicited Offer, and thereafter shall keep Purchaser informed, on a current basis, of the status and material terms of any Unsolicited Offer.

            The Special Committee has agreed to recommend that the stockholders of the Company vote to approve the Sale Transaction. However, the Special Committee may withdraw or modify its recommendation that the stockholders of the Company vote to approve the Sale Transaction, or may recommend that the Company stockholders vote in favor of or accept an Unsolicited Offer, if:

            o it is the opinion of the Special Committee, after consultation with outside counsel, that failure to take such action would likely be inconsistent with the Special Committee's duties to the Company's stockholders under applicable law;

            o the Special Committee shall have delivered written notice to Purchaser advising Purchaser that it intends to take such action unless the terms and conditions of the Purchase Agreement are amended, and three (3) business days have elapsed following the Special Committee's delivery of such notice;

            o the Purchase Agreement was amended by Purchaser before the expiration of said three-business-day period, and the Unsolicited Offer would nonetheless still constitute a Superior Offer; and

            o the Company has complied with its obligations described in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Superior Offers."

            The Company has agreed that it will not accept or enter into any agreement concerning a Superior Offer for a period of at least five (5) business days after Purchaser's receipt of the initial notification of the Unsolicited Offer, during which period the Company will, and will cause its financial and legal advisors to, negotiate with Purchaser to amend the terms and conditions of the Purchase Agreement as would enable Purchaser to match the economic terms and other conditions contained in such Superior Offer in order to proceed with the transactions contemplated by the Purchase Agreement.

Break Up Fee

            If the Company elects not to consummate the transactions contemplated by the Purchase Agreement and instead elects to pursue a its rights described above in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Superior Offers," then the Company shall have the right to terminate the Purchase Agreement and will not be in default thereunder so as to allow Purchaser to avail itself of the default remedies set forth in section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Default by Purchaser or the Company;" provided, however, that (A) until 11:59 p.m. on the date that the Company files this joint information statement--prospectus with the Commission, but in no event later than June 1, 2002, if the Company shall terminate the Purchase Agreement pursuant to its rights set forth in Section 8(c) thereof, then the Company will pay to Purchaser a fee equal to Fifteen Million Dollars ($15 million); and (B) from and after 12:00 a.m. on the date immediately following the date upon which the Company files the joint information statement--prospectus with the Commission, but in no event later than June 2, 2002, if the Company terminates the Purchase Agreement pursuant to its rights set forth in Section 8(c) thereof, then the Company will pay to Purchaser a fee equal to Twenty Million Dollars ($20 million), which amounts in both subclauses (A) and (B) shall also be deemed to include all of Purchaser's expenses incurred in connection with the transactions contemplated thereby (the "Break Up Fee").

            The Break Up Fee shall be payable to Purchaser upon the earlier of:
(i) five (5) business days following the consummation of the Superior Offer;
(ii) December 31, 2002; and (iii) ninety (90) days following the termination of a Superior Offer transaction that 1290 Partners has elected to pursue; provided, however, that as to subclauses (ii) and (iii), on or prior to the date the Company is required to pay the Break Up Fee, the Company may elect, in lieu of paying the Break Up Fee on such date, to instead deliver to Purchaser a letter of credit in an amount equal to the Break Up Fee issued by a New York City money center in favor of Purchaser. The terms of such letter of credit will provide that it may be drawn upon by Purchaser on or after June 30, 2003 if the payment of the Break Up Fee is not made by the Company on or prior to June 30, 2003.

Indemnification

            The representations and warranties of the Company contained in the Purchase Agreement will survive the Closing until December 30, 2002 (the "Limitation Period"). The Company's representations and warranties and its post closing obligations set forth therein will automatically be null and void and of no further force and effect on the last day of the Limitation Period unless, prior to the last day of the Limitation Period, Purchaser shall in good faith have provided the Company with a written notice alleging that the Company will be in breach of such representation, warranty or obligation, and specifying in reasonable detail the nature of such breach. Purchaser will allow the Company thirty (30) days after its notice within which to cure such breach. If the Company fails to cure such breach after written notice thereof, Purchaser's sole remedy shall be to commence a legal proceeding for damages against the Company alleging that the Company will be in breach of such representation, warranty or obligation and that Purchaser shall have suffered actual damages ("Damages") as a result thereof (a "Proceeding"), which Proceeding must be commenced, if at all, within thirty (30) days after the expiration of the Limitation Period; provided, however, that the Company shall have no liability to Purchaser or any of its successors or assigns with respect to a breach or breaches of its representations, warranties, obligations or otherwise hereunder if any of Stephen J. Zoukis, Christoph A. Kahl or Matt M. Bronfman had actual knowledge prior to the Closing Date of such breach, breaches or other liability relating to such Damages regardless of the amount of such Damages resulting from such breach, breaches or other liability; provided, however, that the Company shall have no liability to Purchaser or any of its successors or assigns hereunder for Damages in excess of $10 million (less any amounts paid or payable by the Company in accordance with the terms of the Purchase Agreement following the Closing Date).

            In consideration for such limitation on liability, the Company agreed that following the Closing, the Company (or any successor entity) will maintain a tangible net worth of at least $10 million (less any amounts paid or payable by the Company in accordance with the terms of the Purchase Agreement following the Closing Date) until the later of (A) December 31, 2002, if no Proceedings have been commenced by December 30, 2002; or (B) the final settlement of all Proceedings, if any Proceedings have been commenced and remain unresolved by December 30, 2002. Notwithstanding the foregoing, the Company is relieved of any liability thereunder with respect to representations made by the Company in the Purchase Agreement concerning any tenant's lease to the extent that such tenant independently confirms the content of such representation in a tenant estoppel certificate delivered to Purchaser on or prior to the Closing.

Conditions to Closing

Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment or written waiver by Purchaser at or prior to the Closing Date of the following conditions:

      o Certain major leases will be in full force and effect in all material respects on the Closing Date.

      o The 1290 Property shall be subject only to certain permitted encumbrances.

      o The Company shall have paid all of the transaction expenses (or made provision for the payment thereof) for which it is responsible pursuant to the Purchase Agreement.

      o The Company will have delivered to Purchaser an executed estoppel certificate and an executed subordination, nondisturbance and attornment agreement from certain of its major tenants.

      o The transactions contemplated by the Purchase Agreement shall have been duly approved by an affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Common Stock.

      o The Company will have delivered to Purchaser a customary payoff letter from GE Capital or other authorized lender under the Loan Agreement among 1290 Partners, Lenders Party thereto and General Electric Capital Corporation, dated December 13, 1999 ("Existing Loan Agreement") in respect of the Existing Debt.

      o The Company's representations and warranties in the Purchase Agreement will be true and correct in all material respects (A) as of the execution date of the Purchase Agreement and (B) on and as of the Closing Date.

      o No provision of any applicable law or regulation and no judgment, injunctions then enforceable against Purchaser, order or decree shall prohibit the transactions contemplated by the Purchase Agreement.

            Purchaser shall have the right at any time to waive in writing any of the contingencies or conditions set forth above. If the conditions and/or contingencies described above are not fully and completely satisfied on the Closing Date, unless Purchaser elects to waive the unsatisfied conditions and/or contingencies in writing, Purchaser shall have the right to terminate the Purchase Agreement by providing written notice of such termination to the Company at any time through and including the Closing Date, in which event the Deposit shall be returned to Purchaser.

            Conditions to the Obligations of the Company. The obligation of the Company to effect the Closing is subject to the fulfillment or written waiver by the Company at or prior to the Closing Date of the following conditions:

      o Purchaser shall have paid the balance of the Purchase Price, after applying any credits against the Purchase Price thereunder, and authorized the release of the Deposit with respect to the payment of the Purchase Price.

      o No provision of any applicable law or regulation and no judgment, injunctions currently enforceable against the Company, order or decree shall prohibit the transactions contemplated by the Purchase Agreement.

      o The transactions contemplated by the Purchase Agreement shall have been duly approved by an affirmative vote of the holders of at least 66-2/3 % of the outstanding shares of the Company's Common Stock.

      o Purchaser shall have paid all or substantially all of the transaction expenses for which it is responsible pursuant to the Purchase Agreement.

      o Purchaser's representations and warranties in the Purchase Agreement will be true and correct in all material respects (A) as of the execution date of the Purchase Agreement and (B) on and as of the Closing Date.

      o     The Pre-Closing Loan will have been consummated.

Transaction Costs

     The Company is responsible for:

      o payment in full of the Existing Debt and all amounts secured by the Existing Loan Agreement, including without limitation all prepayment costs incurred in the prepayment of the Existing Debt and all costs of terminating the Swap Agreement;

      o the costs of the Company's legal counsel, advisors and other professionals employed by it in connection with the purchase and sale of the 1290 Property and the other transactions contemplated by the Purchase Agreement;

      o any recording fees relating to its obligations to remove certain title objections; and

      o all conveyance closing costs, including state and local transfer, stamp or deed taxes.

     Purchaser is responsible for:

      o     the costs and expenses associated with its due diligence;

      o the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the 1290 Property and the other transactions contemplated by the Purchase Agreement;

      o all mortgage recording taxes due in connection with Purchaser's financing and costs of the owner's and lender's policies of title insurance, and other endorsements; and

      o any additional attorneys' fees and other related costs incurred by the Company with respect to preparing and finalizing the joint information statement--prospectus, including, without limitation, revisions thereto required in order to respond to any review by, and comments of, the

            Commission but only to the extent such additional fees and costs relate to AP-1290 being a partner of Purchaser.

Default by Purchaser or the Company

            Default by Purchaser. If, other than as a result of the Company's default under the Purchase Agreement or the permitted termination of the Purchase Agreement by either party thereto, Purchaser defaults in any material respect in the performance of any of its other obligations to be performed on or prior to the Closing Date and such default continues for five business days after written notice to Purchaser, the Company's sole remedy by reason thereof shall be to terminate the Purchase Agreement and, upon such termination, the Company, with respect to such default, shall be entitled to retain the Deposit as liquidated damages for Purchaser's default hereunder.

            In no event shall the failure of Purchaser to consummate the transactions contemplated by the Purchase Agreement as a result of the failure of one or more conditions to Purchaser's obligation to close described above in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of Purchase Agreement; Conditions to Closing" constitute a default by Purchaser under the Purchase Agreement.

            Default by the Company. If other than as a result of Purchaser's default under the Purchase Agreement or the permitted termination of the Purchase Agreement by either party thereto including, pursuant to a Superior Offer described above, the Company defaults in any material respect in any of its obligations to be performed on or prior to the Closing Date, and such default continues for five (5) business days after written notice to the Company, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser to the extent legally permissible) will have the right to seek to obtain specific performance of the Company's obligations thereunder, provided that any action for specific performance be commenced within thirty
(30) days after such default, and if Purchaser prevails thereunder, the Company will reimburse Purchaser for all reasonable legal fees, court costs and other reasonable out-of-pocket costs arising from such default; provided, however, that if a court of competent jurisdiction determines in a non-appealable order that specific performance against the Company is not an available remedy to Purchaser, Purchaser shall be entitled to receive a return of the Deposit, and, if a court of competent jurisdiction determines in a non-appealable order that specific performance against the Company is not an available remedy to Purchaser as a direct result of the willful misconduct or bad faith of the Company, to pursue a claim against the Company for actual damages incurred by Purchaser as a result of such default.

            In no event will the failure of the Company to consummate the transactions contemplated herein as a result of the failure of one or more conditions to the Company's obligation to close described above in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of Purchase Agreement; Conditions to Closing" constitute a default by the Company under the Purchase Agreement.

Apportionments

            The items listed below will be apportioned between Purchaser and the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Apportionment Date") on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year, and reflected on a closing statement (the "Closing Statement") to be agreed upon by Purchaser and the Company and executed at Closing.

            No later than December 1, 2002, Purchaser shall prepare and deliver to the Company a final reconciliation of the Closing Statement reasonably satisfactory to the Company in form and substance

(the "Reconciliation Statement") setting forth the final determination of the adjustments and prorations provided for below and in the Purchase Agreement and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The Company and Purchaser shall use good faith efforts to agree upon the Reconciliation Statement by December 15, 2002 which includes the following:

o prepaid rents, fixed rents and additional rents payable pursuant to the 1290 Property leases and all other revenue or income derived with respect to the 1290 Property, all on an if, as and when collected basis;

o real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the 1290 Property, on the basis of the respective periods for which each is assessed or imposed;

o fuel, if any, as reasonably estimated by the Company's supplier, at the Company's cost, together with any sales taxes payable in connection therewith, if any (a letter from the Company's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the Company's cost therefor);

o prepaid fees, if any, for licenses and other permits which will be transferred by the Company to Purchaser on the Closing Date;

o any amounts prepaid or payable by the Company under the Company's contracts in effect as of the Closing Date;

o     business improvement district dues, if any;

o such other items as are customarily apportioned between sellers and purchasers of real property of a type similar to the 1290 Property and located in the City, County and State of New York.

      In addition, base rents, additional rents and overage rents will also be adjusted and prorated on an if, as and when collected basis in accordance with the terms of the Purchase Agreement.

Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions

            The Merger is being consummated as part of a restructuring of the Company's capital stock which includes the formation of Holdings, the merger of the Company into Lower Tier, and the Pre-Closing Loan. The Merger, together with the formation of Holdings, and the Pre-Closing Loan are expected to facilitate the consummation of the Sale Transaction and effectively utilize the Company's tax status as a REIT.

            Immediately following the Merger, Holdings will borrow the Pre-Closing Loan from Purchaser or a designee of Purchaser in an amount equal to approximately $200 million. Immediately thereafter, Holdings will contribute the proceeds of the Pre-Closing Loan to the Company's capital. The Company intends to use this capital contribution to repay a portion of the Existing Debt prior to the consummation of the Sale Transaction.

            The Pre-Closing Loan will be secured by the Common Stock owned by Holdings following the Merger and is expected to be repaid several days later upon the closing of the Sale Transaction at which time the Company will be liquidated and the net proceeds of the Sale Transaction will be distributed to Holdings. Following the payment of the remaining Existing Debt, the costs associated the termination of the Swap Agreement, prorations, transfer taxes, cash reserves, and other costs, fees and expenses described in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", Holdings will distribute the net proceeds of the Sale Transaction to its members in proportion to their respective ownership interests in Holdings. The contribution of the Pre-Closing Loan Proceeds to the capital of the Company should permit the Company to minimize any federal income tax liabilities associated with the Sale Transaction and Liquidation. See "PROPOSAL 1 - THE SALE TRANSACTION - Material Federal Income Tax Consequences of the Sale Transaction and Liquidation of the Company."

AREIF Note

            To the extent AP-1290 does not make all or any portion of its (i) $76.3 million initial capital contribution and (ii) $1.1 million payment for its portion of the closing costs for the new loan for the 1290 Property (the "AP-1290 Obligations") in accordance with and subject to the terms of the Limited Partnership Agreement, dated as of April 16, 2002 (the "Limited Partnership Agreement"), by and among JT 1290 Corp., Jamestown 1290 Partners, and AP-1290, then, (x) Purchaser may deliver a note made by AREIF in favor of the Company in an amount not to exceed $77.4 million, which note shall be secured by any dividends otherwise payable by the Company from the proceeds of the sale hereunder, to AREIF, (y) the Company shall have a security interest in the dividends payable to AREIF and immediately upon receipt of such dividends AREIF shall pay the face amount of the note, and (iii) Purchaser shall receive a credit against the Purchase Price in an amount equal to face amount of such note.

                      DESCRIPTION OF THE VOTING AGREEMENTS

            On May 21, 2002, May 23, 2002 or May 24, 2002 (in each case, the "Voting Agreement Effective Date"), each of the following stockholders of the Company (each, a "Major Stockholder") entered into separate Voting Agreements with Purchaser: Oaktree Capital Management, LLC, TCW Asset Management Company, TCW Special Credits, AREIF, Angelo, Gordon & Co., L.P., WSB Realty, L.L.C. and NYPROP L.L.C. (an affiliate of Tishman Speyer, the Company's property manager). The following summary of the material terms and provisions of the Voting Agreements is qualified in its entirety by reference to the form of Voting Agreements attached as Annex C to this joint information statement--prospectus and is incorporated herein by reference.

            Voting of Shares of Common Stock. Each of the Voting Agreements provides that at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Major Stockholder will vote or cause (including by the Proxy, as hereinafter defined) to be voted its shares of Common Stock and any New Shares (as defined below) as follows:

            o in favor of (A) approval and adoption of the Purchase Agreement, the transactions contemplated thereby and by the Voting Agreement, and any action in furtherance thereof, (B) waiving any notice that may have been or may be required relating to any reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any sale of assets, change of control, or acquisition of the Company by any other individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body (any "Person"), or any consolidation or merger of the Company with or into any other Person to the extent such transaction is undertaken in connection with the Sale Transaction, and (C) any matter that could reasonably be expected to facilitate the Sale Transaction; provided no changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby and no waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by Stockholder pursuant to the Purchase Agreement as in effect on the date thereof;

            o in favor of the Merger; provided no changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby and no waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by Stockholder pursuant to the Purchase Agreement as in effect on the date thereof;

            o against any matter that could reasonably be expected to hinder, impede, or delay the consummation of the Sale Transaction or materially adversely affect the Sale Transaction and the transactions contemplated by the Voting Agreement and the Purchase Agreement.

            Each Major Stockholder will not, from the Voting Agreement Effective Date until the Expiration Date (as hereinafter defined), enter into any agreement or understanding with any Person to vote (other than the Proxy granted in connection herewith) or give instructions inconsistent with the foregoing.

            Proxy. Concurrently with the execution of the Voting Agreement:

            o Each Major Stockholder has delivered or caused to be delivered to Purchaser a proxy that is irrevocable to the fullest extent permitted by law, with respect to its shares of Common Stock for which it is the record holder (the "Proxy"); and

            o Each Major Stockholder will cause to be delivered to Purchaser an additional proxy executed on behalf of the record owner of any shares of Common Stock that are owned beneficially (but are not owned of record) by such Major Stockholder.

            Special Committee. If, prior to a Major Stockholder casting its vote at a meeting of the stockholders, (i) a Major Stockholder is advised in writing by the Special Committee that the Purchase Agreement has been terminated in accordance with its terms, , or (ii) changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby or any waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by such Major Stockholder pursuant to the Purchase Agreement as in effect on the date thereof, then such Major Stockholder will have the right, but not the obligation, by giving written notice to Purchaser at any time on or prior to the [scheduled date of the Company's meeting of its stockholders], to terminate the Voting Agreement, and revoke the Proxy, without voting its shares of Common Stock as contemplated by the Voting Agreement.

            New Shares. Each Major Stockholder has agreed that any shares of the Company capital stock (or LLC Units) that Major Stockholder (A) holds of record and owns beneficially as of the Voting Agreement Effective Date; or (B) purchases or with respect to which Major Stockholder otherwise acquires record or beneficial ownership after the execution of the Voting Agreement and prior to the Expiration Date (the foregoing clauses (A) and (B) together "New Shares") will be subject to the terms and conditions of the Voting Agreement to the same extent as if they constituted Shares. From the Voting Agreement Effective Date until the Expiration Date, each Major Stockholder agreed to execute or cause to be executed such further proxies as may be requested by Purchaser with respect to any New Shares of which such Major Stockholder acquires or discovers beneficial ownership, and such Major Stockholder will promptly notify Purchaser upon acquiring or discovering beneficial ownership of any additional securities of the Company.

            No Disposition or Encumbrance of Shares. Each Major Stockholder agreed, from the Voting Agreement Effective Date until the Expiration Date, that it will not, directly or indirectly: (i) other than in connection with the Merger, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or permit or announce any offer, sale, offer of sale, contract of sale or grant of any option for the purchase of, or permit or announce any other disposition or transfer of) any of the shares of Common Stock, or any interest in any of the shares of Common Stock, to any Person other than Purchaser; (ii) create or permit to exist any encumbrance on or otherwise affecting any of its shares of Common Stock; or
(iii) reduce such Major Stockholder's beneficial ownership of, interest in or risk relating to any of its shares of Common Stock.

            Transfer of Voting Rights. Each Major Stockholder has also agreed that, from the Voting Agreement Effective Date until the Expiration Date, such Major Stockholder will not deposit any of the shares of Common Stock into a voting trust or grant a proxy (other than the Proxy granted in connection with the Voting Agreement) or enter into a voting agreement or similar contract with respect to any of its shares of Common Stock.

            Waiver of Appraisal Rights. Each Major Stockholder irrevocably and unconditionally waived any rights of appraisal, dissenters' rights or similar rights that such Major Stockholder may have in connection with the Sale Transaction and the Merger.

            Termination. The Voting Agreement and the Proxy will terminate and have no further force or effect upon the earlier of (i) the closing date of the Sale Transaction; and (ii) the date the Purchase Agreement is terminated in accordance with its terms (the "Expiration Date").

            No Restraint on Director Action. The Voting Agreement is intended to bind each Major Stockholder only with respect to the specific matters set forth in the Voting Agreement, and does not prohibit any Major Stockholder from acting in accordance with his or her duties as an officer or director of the Company.

                                   PROPOSAL 2
                                   THE MERGER

Introduction

            On May 7, 2002, the Special Committee approved and recommended to the Board of Directors the Merger of the Company into Lower Tier, with the Company as the surviving entity in the Merger. The members of the Company's Board of Directors who did not recuse themselves deemed the Merger advisable on the terms set forth in the resolution and recommended that the Merger be submitted to the Company's stockholders for their consideration.

Merger Effective Date

            As soon as practicable following the Special Meeting, but in no event more than three days prior to the consummation of the Sale Transaction, the Company will consummate the Merger. The Merger will become effective upon the filing by the Company of Articles of Merger with the State Department of Assessments and Taxation of Maryland and Certificate of Merger with the Secretary of State of the State of Delaware (the "Merger Effective Date").

            Following the consummation of the Merger and at least two days prior to the consummation of the Sale Transaction, Holdings will borrow from Purchaser or a designee of Purchaser ("Lender") the Pre-

Closing Loan Proceeds and contribute the cash amount of the Pre-Closing Loan Proceeds to the capital of the Company. The Pre-Closing Loan Proceeds will be approximately $200 million. The Company intends to use all of the capital contributed by Holdings to repay a portion of the Company's Existing Debt. The Pre-Closing Loan to Holdings will be secured by the Common Stock owned by Holdings and is expected to be repaid from a distribution to Holdings of the net proceeds of the Sale Transaction in liquidation of the Company. Holdings' tax basis in the Common Stock will be increased by the amount of the capital contribution. The Merger should permit the Company to minimize any federal income tax liabilities associated with the Sale Transaction and Liquidation.

The Merger Consideration

            In the Merger, each stockholder of the Company will receive a certificate representing a number of LLC Units of Holdings equal to the number of shares of Common Stock held by such stockholder immediately prior to the Merger. The issuance of the LLC Units is being registered under this joint information statement--prospectus with the Commission under the Securities Act of 1933. As a result, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission, and otherwise comply with its reporting obligations under the Exchange Act.

Ownership Following the Merger

            Immediately following the Merger, each stockholder of the Company will own the same percentage interest in Holdings as it held in the Company immediately prior to the Merger, subject to adjustment as a result of any exercise by stockholders of appraisal rights. Immediately following the Merger, there will be 13,004,946 LLC Units issued and outstanding (which is equal to the number of shares of Common Stock that will be issued and outstanding immediately prior to the Merger).

Reasons for Merger

            The Merger is being consummated as part of a restructuring of the Company's capital stock which includes the formation of Holdings, the Merger, and the Pre-Closing Loan. The Merger, together with the formation of Holdings, and the Pre-Closing Loan are expected to facilitate the consummation of the Sale Transaction and effectively utilize the Company's tax status as a REIT. See "PROPOSAL 1 - THE SALE TRANSACTION; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."

Material U.S. Federal Income Tax Consequences

            The following summary of the anticipated material U.S. federal income tax consequences to the Company and its stockholders of the proposed Merger and the federal income tax classification of Holdings is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed Merger and an investment in Holdings. This summary is based upon the Code, as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the IRS as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful. This summary also does not discuss all of the tax consequences that may be relevant to a particular stockholders or to certain stockholders subject to special treatment under the United States federal income tax laws, such as insurance companies, financial institutions, tax-exempt or foreign stockholders.

            Classification of Holdings

            Legal counsel to the Company has advised the Company that, for U.S. federal income tax purposes, Holdings will be treated as a partnership and not an association taxable as a corporation.

            As a partnership, Holdings is not itself subject to U.S. federal income tax. Holdings will be required to file an annual partnership information return with the IRS that reports the results of its operations for the taxable year. Each holder of the LLC Units (a "member") is required to report separately on its income tax return its distributive share of Holdings' net long-term and short-term capital gain or loss and net ordinary income and deductions and credits. In addition, a member who contributes property other than cash to Holdings is specifically allocated items of income, gain, loss, deduction or credit attributable to such property to the extent of the difference, if any, between the book value and the adjusted tax basis of the property at the time of such contribution. Holdings is also required to distribute annually to each member a form showing its distributive share of Holdings' items of income, gain, loss, deduction or credit. Each member is liable for any taxes owed upon its distributive share of the income or gains realized by Holdings, and may claim deductions for its distributive share of Holdings' losses and deductions and credits for its distributive share of Holdings' credits, to the extent allowed under the Code. Each member is taxed on its distributive share of Holdings' taxable income and gain regardless of whether it has received or will receive a distribution from Holdings.

            Tax Characterization of the Merger

            Legal counsel to the Company has advised the Company that, for U.S. federal income tax purposes, Lower Tier LLC will be disregarded and that the Merger of Lower Tier LLC into the Company should be treated as a contribution by the Company stockholders of their Common Stock to Holdings in exchange for LLC Units. After the Merger, aside from shares issued by the Company to comply with the 100 shareholder requirement for qualification as a REIT, all of the Common Stock will be held by Holdings. Accordingly, the Company (as the surviving entity of the Merger) will become a subsidiary of Holdings.

            No gain or loss will be recognized by Company stockholders upon receipt of LLC Units in exchange for their Common Stock. Each Company stockholder's adjusted tax basis in the LLC Units received in the Merger will be equal to its adjusted tax basis in the Common Stock surrendered, plus an allocable share of the Pre-Closing Loan. The holding period for the LLC Units received in the Merger will include the holding period of the Common Stock surrendered in the Merger.

            If a Company stockholder receives cash pursuant to an exercise of appraisal rights, such holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and its adjusted tax basis in the Common Stock surrendered. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Common Stock surrendered was held for more than one year at the effective time of the Merger.

            This tax treatment may not apply to every Company stockholder. Determining the actual tax consequences of the Merger to you may be complicated and will depend on your specific situation and on variables not within the Company's control. Stockholders, including but not limited to, tax-exempt and foreign stockholders, should consult their own tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Merger and an investment in Holdings.

Vote Required

            In order to effect the Merger, the Company is required to obtain the affirmative vote of the holders of holders of at least 66 2/3% of the issued and outstanding shares of Common Stock. Seven of the company's largest stockholders, representing 10.3 million shares of Common Stock (approximately 79% of the outstanding shares of Common Stock), have entered into separate Voting Agreements with Purchaser to vote their shares in favor of the Merger. Accordingly, the approval of the Merger is assured without the vote of any other stockholders. A form of the Voting Agreement is attached hereto as Annex C.

            Of the Company's 13,004,946 shares of Common Stock issued and outstanding, approximately 8,658,193 shares are held by affiliates of the Company and approximately 4,346,753 shares are held by non-affiliates.

Parties to the Merger

The Company.

o Description of Business. The Company is a REIT, which was formed on May 13, 1996. The Company's principal assets consist of its interests in 1290 Partners, through which it owns the 1290 Property. The Company's principal business objective is to operate the 1290 Property in a manner that will maximize the 1290 Property's revenues and value and in turn maximize funds from operations and stockholder value.

o Competition. Numerous office building properties in New York City compete with the 1290 Property in attracting tenants to lease space. Some of these competing properties are newer or better located than the 1290 Property. The amount of space available in competitive commercial properties in the New York City area could have a material effect on the Company's ability to lease space in the 1290 Property and on the rents charged. However, the 1290 Property is currently approximately 99% leased. Over the next five years, approximately 28% of the total rentable square feet of the building is subject to expiring leases, of which 7% has been leased to an existing tenant as expansion space at the 1290 Property.

o Employees. The Company does not have any employees. 1290 Partners is a party to labor agreements with respect to union employees employed at the 1290 Property. The property manager/leasing agent for the 1290 Property has employed such union employees on behalf of 1290 Partners. The Company believes that there are no unfunded retiree benefits liabilities under the pension plans established pursuant to the labor agreements referred to above.

o Qualification as a REIT. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. As a REIT, the Company (subject to certain exceptions) generally will not be subject to federal income taxation on income it distributes to stockholders. For any year in which the Company does not meet the requirements for qualifying to be taxed as a REIT, it will be taxed as a corporation. Although the Company believes that it will operate in such a manner so as to qualify to be taxed as a REIT, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify and to continue to qualify as a REIT. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

      To obtain the tax treatment accorded to a REIT under the Code, the Company generally is required each year to distribute to its stockholders at least 90% of its taxable income. The Company is subject to income tax on any of its undistributed taxable income and net capital gains, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year, plus 100% of its undistributed income from prior years.

      Until its liquidation following the Merger, the Company intends to make distributions to its stockholders to comply with the distribution provisions of the Code and to avoid Federal income taxes and the nondeductible 4% excise tax. A substantial portion of the Company's income consists of the income of the 1290 Property and the Company's cash flow consists primarily of distributions from the 1290 Property.

o Description of the 1290 Property. 1290 Partners holds the fee title to the 1290 Property and all improvements thereon. The 1290 Property, completed in 1963, is a 43-story, first class commercial office building with approximately 2,000,000 rentable square feet of space. The building is centrally located in midtown Manhattan and is connected to the famed "Rockefeller Center" complex via an underground passageway. The average occupancy rates for the 1290 Property for the years 1997 through 2001 were approximately 97%, 99%, 99%, 99% and 99%, respectively.

      As of December 31, 2001, the 1290 Property was approximately 99% leased and there were leases and license agreements with 31 tenants and 8 licensees covering approximately 1,960,000 rentable square feet of space. For the year ended December 31, 2001, the annual average rent (including electricity and additional rent payable on account of operating expenses, porters wage, and real estate tax escalations) for office space leased in the building was approximately $45.86 per square foot. For the year ended December 31, 2001, approximately 72,000 square feet of space was under lease to retail tenants, at an average annual rent (including electricity and additional rent payable on account of operating expenses, porters wage and real estate tax escalations) of approximately $82.58 per rentable square foot. As of December 31, 2001, approximately 5,000 rentable square feet of storage space was available for rent.

      The building serves as the corporate headquarters of The Equitable Life Assurance Society of the United States (also known as AXA Financial Advisors) ("Equitable"). In addition to Equitable, the building houses a variety of tenants, including financial institutions, entertainment companies and law firms.

      The following table summarizes certain information regarding the largest leases at the 1290 Property as of December 31, 2001:

                                                                           Annual Base
                                                            Leased       Rent per Square   Gross Rent per     Date(s) of
                                                            Square            Foot           Square Foot        Lease
Tenant                           Nature of Business        Footage(1)       Leased(2)         Leased(3)       Expiration
------                           ------------------        ----------    ---------------      ---------       ----------
Equitable (AXA Financial         Insurance/Financial         777,578          $38.16(4)         $42.89(4)      12/31/11(5)
  Advisors)                        Services
Warner Communications, Inc.      Entertainment               226,373          $41.91(6)         $45.59(6)       6/30/12(7)
Robinson Silverman               Law Firm                    125,744          $52.29(8)         $58.53(8)       3/31/04
The Bank of New York             Financial Services          107,448          $39.44(9)         $42.78(9)      12/31/10(10)
EMI Entertainment World, Inc.    Entertainment               104,553          $37.95(11)        $43.29(11)      9/30/02(12)

                                                                           Annual Base
                                                            Leased       Rent per Square   Gross Rent per   Date(s) of
                                                            Square            Foot           Square Foot      Lease
Tenant                           Nature of Business        Footage(1)       Leased(2)         Leased(3)     Expiration
------                           ------------------        ----------    ---------------      ---------     ----------
Deutsche Bank, AG                Financial Services          100,380          $41.00            $44.99          2/14/14
Morrison Foerster                Law Firm                     93,606          $50.19(13)        $56.33(13)      9/30/12(14)
ABN-AMRO                         Financial Services           87,626          $57.00(15)        $63.07(15)     10/31/14
GMAC                             Financial Services           81,892          $33.50            $37.66         12/31/10
Other Office and Retail Tenants  Various                     259,948          $50.57            $58.16        2001-2016

(1) Leased square footage does not include approximately 7,700 square feet of vacant storage space and the building office.

(2) "Annual Base Rent" means the amount contractually due (excluding adjustments related to recoveries from tenants for operating expenses, porters wage, real estate taxes, utilities or other items and rent concessions) for the year ended December 31, 2001. The Company believes that base rent is a conservative and appropriate measure for comparative purposes of commercial real estate rental revenue from office building properties that do not generate percentage rents based on sales.

(3) "Gross Rent" means Annual Base Rent plus recoveries from tenants for operating expenses, porters wage, real estate taxes, utilities and other items.

(4) Does not include 42,110 square feet leased in the basement at an Annual Base Rent of $28.01 per square foot and Gross Rent of $28.26 per square foot.

(5) Leases with Equitable expire December 31, 2015 (with respect to 13,689 square feet), December 31, 2011 (with respect to 626,668 square feet and 38,454 square feet in the basement) and December 31, 2008 (with respect to 95,111 square feet and 3,656 square feet in the basement).

(6) Does not include 2,615 square feet of space leased in the basement at an Annual Base Rent of $22.00 per square foot and Gross Rent of $24.50 per square foot.

(7) Leases with Warner expire September 30, 2004 (with respect to 66,367 square feet) and June 30, 2012 (with respect to 157,391 square feet and 2,615 square feet in the basement).

(8) Does not include 1,800 square feet of space leased in the basement at an Annual Base Rent of $24.00 per square foot and Gross Rent of $24.75 per square foot.

(9) Does not include 11,633 square feet of space leased in the basement at an Annual Base Rent and Gross Rent of $45.00 per square foot.

(10) Leases with The Bank of New York expire April 30, 2003 (with respect to 31,402 square feet and 11,633 square feet in the basement) and December 31, 2010 (with respect to 64,413 square feet).

(11) Does not include 2,456 square feet of space leased in the basement at an Annual Base Rent of $26.80 per square foot and Gross Rent of $30.84 per square foot.

(12) Leases with EMI expire September 30, 2002 (with respect to 75,474 square feet and 923 square feet in the basement) and September 30, 2012 (with respect to 26,623 square feet and 1,533 square feet in the basement). Of the space expiring September 30, 2002, Morrison Foerster has leased 75,474 square feet through September 30, 2012. EMI has the option to terminate its lease effective September 30, 2007 by giving 1290 Partners written notice on or before September 30, 2006 and by paying a termination fee of $1,258,000.

(13) Does not include 879 square feet of space leased in the basement at an Annual Base Rent of $28.00 per square foot and Gross Rent of $30.36 per square foot.

(14) Leases with Morrison & Forester expire on February 28, 2003 (with respect to 17,468 square feet) and September 30, 2012 (with respect to 75,259 square feet and 879 square feet in the basement).

(15) Does not include 6,746 square feet of space leased in the basement at an Annual Base Rent and Gross Rent of $26.65 per square foot.

      Expenditures for capital projects for the 1290 Property in 2001 aggregated approximately $477,000 and related primarily to (i) the completion of the elevator modernization program; (ii) the completion of a 100-ton chiller installation for the lobby; (iii) the upgrade and modernization of the video surveillance system; and (iv) the modernization of the truck lift. Anticipated expenditures for capital projects for the 1290 Property in 2002 are approximately $75,000 and relate to the completion of the modernization of the trucklift.

         The following table shows anticipated lease expirations on an aggregate basis for each calendar year from 2002 through and including 2011. Such chart assumes that there will be no early terminations of leases and that leases expire without extension by existing tenants pursuant to lease options.

                                                                                         Percentage of Total
                                               Rentable Square                             Property Owning
                                               Feet Subject to     Annual Base Rent    Partnership Annual Base
     Year of Lease             Number of           Expiring         Represented by       Rent Represented by
      Expiration            Leases Expiring         Leases         Expiring Leases         Expiring Leases
    ---------------         ---------------      ------------     -----------------        ---------------
          2002                     4                 102,660         $   2,613,096                3.17%
          2003                     3                  61,075         $   2,957,440                3.50%
          2004                     5                 234,757         $  11,476,188               14.71%
          2005                     8                  54,754         $   2,901,468                3.99%
          2006                     3                  94,538         $   3,894,336                5.62%
          2007                    --                      --                    --                  --
          2008                     2                 116,070         $   6,168,528                9.12%
          2009                     1                  10,000         $     150,000                 .24%
          2010                     2                 146,305         $   6,279,314                9.86%
          2011                     1                 665,122         $  25,171,284               43.82%

      Annual real estate taxes assessed against the 1290 Property for the fiscal year ending June 30, 2002 and for each of the fiscal years ended June 30, 2001, 2000, and 1999 were $18,076,000, $17,442,000, $17,755,000, and
      $17,964,000, respectively, which amounts were calculated on assessed values of approximately $186,120,000, $178,560,000, $185,400,000, and
      $175,500,000, respectively.

      In December 1999, 1290 Partners refinanced mortgage indebtedness secured by the 1290 Property of approximately $224,900,000 and obtained the $425,000,000 Existing Debt. Interest on the Existing Debt is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. 1290 Partners has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. The Existing Debt may be repaid in whole without penalty.

o Legal Proceedings. There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, against or involving the Company, the 1290 Property Owning Partnership or the 1290 Property.

o Market For Registrant's Common Equity and Related Stockholder Matters. The Common Stock is not listed on any exchange, the Company does not intend to list the Common Stock on any exchange in the near term, there is not currently a public market for the Common Stock and it is not expected that an active trading market for the Common Stock will develop or be sustained. On October 10, 2001, the classification of the Common Stock into two classes of Common Stock terminated pursuant to the terms of the Charter. All shares of Class A and Class B Common Stock were automatically converted into a single class of Class A Common Stock. As of March 15, 2002, there were approximately 111 holders of record of the Company's Class A Common Stock.

o Distribution Policy. On March 6, 1997, the Board of Directors adopted a distribution policy calling for regular quarterly distributions. The Board of Directors, in its sole discretion, determines the actual distribution rate based on a number of factors, including the amount of cash available for distribution, the Company's financial condition, capital expenditure requirements for the 1290 Property, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. The Company intends to make distributions to comply with the REIT distribution requirements. In order to maintain its qualification as a REIT, the Company must make annual distributions to stockholders of at least 90% of its taxable income (excluding capital gains). The Company has made the following distributions for its two most recent fiscal years:

                                                                                       Amount of Distribution
Date of Distribution                             Type of Distribution                        (Per Share)
--------------------                             --------------------                  ----------------------
April 13, 2000                                          Regular                                $   .15
July 13, 2000                                           Regular                                $   .15
October 12, 2000                                        Regular                                $   .15
December 14, 2000                                       Regular                                $   .25
April 16, 2001                                          Regular                                $   .25
July 16, 2001                                           Regular                                $   .25
October 19, 2001                                        Regular                                $   .25
December 28, 2001                                       Regular                                $   .25
March 20, 2002                                          Regular                                $   .25

o Management's Discussion and Analysis Of Financial Condition And Results Of Operations (dollar amounts in this section are in thousands). The following discussion should be read in conjunction with the Company's selected financial data and the financial statements included in "SUMMARY TERMS SHEET; SELECTED COMPANY FINANCIAL DATA;" and the Company's Financial Statements and Supplementary Data attached hereto as Annex G.

      o Overview. Prior to November 22, 1999, the Company owned and operated the real property and office building located at 237 Park Avenue, New York, New York (the "237 Property") and the 1290 Property. On November 22, 1999, the Company sold ------------ its interests in the 237 Property. Consequently, the Company's principal business objective is to operate the 1290 Property in a manner that will maximize the 1290 Property's revenues and value and in turn maximize funds from operations and stockholder value. 1290 Partners has retained Tishman Speyer Properties, L.P. to serve as the property manager and leasing agent, which is responsible for managing the daily operations of the 1290 Property, and Capital Trust, Inc. to serve as the Asset Manager. The Company has also entered into a REIT Management Agreement with Tishman Speyer Properties, L.P. to perform certain accounting, administrative and REIT compliance monitoring services. On October 10, 2001, the classification of the Common Stock into two classes of Common Stock terminated pursuant to the terms of the Charter. All shares of Class A and Class B Common Stock were automatically converted into a single class of Class A Common Stock. As of December 31, 2001, 13,001,346 shares of Class A Common Stock, par value $10.00 per share, were issued and outstanding. The Common Stock of the Company is not listed on any exchange, and the Company does not intend to list the Common Stock on any exchange in the near term. The assets and results of operations of the 1290 Property are reported in the consolidated financial statements of the Company using the consolidation method of accounting.

o     Quarters Ended March 31, 2002 and 2001.

            Base rental income decreased by approximately $433 for the quarter ended March 31, 2002 as compared to the same period in the prior year due to the expiration of a lease in September 2001 where a former tenant continued to pay base rental income on space no longer occupied by them, offset by scheduled rent increases in existing leases.

            Operating escalation income increased by approximately $396 for the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001. This increase is primarily due to an increase of escalatable operating expense billings in 2002 as compared to 2001. In addition, new leases for approximately 2% of the total rentable area of the building commenced in 2001. Tenants under such leases were not required to pay operating escalations until 2002.

            Operating expenses for the quarter ended March 31, 2002 were $11,982, a decrease of 3.8% from the quarter ended March 31, 2001. This decrease was primarily attributable to a decrease in utilities caused by (i) an energy rate cap agreement signed with Con Edison in May 2001, (ii) a material decrease in the cost of steam, and (iii) lower overall energy consumption. This decrease in utilities was offset by an increase in operating and maintenance costs due to the timing of certain periodic repairs. Operating expenses as a percentage of base rental income and escalation income decreased to 54.3% for the quarter ended March 31, 2002 from 56.4% for the quarter ended March 31, 2001.

            On March 23, 2001, the Company exercised its right to repurchase the Subordinated Minority Interest that was owned by the Upper Tier LP in accordance with the Agreement of Limited Partnership of 1290 Partners. The exercise of such repurchase right resulted in a payment of approximately $1,400 by the Company to the Upper Tier LP and a gain to the Company of $13,009.

            Liquidity and Capital Resources. During the three months ended March 31, 2002, cash flow from operations totaled $4,978. The Company used this cash flow from operations to fund building and tenant improvements of approximately $25 and leasing costs of approximately $156.

            At March 31, 2002, the Company had unrestricted cash on hand of approximately $15,859 of which $3,251 was used to pay a first quarter dividend on April 15, 2002 to holders of record of the Company's Common Stock on March 29, 2002. The Company believes that its cash flows from operations are adequate to allow it to fund required interest payments, leasing costs, and pay dividends sufficient for it to retain its REIT status.

o     Historical Consolidated Statement of Income, year ended December 31, 2001.

            Rental income for the year ended December 31, 2001 increased by approximately $1,036, an increase of 1.2% from the year ended December 31, 2000. This increase is primarily due to the commencement of new leases at higher market rents and scheduled rent increases in existing leases. Miscellaneous income for the year ended December 31, 2001 decreased by approximately $2,309, a decrease of 44.0% from the year ended December 31, 2000. This decrease is primarily due to: (i) $2,100 that was recognized in December 2000 related to real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996 and (ii) $1,000 that was received in June 2000 from a tenant at the 1290 Property in connection with the occupancy of space that the tenant was previously subleasing and now leases directly. This decrease is offset by an increase in tenant submetered electric charges of $629 during 2001.

            Operating expenses for the year ended December 31, 2001 were $52,223, an increase of 5.4% from the year ended December 31, 2000. This increase is primarily attributable to increases in (i) bad debt expense resulting from the write-off of certain tenant receivables acquired from the Company's predecessors, (ii) utility expense,
            (iii) payroll expense resulting from annual wage increases and (iv) depreciation and amortization related to additions to building and tenant improvements in 2000 and 2001. These increases were offset by a decrease in professional fees as 2000 includes amounts incurred related to the sale of the 237 Property. Operating expenses as a percentage of base rental income and escalation income increased to 57.4% for the year ended December 31, 2001 as compared to 55% for the year ended December 31, 2000.

            Interest income for the year ended December 31, 2001 decreased by approximately $1,944, a decrease of 66.7% from the year ended December 31, 2000. This decrease was due to approximately $1,700 of interest income that was recognized in December 2000 related to the receipt of real estate tax refunds received in 2000. In addition, interest income decreased due to a decline in interest rates during 2001 as compared to 2000.

            On March 23, 2001, the Company exercised its right to repurchase the 4.95% limited partnership interest in the 1290 Property Owning Partnership (the "Subordinated Minority Interest") that was owned by 237/1290 Upper Tier Associates, L.P. (the "Upper Tier LP"), in accordance with the Agreement of Limited Partnership of the 1290 Partners. The exercise of such repurchase right resulted in a payment of approximately $1,400 by the Company to the Upper Tier LP and a gain to the Company of $13,009.

o     Historical Consolidated Statement of Income, year ended December 31, 2000.

            Rental income for the year ended December 31, 2000 decreased by approximately $36,361, a decrease of 28.8% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Property on November 22, 1999. This decrease is offset by an increase in base rents at the 1290 Property associated with new leases, and an increase in operating escalations at the 1290 Property, which was primarily the result of an increase in utility expense in 2000. Miscellaneous income in 1999 includes approximately $2,900 related to the reversal of a reserve for utility tax claims settled during 1999. Miscellaneous income in 2000 includes $2,100 that was recognized in December 2000 related to the real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996. Miscellaneous income in 2000 also included $1,000 that was received in June 2000 from a tenant at the 1290 Property in connection with the occupancy of space that the tenant was previously subleasing and now leases directly.

            Operating expenses for the year ended December 31, 2000 were $49,528, a decrease of 26.6% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Property on November 22, 1999. This decrease is partially offset by increases in utilities, repairs and maintenance, payroll and management fees at the 1290 Property and an increase in depreciation and amortization related to additions to building and tenant improvements in 1999 and 2000. Operating expenses as a percentage of base rental income and escalation income is 55.0% in 2000 versus 53.3% in 1999.

            Interest income for the year ended December 31, 2000 decreased by approximately $842, a decrease of 22.4% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Property on November 22, 1999, and a reduction in cash held by the Company, offset by approximately $1,700 of interest income that was recognized in December 2000 related to the real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996.

            Interest expense for the year ended December 31, 2000 increased by approximately $7,882, an increase of 23.5% from the year ended December 31, 1999. This increase is due to a higher level of mortgage indebtedness, a higher interest rate on such indebtedness and an increase in the amortization of deferred financing costs associated with such indebtedness.

            Liquidity and Capital Resources. During 2001, the Company generated cash flows from operations of approximately $13,747. The Company used this cash and cash on hand to pay dividends in the amount of $13,001, pay leasing commissions of approximately $2,069 and fund building and tenant improvements of approximately $614. At December 31, 2001, the Company had unrestricted cash on hand of approximately $11,012. At December 31, 2000, the Company had unrestricted cash on hand of approximately $15,066. In December 1999, the 1290 Property Owning Partnership refinanced mortgage indebtedness secured by the 1290 Property of approximately $224,900, and obtained the Existing Loan. Interest on the Existing Loan is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. The 1290 Property Owning Partnership has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. The Existing Loan may be repaid in whole without penalty.

            Recent Pronouncements Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was implemented by the Company on January 1, 2001. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive
            (loss) income and will be recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of the derivative designated as a cash flow hedge is recognized in the income statement. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

            On January 1, 2001, the Company recorded approximately $6,900 in other comprehensive loss as a cumulative transition adjustment, to record its Swap Agreement at its estimated fair value as of that date.

            In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (effective January 1,
            2002). SFAS No. 144 supersedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. Implementation of this standard did not have a material impact on the Company's financial statements.

      o Quantitative and Qualitative Disclosures about Market Risk. The Swap Agreement provides that 1290 Partners will pay interest at an effective rate of 8.4995% per annum on the notional amount of $425,000. Management believes that the risk of incurring losses related to the credit risk is remote and that any losses would be immaterial. The maturity date of the 1290 Mortgage Loan and the termination date of the 1290 Swap Agreement are identical. The estimate of the cost to unwind the Swap Agreement is approximately $14,182 at March 31, 2002. In connection with the Merger and the Sale Transaction, the Company intends to unwind the Swap Agreement. The current estimated costs of terminating the Swap Agreement as of June 30, 2002 would be approximately $10 million.

      o Executive Compensation. The Company has no employees and none of its executive officers receives any compensation in their capacities as executive officers. In 2000, each member of the Board of Directors earned (i) $15,000 in cash as an annual retainer, (ii) $750 per meeting of the Board of Directors attended by such member and (iii) 400 shares of Common Stock issued under the Company's Amended and Restated 1996 Directors' Stock Plan (as amended, the "Stock Plan"). For the fiscal year 2001, the members of the Board of Directors received (i) $15,000 in cash as an annual retainer and (ii) 400 shares of Common Stock to be issued under the Stock Plan. Such stock and cash was paid to the then current members of the Board of Directors at the time of the Annual Meeting of Stockholders for the fiscal year 2001. Each director also received an additional payment of $750 for each meeting of the Board of Directors attended by such member. Upon initial election to the Board of Directors, each Director received options, which vested over two years, to purchase 3,000 shares of the Company's Class A Common Stock. On December 13, 1999, the Board of Directors decreased the exercise price of all outstanding options by $15.00 per share in consideration of a special distribution to stockholders of $15.00 per share that was made on December 10, 1999. On December 23, 1999, each member of the Board of Directors (except Mr. Jacobsson) exercised his options. On December 28, 1999, the Board of Directors decreased the exercise price of Mr. Jacobsson's options by another $15.00 per share to $12.50 per share in consideration of a second special distribution to stockholders of $15.00 per share that was made on December 27, 1999. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The Company has purchased a directors' and officers' liability insurance policy in the amount of $10,000,000.

      o     Information concerning the Company's Board of Directors:

            William L. Mack (age 61) has served as the Chairman of the Board of Directors of the Company since 1996. Mr. Mack is the managing partner of AREA, the manager of five opportunistic real estate investment funds which he co-founded in 1993, and serves as President of its corporate general partner. Beginning in 1969, Mr. Mack served as Managing Partner of the Mack Company, where he oversaw the dynamic growth of the Mack Company's office, industrial, retail and hotel facilities. Mr. Mack has served as the Chairman of Mack-Cali Realty Corporation since June of 2000. Mr. Mack is also a director of The Bear Stearns Companies, Inc., an investment banking firm, Vail Resorts, Inc., an owner and operator of Colorado ski resorts, and Wyndham International, Inc., an owner and operator of a national chain of hotel properties. Mr. Mack attended the Wharton School of Business and

            Finance at the University of Pennsylvania and received a B.S. degree in business administration, finance and real estate from New York University.

            Lee S. Neibart (age 51) is a partner of AREA, with which he has been associated since 1993, and directs portfolio and asset management. From 1979 to 1993, he was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm. Mr. Neibart is a director of Atlantic Gulf Communities Corp., a land development company, Koger Equity, Inc., a real estate investment trust that owns and operates office properties, NextHealth, Inc., an owner and operator of spa and wellness facilities, Roland International Corporation, a land development company, Wyndham International, Inc., Meadowbrook Golf Group, Inc., an owner and operator of golf courses, and Schuler Homes, Inc., a company that designs, builds and markets single-family residences. Mr. Neibart received a B.A. from the University of Wisconsin and an M.B.A. from New York University.

            Bruce H. Spector (age 59) is a partner of AREA, with which he has been associated since 1993, and has been responsible for advising on matters of reorganization strategy. Mr. Spector is a partner of Apollo Management, L.P., with which he has been associated since 1992. From 1967 to 1992, Mr. Spector was a member of the law firm of Stutman, Treister and Glatt, spending a substantial amount of that time as a senior partner and head of the firm's executive committee. Mr. Spector is a director of Pacer International, Inc., a national intermodal and logistics company, Vail Resorts, Inc. and Park Media, LLC, a firm specializing in bringing advertising revenue to the owners of parking venues. Mr. Spector received a B.A. from the University of Southern California and a J.D. from the UCLA School of Law.

            John R.S. Jacobsson (age 33) is a partner of AREA, with which he has been associated since its founding in 1993. Mr. Jacobsson is responsible for investments, investment management and capital raising at AREA and co-heads AREA's Japanese investment program. Prior to 1993, Mr. Jacobsson was associated with the acquisitions group of Trammell Crow Ventures, a real estate investment firm. Mr. Jacobsson is a director of Koger Equity, Inc., Roland International Corporation, and Oasis Car Wash, Inc., an owner and operator of car washes. Mr. Jacobsson received a B.A. from Harvard College in 1990.

            John R. Klopp (age 47) has been a Director of Capital Trust, an investment management and finance company focused on the commercial real estate industry, since January 1997 and the Chief Executive Officer, a Vice Chairman and the President of Capital Trust since February 1997, July 1997 and July 1999, respectively. Mr. Klopp was a founder and a Managing Partner of Victor Capital Group L.P. ("VCG") from 1989 until the acquisition of VCG by Capital Trust in July 1997. From 1982 to 1989, Mr. Klopp was a Managing Director and co-head of Chemical Realty Corporation ("Chemical Realty"), the real estate investment banking affiliate of Chemical Bank. Prior to founding Chemical Realty, he held various positions in Chemical Bank's Real Estate Division and was responsible for originating, closing and monitoring portfolios of construction and interim loans. He received a B.A. from Tufts University in 1976 with a major in economics and an M.B.A. in 1978 from the Wharton School of Business and Finance at the University of Pennsylvania with a major in real estate and finance.

            Russel S. Bernard (age 43) is a Principal of Oaktree Capital Management, LLC ("Oaktree"), with which he has been associated since 1995, and is the portfolio manager of Oaktree's real estate and mortgage funds. Prior to joining Oaktree in 1995, Mr. Bernard was a Managing

            Director of Trust Company of the West ("TCW"). Under subadvisory relationships with Oaktree, Mr. Bernard continues to serve as portfolio manager for the TCW Special Credits distressed mortgage funds. From 1986 to 1994, Mr. Bernard was a partner in Win Properties, Inc., a national real estate investment company, where he was responsible for the acquisition, financing and operation of a national real estate portfolio. Mr. Bernard holds a B.S. in Business Management and Marketing from Cornell University.

            David A. Strumwasser (age 50) is a principal of Whippoorwill Associates, Incorporated ("Whippoorwill"), an investment management firm, and has served as a Managing Director and General Counsel of Whippoorwill since 1993. From 1984 to 1993, Mr. Strumwasser was a Partner and co-head of the Bankruptcy and Reorganization Practice at the New York law firm of Berlack, Israels & Liberman LLP. Prior to that, he practiced bankruptcy law at Anderson Kill & Olick, LLP from 1981 to 1984 and at Weil, Gotshal & Manges LLP from 1976 to 1979. From 1979 to 1981, Mr. Strumwasser was an Assistant Vice President at Citicorp Industrial Credit, Inc. Mr. Strumwasser serves on the Board of Directors of Barneys New York, Inc. Mr. Strumwasser received a B.A. in political science from the State University of New York at Buffalo in 1973 and a J.D. from Boston College Law School in 1976.

            David Roberts (age 39) has been a Managing Director of Angelo, Gordon & Co., L.P. ("Angelo, Gordon"), an investment management firm, since 1993, where he oversees the firm's real estate and special situations investment activities. From 1988 until 1993, Mr. Roberts was a principal of Gordon Investment Corporation, a Canadian merchant bank, where he participated in a wide variety of principal transactions, including investments in the real estate and mortgage banking industries. Prior to that, Mr. Roberts worked in the Corporate Finance Department of L.F. Rothschild & Co. Incorporated, an investment bank, as a Senior Vice President specializing in mergers and acquisitions. Mr. Roberts has a B.S. in Economics from the Wharton School of the University of Pennsylvania.

      o     Information concerning the Company's Executive Officers:

            The following discussion sets forth the names, ages and business histories of the executive officers of the Company. Each of the following individuals has served as an executive officer of the Company since 1996.

  Name                                     Age                     Office                  Business History
  ----                                     ---                     ------                  ----------------
William L. Mack                             61               Chairman of the Board        See above biography
Lee S. Neibart                              51               President                    See above biography
John R. Klopp                               47               Vice President               See above biography
John R.S. Jacobsson                         33               Vice President and           See above biography
                                                             Secretary

o Certain Relationships And Related Party Transactions. The following represent all related party transactions (i) for the fiscal year of the Company ended December 31, 2000, and (ii) for the nine months ended September 30, 2001.

      Asset Management. The Company has retained Capital Trust to serve as the Company's Asset Manager pursuant to the asset management agreement, dated as of December 22, 2000 (the "Asset Management Agreement"). John R. Klopp, one of the Company's Directors and an officer and a stockholder of the Company, is the Chief Executive Officer of Capital Trust. Pursuant to the Asset Management Agreement, the Asset Manager serves as the Company's advisor and consultant with respect to the management of the 1290 Property and the Company's interests in 1290 Partners, L.P. The Asset Management Agreement had an initial term of one year. The term is automatically extended for consecutive one-year periods thereafter unless the Company or the Asset Manager notifies the other at least 30 days before the then current term would otherwise terminate of its election not to extend the term. The Company may terminate the Asset Management Agreement (i) after the expiration of a certain cure period, by notice to the Asset Manager if the Asset Manager defaults in any material respect in its performance under the Asset Management Agreement, and (ii) immediately upon notice to the Asset Manager if the 1290 Property is sold or if there is a change in control of the Asset Manager. The Asset Manager may terminate the Asset Management Agreement if the Company defaults in the payment of any amount due and payable to the Asset Manager and such default continues for 30 days after the Asset Manager's written notice to the Company of such default. Either party may terminate the Asset Management Agreement by giving notice to the other upon the occurrence of certain events relating to the bankruptcy or insolvency of the other party. Pursuant to the Asset Management Agreement, the Company pays the Asset Manager a fee (the "Asset Management Fee") of $25,000 per month. Asset management fees incurred for the year ended December 31, 2000 aggregated approximately $300,000 and for the nine months ended September 30, 2001 aggregated approximately $225,000. In addition to the payment of the Asset Management Fee, the Company reimburses the Asset Manager for certain expenses.

      Management and Leasing Agreements. 1290 Partners entered into a management and leasing agreement, dated as of October 10, 1996 (the "Property Management Agreement"), with Tishman Speyer Properties, L.P. (the "Property Manager/Leasing Agent"). Nyprop, LLC, a stockholder of the Company, is an affiliate of the Property Manager/Leasing Agent. Pursuant to the Property Management Agreement, the Property Manager/Leasing Agent performs all supervisory, management and leasing services and functions reasonably necessary or incidental to the leasing, management and operations of the 1290 Property. Fees under the Property Management Agreement for the year ended December 31, 2000 were approximately $2,295,000 and for the nine months ended September 30, 2001 were approximately $1,507,000. An affiliate of the Property Manager/Leasing Agent provided cleaning services for the 1290 Property through February 2001. Fees paid for cleaning services for the year ended December 31, 2000 totaled $2,499,000 and for the nine months ended September 30, 2001 totaled $405,000. The Property Management Agreement had an initial term of two years. The term is automatically extended for additional consecutive 90-day terms until such time as 1290 Partners notifies the Property Manager/Leasing Agent in writing, at least 30 days before the then current term would otherwise terminate, of its election not to extend the term of the Property Management Agreement.

      1290 Partners may terminate the Property Management Agreement on 60 days notice if the 1290 Property is either sold by the 1290 Property Owning Partnership or refinanced by the 1290 Property Owning Partnership pursuant to a securitized financing of the 1290 Property; provided that termination of the Property Management Agreement as a result of such financing will only be effective if the Property Manager/Leasing Agent is not approved by the rating agency participating in such financing. In addition, 1290 Partners may terminate the Property Management Agreement (i) after a certain cure period, upon notice to the Property Manager/Leasing Agent if the Property Manager/Leasing Agent breaches a material term of the Property Management Agreement, and (ii) immediately upon notice to the Property Manager/Leasing Agent if (x) the Property Manager/Leasing Agent or any principal of the Property Manager/Leasing Agent intentionally misappropriates funds of

      1290 Partners or commits fraud against the 1290 Partners or (y) there is a change in control of the Property Manager/Leasing Agent. The Property Manager/Leasing Agent may terminate the Property Management Agreement (i) after a certain cure period, upon notice to 1290 Partners if 1290 Partners breaches a material term of the Property Management Agreement, and (ii) upon 60 days notice to t1290 Partners if 1290 Partners fails to provide funds on a consistent basis to operate and maintain the 1290 Property. Either party may terminate the Property Management Agreement upon notice to the other party if (x) a petition in bankruptcy is filed against the other party and is not dismissed within 60 days, (y) a trustee, receiver or other custodian is appointed for a substantial portion of the other party's assets and is not vacated within 60 days or (z) the other party makes an assignment for the benefit of its creditors.

      Pursuant to the Property Management Agreement, 1290 Partners (i) pays the Property Manager/Leasing Agent a fee in an amount equal to 1.5% of gross revenues from the 1290 Property, which fee is paid monthly, and (ii) reimburses the Property Manager/Leasing Agent for all reasonable out-of-pocket expenses incurred by the Property Manager/Leasing Agent related to the performance of its responsibilities under the Property Management Agreement, to the extent set forth in the annual budget. In addition, the Property Manager/Leasing Agent is entitled to receive commissions in connection with the leasing of space at the 1290 Property and renewals and extensions of leases. The Company entered into a REIT Management Agreement with the Property Manager/Leasing Agent (the "REIT Manager"). The REIT Manager performs certain accounting, administrative and monitoring services. The REIT Management Agreement provides for compensation to the REIT Manager of monthly fees aggregating approximately $125,000 per annum and reimbursement of documented out-of-pocket expenses. Fees and reimbursables paid to the REIT Manager under the REIT Management Agreement for the year ended December 31, 2000 were $137,000 and for the nine months ended September 30, 2001 aggregated approximately $94,000.

Holdings. Holdings is a newly-formed Delaware limited liability company without any operational history. It has not conducted any business other than in connection with the Merger, the Pre-Closing Loan and the other matters described under the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of Purchase Agreement; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions." Holdings' principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Holdings at this location is (212) 655-0220.

      o Ownership of Holdings. Holdings is a wholly-owned subsidiary of the Company. Upon the consummation of the Merger, Holdings will issue to each stockholder of the Company immediately prior to the Merger, a number of LLC Units equal to the number of shares of Common Stock held by such stockholder at such time. Accordingly, following the Merger, the beneficial ownership of Holdings will be identical to the ownership of the Company immediately prior to the Merger.

      o Governance of Holdings. Holdings will be managed by a Board of Managers, which will be comprised of the entire existing eight member Board of Directors of the Company. In addition, its initial officers will be the existing officers of the Company. Except as otherwise described below, Holdings' operating agreement will have similar terms to the Company's charter.

      o Voting. From and after the Merger, holders of LLC Units will have voting rights equal to one vote per LLC Unit and will be entitled to vote on all matters in respect of which members of a limited liability company would be entitled to vote under Delaware law. Action by the members of Holdings will require the affirmative vote of a majority of the outstanding LLC Units. See a copy of Holdings Limited Liability Company Operating Agreement attached hereto as Annex F.

      o Assignability and Transferability of LLC Units. Subject to federal and state securities law restrictions on transfer, there will be no restriction on the assignability or transferability of the LLC Units.

      o LLC Units will be Certificated. Certificates representing LLC Units will be issued to stockholders in the Merger upon the surrender by stockholders of their respective certificates representing shares of Common Stock.

      o No Public Market for the LLC Units. The LLC Units will not be traded on any established trading market and no market of this type is expected to develop. Thus, there will be limited liquidity of and information available regarding the prevailing market prices for the LLC Units.

      o Registered with the Commission. The issuance of the LLC Units is being registered with the Commission under this joint information statement--prospectus and, accordingly, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission and otherwise comply with the reporting obligations under the Exchange Act.

      o Assumption of Company Indemnification Obligations to Purchaser. The Company has agreed to indemnify Purchaser for the breach of certain of the Company's representations and warranties in the Purchase Agreement up to the Holdback Amount. These indemnification obligations expire on the end of the Indemnification Period on December 30, 2002 unless claims are asserted prior to such time. Since the Company is disposing of its final asset, liquidating and distributing all of the net proceeds that it receives in the Sale Transaction to Holdings, it will not have any operating income from which to settle and/or satisfy any Indemnification Claims made during the Indemnification Period. Accordingly, in order to ensure there will be sufficient funds to satisfy or settle any Indemnification Claims made during the Indemnification Period and pay certain post-closing costs and expenses associated with the Sale Transaction, Holdings will retain $10 million of the net proceeds it receives in the Sale Transaction, in addition to the $2 million Cash Reserve Amount. Following the expiration of the Indemnification Period, the remaining proceeds of the Holdback Amount, including any interest earned on such amount, but less any amounts used or set aside to satisfy or settle any Indemnification Claims and pay such post-closing costs that may have arisen during the Indemnification Period, will be distributed as soon as practicable to the members of Holdings.

      o Assets of Holdings following the Merger and Sale Transaction. Holdings' assets following the Merger and Sale Transaction and liquidation of the Company will consist of the $10 million cash Holdback Amount and the $2 million Cash Reserve Amount. Other than the Holdback Amount and Cash Reserve Amount, Holdings will not own any other assets.

      o Operations of Holdings following the Merger and Sale Transaction. Following the Merger and Sale Transaction, Holdings will not conduct any business or operations other than to settle and/or satisfy Indemnification Claims in accordance with the terms of the Purchase Agreement.

      o Dividend Rights. Other than the distribution of the net sale proceeds to the holders of LLC Units of Holdings upon the Closing of the Sale Transaction, less the $10 million Holdback Amount and $2 million Cash Reserve Amount, Holdings does not intend to distribute any of its assets until after the expiration of the Indemnification Period on December 30, 2002.

      o No Legal Proceedings. There are no material pending legal proceedings against or involving Holdings.

Lower Tier LLC. Lower Tier LLC is a wholly-owned subsidiary of Holdings and indirect wholly-owned subsidiary of the Company. Lower Tier LLC does not have any operational history and has not conducted any business other than in connection with the Merger. Upon the effective time of the Merger, Lower Tier LLC will merge with and into the Company, and Lower Tier LLC will cease to exist.

Conditions to the Merger

            If, for any reason, the Purchase Agreement is terminated on or prior to the Merger Effective Date, the Merger will not be consummated.

Accounting Treatment of Merger

            The Merger will be treated as a purchase of the Lower Tier LLC by the Company for accounting purposes and accounted in a manner similar to the pooling of interests method for entities under common control.

Appraisal Rights

            Stockholders of the Company are entitled to appraisal rights under the Maryland General Corporation Law (the "MGCL") in connection with the Merger. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Annex D to this joint information statement--prospectus, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders of the Company desiring to exercise their appraisal rights.

            Under the MGCL, a stockholder of the Company will be entitled to demand and receive payment of the fair value of its shares of Common Stock from the Company instead of receiving LLC Units in the Merger. However, a stockholder who wants to receive fair value for its shares must follow specific procedures. Such stockholder must:

            (a) before or at the Special Meeting at which the Merger will be considered, file with the Company a written objection to the Merger;

            (b)   not vote in favor of the Merger; and

            (c) make written demand on the Company, within 20 days after the Articles of Merger relating to the Merger (the "Articles of Merger") have been accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT").

            Any stockholder who fails to comply with the requirements described above will be bound by the terms of the Merger.

            The Company is required to promptly notify each objecting stockholder in writing of the date of acceptance of the Articles of Merger for record by the SDAT. The Company may send a written offer to each objecting stockholder to pay for its shares at what the Company considers to be the fair value thereof. Within 50 days after the SDAT accepts the Articles of Merger for record, either the Company or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.

            The Company does not presently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of the Company who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.

            If the court finds that an objecting stockholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of its shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares. "Fair value" is determined as of the close of business on the day the stockholders vote on the Merger and may not include any appreciation or depreciation which directly or indirectly results from the Merger or from its proposal.

            Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders' vote on the action to which objection was made. Costs of the proceeding shall be determined by the court and may be assessed against the Company or, under certain circumstances, the objecting stockholder, or both.

            At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

            A stockholder demanding payment for shares has no right to receive any dividends or distributions payable to stockholders of record after the close of business on the date of the stockholders' vote on the Merger and shall cease to have any right as a stockholder of the Company with respect to such shares except the right to receive payment of the fair value thereof.

Market Price Information

            The shares of Common Stock are not listed on any exchange, the Company does not intend to list the Common Stock on any exchange prior to the Merger; and there is not currently a public market for the Common Stock.

            The LLC Units are not listed on any exchange, Holdings does not intend to list the LLC Units on any exchange in the near term, there is not currently a public market for the LLC Units, and no market of this type is expected to develop or be sustained.

Exchange of Certificates

            The Company will appoint Continental Stock Transfer & Trust Company to act as exchange agent (the "Exchange Agent") in the Merger. Before the Merger, the Company will deposit with the Exchange Agent a sufficient number of certificates representing LLC Units so as to allow for the exchange of shares of Common Stock for LLC Units pursuant ot the Merger.

            No more than ten business days following the Merger, the Company will to mail to each holder of shares of Common Stock a form of letter of transmittal instructing such holders to complete the form and to deliver their respective certificates representing shares of Common Stock ("Stock Certificates") to the Exchange Agent. These instructions will specify that delivery will be effected and risk of loss and title to the Stock Certificates will pass only upon proper delivery of the Stock Certificates. After the Merger, each holder of shares of Common Stock, other than dissenting shares, will surrender their shares of Common Stock to the Exchange Agent and will receive in exchange certificates representing the LLC Units. Stockholders will receive a certificate representing a number of LLC Units ("LLC Unit Certificates") equal to the number of shares of Common Stock that such holders owned immediately prior to the Merger.

            Stock Certificates should not be returned with the enclosed joint information statement--prospectus and should not be forwarded to the Exchange Agent unless and until stockholders receive a letter of transmittal following the time of the Merger.

            If a Stock Certificate has been lost, stolen or destroyed, the Exchange Agent will issue LLC Unit Certificates on receipt of appropriate evidence as to its loss, theft or destruction and appropriate evidence as to its ownership by the claimant.

Material Differences in the Rights of Holders of Shares of Common Stock and LLC Units

            The Company is a Maryland corporation subject to the provisions of the MGCL. Holdings is a Delaware limited liability company subject to the provisions of the Delaware Limited Liability Company Act ("DLLCA"). The rights of current stockholders of the Company are governed by the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Amended and Restated By-laws ("By-laws"). Upon consummation of the Merger, stockholders of the Company will receive LLC Units in exchange for their shares of Common Stock and will become members of Holdings and, at the Effective Time, their rights as a member of Holdings will be determined by Holdings' Certificate of Formation ("Certificate of Formation"), Limited Liability Company Operating Agreement (the "Operating Agreement") and the DLLCA.

            The following is a summary of the material differences in the rights of stockholders of the Company under the Certificate of Incorporation, the By-laws and the MGCL, on the one hand, and the rights of members of Holdings under the Certificate of Formation and the Operating Agreement and the DLLCA, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MGCL, the DLLC, the Certificate of Incorporation, the By-laws, the Certificate of Formation and Operating Agreement.

            Holdings is a limited liability company. As a result, Holdings' organizational and governing documents consist of the Certificate of Formation and the Operating Agreement, instead of the Company's Certificate of Incorporation and By-laws. In general, the Operating Agreement was drafted to mirror the terms, conditions and procedures of the Company's Certificate of Incorporation and By-laws and to provide holders of LLC Units with rights similar to those of the Company's stockholders. However, in certain instances and as a result of the differences of applicable law, the rights set forth in the Operating Agreement are not identical to those of the Company's Certificate of Incorporation and By-laws. Certain significant differences are summarized below. However, you should also carefully read the full text of Holdings' Operating Agreement, which is included as Annex E hereto.

            The following table compares certain characteristics of the Common Stock and the LLC Units and should be read in conjunction with the more detailed information following as well as Holdings' Operating Agreement:

                                                     Common Stock                           LLC Units
                                          ------------------------------------  --------------------------------------
Voting Rights                             o   One vote per share on all         o    One vote per LLC Unit on
                                              matters voted upon by                  all matters voted upon by the
                                              stockholders.  No cumulative           members.  No cumulative voting
                                              voting in the election of              in the election of members of
                                              directors.  Directors are              the Board of Managers.
                                              elected by a plurality of the          Election of managers and other
                                              votes cast in the election of          matters submitted to members
                                              directors.  The approval of any        generally require approval by
                                              other routine matter submitted         members holding a majority of
                                              to stockholders requires the           the outstanding LLC Units.
                                              affirmative vote of a majority
                                              of the votes cast on the matter.

Number and Composition of Board Members  o    Eight.  The number of             o    Holdings' Board of Managers
                                              directors may be changed in the        immediately following the
                                              manner provided in the Bylaws,         Merger will be comprised of the
                                              but may not be more than nine.         same eight members of the
                                              The Charter requires the               Company's Board of Directors
                                              Company to have at all times at        immediately prior to the
                                              least two directors who are not        Merger. There is no requirement
                                              affiliates of AREIF, any               that any managers be
                                              transferee of AREIF or any             unaffiliated with AREIF
                                              stockholder holding 10% or more
                                              of the stock of the Company.

Number and Composition of Officers       o    Seven.                            o    Officers of Holdings
                                                                                     immediately following the
                                                                                     Merger will be the same
                                                                                     officers of the Company
                                                                                     immediately prior to the Merger.

                                                    Common Stock                            LLC Units
                                         ------------------------------------   --------------------------------------
Transfer Restrictions                    o    Contains REIT related             o    Until the liquidation of
                                              restrictions and limitations.          the Company, the LLC Units
                                              In addition, the Common Stock          will be subject to the REIT
                                              has been registered pursuant to        related restrictions and
                                              the Securities Act, but is not         limitations currently
                                              listed on any national exchange.       contained in the Company's
                                                                                     Charter.

                                                                                o    Following the liquidation
                                                                                     of the Company, the LLC Units
                                                                                     will not be subject to REIT
                                                                                     related restrictions and
                                                                                     limitations.

                                                                                o    The issuance of LLC Units
                                                                                     will be registered pursuant to
                                                                                     the Securities Act of 1933, as
                                                                                     amended, but will not be
                                                                                     listed on any national
                                                                                     exchange.

                                                                                o    Transferees of LLC Units
                                                                                     may be admitted as members of
                                                                                     Holdings in accordance with
                                                                                     the procedures set forth in
                                                                                     the Operating Agreement.

Capital Structure                        o    The Company has authority         o    Holdings has authority to
                                              to issue 50,000,000 shares of          issue 50,000,000 LLC Units of
                                              common stock, par value $10.00         which 13,004,946 LLC Units
                                              per share, and 10,000,000              will be issued to the
                                              shares of preferred stock, par         stockholders of the Company in
                                              value $10.00 per share.  The           the Merger.
                                              Board of Directors may classify
                                              or reclassify any unissued
                                              shares of stock from time to
                                              time in one or more classes or
                                              series.  13,004,946 shares of
                                              Common Stock were outstanding
                                              immediately prior to Merger.

                                                    Common Stock                            LLC Units
                                         ------------------------------------   --------------------------------------
Limitation of Liability                  o    Under Maryland law and the        o    Under the Operating
                                              Charter, no director or officer        Agreement, except as
                                              shall be liable to the                 prohibited by law, neither the
                                              Corporation for money damages,         managers nor their affiliates
                                              except for liability resulting         shall be liable to the Company
                                              from (a) actual receipt of an          or to any member or any
                                              improper benefit or profit in          affiliate thereof for any
                                              money, property or services or         losses, claims, damages,
                                              (b) active and deliberate              liabilities or expenses
                                              dishonesty established by a            asserted against, suffered or
                                              final judgment and which is            incurred by any of them
                                              material to the cause of action.       arising out of, relating to or
                                                                                     in connection with any action
                                                                                     taken or omitted by the
                                                                                     manager or any related party
                                                                                     in good faith and in a manner
                                                                                     reasonably believed by the
                                                                                     manager or such related party
                                                                                     to be in or not opposed to the
                                                                                     best interests of Holdings,
                                                                                     including, without limitation,
                                                                                     in connection with the
                                                                                     management or conduct of the
                                                                                     business of Holdings or any
                                                                                     other person in which Holdings
                                                                                     has or had made an investment
                                                                                     or otherwise has or had an
                                                                                     interest.

Indemnification                          o    The Company has the power         o    Holdings' managers and
                                              under the Charter and Bylaws to        officers will be indemnified
                                              indemnify directors and                to the fullest extent
                                              officers to the fullest extent         permitted under the DLLCA.
                                              permitted under the MGCL.

Advance Notice Provisions                o    Under the Bylaws,                 o    Members are not subject to
                                              stockholders of the Company            any advance notice procedures
                                              must comply with advance notice        for annual or special meetings
                                              procedures relating to                 of members.
                                              stockholder nominees for
                                              director or other stockholder
                                              proposals at annual or special
                                              meetings of the stockholders.

                                                    Common Stock                            LLC Units
                                         ------------------------------------   --------------------------------------
Special Meetings                         o    Under the Bylaws, special         o    Under the Operating
                                              meetings of the stockholders           Agreement, the president, the
                                              may be called by the president,        chairman or 25% of the members
                                              the chairman of the Board or           of the Board of Managers may
                                              the Board of Directors.                call special meetings of the
                                              Special meetings of                    members.
                                              stockholders shall also be
                                              called upon the written request
                                              of stockholders entitled to
                                              cast not less than 25% of all
                                              the votes entitled to be cast
                                              at such meeting.

Extraordinary Actions                    o    The approval of certain           o    Except as otherwise
                                              extraordinary actions, such as         required by the DLLCA, all
                                              a merger or a dissolution of           matters to be voted on by the
                                              the Company, requires the              Members will require the
                                              affirmative vote of holders of         affirmative vote of a majority
                                              66-2/3% of the outstanding             of the outstanding LLC Units.
                                              shares of Common Stock.                A majority of the entire Board
                                                                                     of Managers may approve the
                                                                                     dissolution of Holdings
                                                                                     without any action by the
                                                                                     members.

                                                     Common Stock                           LLC Units
                                          ------------------------------------  --------------------------------------
Amendments                               o    Amendments to the Charter         o    Amendments to Holdings'
                                              must be approved by the Board          Operating Agreement require the
                                              of Directors and generally             majority vote of the Board of
                                              approved by the affirmative            Managers, except for amendments
                                              vote of holders of 66-2/3% of          that would (i) adversely affect
                                              the outstanding shares of              the limited liability of the
                                              Common Stock.                          Members under the DLLCA or
                                                                                     under applicable law, or (ii)
                                         o    Amendments to the Bylaws               cause Holdings to cease to be
                                              may generally be approved by           treated as a partnership for
                                              the affirmative vote of holders        federal or state income tax
                                              of 66-2/3% of the outstanding          purposes, which will require
                                              shares of Common Stock or by           the affirmative vote of a
                                              the Board of Directors.                majority of the outstanding LLC
                                              Amendments to certain Bylaw            Units.
                                              provisions relating to the
                                              authority of Board committees
                                              generally and the authority and
                                              composition of its executive
                                              committee require a 66-2/3% or
                                              75% vote of the entire Board of
                                              Directors.

Business Combinations with Interested    o    The Company elected not be        o    There are no restrictions
Stockholder                                   governed by Section 3-602 of           contained in the Operating
                                              the MGCL, which would otherwise        Agreement prohibiting Holdings
                                              provide certain restrictions on        from engaging in any business
                                              the Company entering into any          combination with any interested
                                              Business Combination with any          member and Holdings is not
                                              Interested Stockholder (as such        prohibited by law from engaging
                                              terms are defined in the               in such transactions.
                                              MGCL).

                                         o    Under the Charter any
                                              Business Combination with any
                                              Interested Stockholder (as such
                                              terms are defined in the
                                              Charter) requires the vote of
                                              not less than 66-2/3% of
                                              outstanding shares of Common
                                              Stock excluding the shares of
                                              the Interested Stockholder.

                                                    Common Stock                            LLC Units
                                         ------------------------------------   --------------------------------------
Federal Income Tax Classification        o    The Company is treated as a       o    Holdings is treated as a
                                              REIT and stockholders are              partnership and its members are
                                              generally subject to tax upon          taxed on their distributive
                                              receipt of dividend                    share of Holdings' capital gain
                                              distributions.                         net of ordinary income and
                                                                                     deductions and credits, without
                                                                                     regard to whether such members
                                                                                     receive any distributions.

Distributions and Dividends              o    Required to distribute 90%        o    Holdings will not be a
                                              of taxable income to                   REIT.  Accordingly, Holdings'
                                              stockholders in order to               managers will determine,
                                              maintain status as a REIT.             subject to the requirements of
                                                                                     the DLLCA, when and on what
                                         o    Distributions must be                  terms to make any
                                              authorized by the Board of             distributions; provided that no
                                              Directors in accordance with           portion of the $10 million
                                              the requirements of the MGCL.          Holdback Amount will be
                                                                                     distributed to members prior to
                                                                                     the end of the Indemnification
                                                                                     Period.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The information set forth in the following table is furnished as of March 15, 2002, with respect to any person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, its executive officers, and all of its executive officers and directors as a group. As of date of this joint information statement--prospectus, there were 13,004,946 shares of Common Stock outstanding.

                                                               Number of Shares     Percent of Common
                                                              Beneficially Owned           Stock
                                                              ------------------    -----------------
Principal Stockholders
Apollo Real Estate Investment Fund, L.P. (1)                        4,936,060               38.0%
The TCW Group, Inc. (2)                                             2,254,341               17.3%
Oaktree Capital Management, LLC (3)                                 1,917,463               14.7%
WSB Realty, L.L.C. (4)                                              1,122,421                8.6%
Angelo, Gordon & Co., L.P. (5)                                       1,094143                8.4%
Intermarket Corp. (6)                                                 931,000                7.2%

Directors and Executive Officers

William L. Mack (7)                                                     4,600                  *
Lee S. Neibart (8)                                                      4,600                  *
John R.S. Jacobsson (9)                                                 4,600                  *
Bruce H. Spector (10)                                                   4,600                  *
John R. Klopp (11)                                                     24,600                  *
Russel S. Bernard (12)                                                      0                  *
David A. Strumwasser (13)                                                   0                  *
David Roberts (14)                                                          0                  *
                                                                      -------
Directors and Executive Officers as a group (9 persons) (15)           43,000                  *
                                                                      =======

-----------

*     Less than 1%

(1) Held of record by Atwell & Co., c/o The Chase Manhattan Bank, N.A., 4 New York Plaza, New York, NY 10004. AREA is the managing general partner of AREIF and a joint reporting person with respect to beneficial ownership of these shares of Common Stock according to AREIF's Schedule 13G filed with the Commission on February 13, 1998.

(2) Includes 1,586,814 shares as to which voting and dispositive power is shared with Oaktree Capital Management, LLC ("Oaktree") as an investment sub-adviser to TCW Asset Management Company for various limited partnerships, trusts and third party accounts for which TCW Asset Management Company acts as general partner or investment manager. Also includes 667,527 shares held by various limited partnerships, trusts and third party accounts for which TCW Special Credits acts as general partner or investment manager. The shares shown are held of record by (i) Hare & Co., c/o Investors Bank and Trust Company, 200 Clarendon Street, Boston, Massachusetts 02117-9130 (58,124 shares), and (ii) Cede & Co., 55 Water Street, New York, New York 10041 (2,196,217 shares). To the extent permitted by applicable law, the TCW Group Inc. and Robert Day hereby disclaim beneficial ownership of such shares.

(3) Includes 1,586,814 shares as to which voting and dispositive power is shared with TCW Asset Management Company, which acts as general partner or investment manager for certain funds and accounts for which Oaktree acts as an investment sub-adviser. Also includes 284,839 shares held by two limited partnerships of which Oaktree is general partner and 41,210 shares held by a third party account for which Oaktree acts as investment manager. The 326,049 shares as to which Oaktree has sole voting and dispositive power are held of record by (i) Cun & Co., c/o The Bank of New York, P.O. Box 1068, Wall Street Station, New York, New York 10005 (150,000 shares); and (ii) Cede & Co., 55 Water Street, New York, New York 10041 (176,049 shares). Also includes 4,600 shares held directly by Oaktree. To the extent permitted by applicable law, Oaktree hereby disclaims beneficial ownership of such shares.

(4) Does not include 4,600 shares owned by The Goldman Sachs Group, Inc. WSB Realty, L.L.C. is located at 85 Broad Street, New York, NY 10004. According to Amendment No. 3 to the Schedule 13G filed by The Goldman Sachs Group, Inc. with the Securities and Exchange Commission on February 13, 2001, these shares are reported as beneficially owned by: (i) Goldman, Sachs & Co., (ii) The Goldman Sachs Group, Inc., (iii) WSB Realty, L.L.C.,
      (iv) Whitehall Street Real Estate Limited Partnership V and (v) WH Advisors, L.L.C. V.

(5) The address of Angelo, Gordon & Co., L.P. ("Angelo, Gordon") is 245 Park Avenue, New York, NY 10167. According to Amendment No. 2 to the Schedule 13G filed by Angelo, Gordon with the Commission on February 12, 2001, these shares are reported as beneficially owned by: (i) Angelo, Gordon,
      (ii) John M. Angelo, in his capacities as a general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon, and the chief executive officer of Angelo, Gordon and (iii) Michael L. Gordon, in his capacities as the other general partner of AG Partners, L.P. and the chief operating officer of Angelo, Gordon.

(6)   Intermarket Corp.'s address is 667 Madison Avenue, New York, NY 10021.

(7) Does not include shares owned by AREIF. Includes 1,600 shares of Common Stock issued directly to Mr. Mack, and 3,000 shares of Common Stock issued upon the exercise of options granted to Mr. Mack, under the Company's Stock Plan. Mr. Mack is the managing partner of AREA, the general partner of Apollo, and the President of AREA's corporate general partner. Mr. Mack disclaims beneficial ownership of the shares of Common Stock owned by AREIF.

(8) Does not include shares owned by AREIF. Includes 1,600 shares of Common Stock issued directly to Mr. Neibart, and 3,000 shares of Common Stock issued upon the exercise of options granted to Mr. Neibart, under the Company's Stock Plan. Mr. Neibart is a partner of AREA. Mr. Neibart disclaims beneficial ownership of the shares of Common Stock owned by AREIF.

(9) Does not include shares owned by AREIF. Includes 1,600 shares of Common Stock issued directly to Mr. Jacobsson, and 3,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Jacobsson, under the Company's Stock Plan. Mr. Jacobsson is a partner of AREA. Mr. Jacobsson disclaims beneficial ownership of the shares of Common Stock owned by AREIF.

(10) Does not include shares owned by Apollo. Includes 1,600 shares of Common Stock issued directly to Mr. Spector, and 3,000 shares of Common Stock issued upon the exercise of options granted to Mr. Spector, under the Company's Stock Plan. Mr. Spector is a partner of AREA. Mr. Spector disclaims beneficial ownership of the shares of Common Stock owned by Apollo.

(11) Includes 1,600 shares of Common Stock issued directly to Mr. Klopp, and 3,000 shares of Common Stock issued upon the exercise of options granted to Mr. Klopp under the Company's Stock Plan.

(12) Does not include shares owned by funds and accounts managed by Oaktree or shares owned directly by Oaktree. Does not include 1,600 shares of Common Stock issued directly to Mr. Bernard, and 3,000 shares of Common Stock issued upon the exercise of options granted to Mr. Bernard, under the Company's Stock Plan. Mr. Bernard disclaims beneficial ownership of the shares of Common Stock owned by funds and accounts managed by Oaktree and the shares of common stock owned directly by Oaktree. Mr. Bernard is required to transfer to Oaktree any shares of Common Stock he either receives directly under the Company's Stock Plan or purchases upon an exercise of options granted under the Company's Stock Plan. Mr. Bernard is a Principal of Oaktree. Mr. Bernard disclaims beneficial ownership of the shares of Common Stock owned by funds and accounts managed by Oaktree and the shares of Common Stock owned directly by Oaktree.

(13) Does not include 289,503 shares held by various limited partnerships, a trust and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager. Does not include 1,600 shares of Common Stock issued directly to Mr. Strumwasser, and 3,000 shares of Common Stock issued upon the exercise of options granted to Mr. Strumwasser, under the Company's Stock Plan. Mr. Strumwasser is a Principal, Managing Director and General Counsel of Whippoorwill. Mr. Strumwasser is required to transfer to Whippoorwill any shares of Common Stock he receives directly under the Company's Stock Plan or purchases upon an exercise of options granted under the Stock Plan. Mr. Strumwasser disclaims beneficial ownership of the shares of Common Stock owned by discretionary accounts managed by Whippoorwill as set forth above.

(14) Does not include shares owned by Angelo, Gordon. Does not include 1,600 shares of Common Stock issued directly to Mr. Roberts, and 3,000 shares of Common Stock issued upon the exercise of options granted to Mr. Roberts, under the Company's Stock Plan. Mr. Roberts is required to transfer to Angelo, Gordon any shares of Common Stock he receives directly under the Company's Stock Plan or purchases upon an exercise of options granted under the Stock Plan. Mr. Roberts is a Managing Director of Angelo, Gordon. Mr. Roberts disclaims beneficial ownership of the shares of Common Stock owned by Angelo, Gordon.

(15) See notes 7 through 14 above with respect to the nature of the ownership of Directors and Executive Officers as a group, including disclaimers of beneficial ownership described therein.

                           INCORPORATION BY REFERENCE

            The Commission allows us to incorporate by reference information into this joint information statement--prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this joint information statement--prospectus, except for any information that is superseded by information that is included directly in this document.

            The following documents previously filed by us with the Commission (File No. 0-21849) under the Exchange Act are incorporated herein by reference:

            o Annual Report on Form 10-K for the year ended December 31, 2001;

            o     Proxy Statement on Schedule 14A filed on January 4, 2002;

            o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

            o     Current Report on Form 8-K filed on April 18, 2002; and

            o     Current Report on Form 8-K filed on May 8, 2002.

            Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this joint information statement--prospectus to the extent that a statement contained herein or in another document incorporated by reference that is filed thereafter and on or before the date of this joint information statement--prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint information statement--prospectus. All information appearing in this joint information statement--prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence.


            All documents and reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act, after the date of this joint information statement--prospectus and until the date of the Special Meeting, shall also be deemed to be incorporated by reference into this joint information statement--prospectus and to be a part hereof from the date of the filing of such documents and reports. Any statement contained in this joint information statement--prospectus or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act after the date of this joint information statement--prospectus modifies or supersedes such statement.

            This joint information statement--prospectus incorporates important business and financial information about us that is not included or being delivered with this joint information statement--prospectus. Upon the written request of any beneficial owner of the Common Stock, the Company will provide, without charge, by first class mail or other equally prompt means within one business day of receipt of such requests, a copy of any and all of the information that has been incorporated by reference in this joint information statement--prospectus. A list of exhibits to these documents will also be provided, and copies of such exhibits will be furnished upon request. Requests should be directed to Jeremy Fitzgerald, Metropolis Realty Trust, Inc., Vice President and Assistant Secretary, c/o Capital Trust, Inc., 410 Park Avenue, 14th floor, New York , New York 10022 or by phone (212) 655-0220. To obtain timely deliveries, stockholders must request such information no later than ___________, 2002.

            You may read and get copies of these reports, proxy statements and other information at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and as well as the Commission's Regional Offices. You may also call the Commission at 1-800-SEC-0330 for more information about the public reference room as well as how to obtain copies of documents by mail. You can also view these filings at the Commission's web site at http://www.sec.gov.

                                  LEGAL MATTERS

            The validity of the Holdings LLC Units to be issued in connection with the Merger will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                     EXPERTS

            The consolidated financial statements of the Company and its subsidiaries incorporated in this joint information statement - prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

            The financial statements of 1290 Partners as of December 31, 2001 and 2000 and for the years then ended included in this joint information statement - prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

            The balance sheet of Holdings at May 6, 2002 included in this joint information statement - prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

            Representatives of Deloitte & Touche LLP will be present at the Special Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 COST OF JOINT INFORMATION STATEMENT--PROSPECTUS

            This joint information statement--prospectus has been prepared by the Company and its Board of Directors. The Company will bear the costs of distributing this joint information statement--prospectus to stockholders, including the expense of preparing assembling, printing and mailing the joint information statement--prospectus. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this joint information statement--prospectus and related materials to stockholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this joint information statement--prospectus if the Board of Directors of the Company determines that this is advisable.

                                      By Order of the Board of Directors,


                                      ----------------------------------------
                                      John R.S. Jacobsson

                                      Secretary

New York, New York

June __, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

            20. Indemnification of Managers and Officers.

            Section 18-108 of the Delaware Limited Liability Company Act, as amended, provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

            The Company's Operating Agreement provides that to the fullest extent permitted under the Delaware Limited Liability Company Act, as amended, no manager or officer shall be liable to the Company for money damages. The Company has the power by majority vote of the disinterested members of the Board of Managers to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any one or more of the following classes of individuals from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her position with the Company: (a) present or former managers of the Company; (b) present or former officers of the Company; (c) present or former agents and/or employees of the Company; and (d) persons serving or who have served at the request of the Company in any of these capacities for any other corporation, limited liability company, partnership, joint venture, trust or other enterprise who is made a party to any proceeding by reason of service in that capacity.

            21. Exhibits and Financial Statement Schedules.

         Exhibit
          Number             Description of Exhibit
          ------             ----------------------

            2.1 Agreement and Plan of Merger, dated as of May 22, 2002, by and between Metropolis Realty Trust, Inc. and Metropolis Realty Holdings LLC

            3.1 Certificate of Formation of Metropolis Realty Holdings LLC dated May 6, 2002

            3.2 Limited Liability Company Agreement of Metropolis Realty Holdings LLC dated as of May 6, 2002

            5.1              Opinion of Akin, Gump, Strauss, Hauer & Feld, LLP

            9.1              Form of Voting Agreement

           10.1 Amended and Restated Purchase Agreement dated May 7, 2002 between Metropolis Realty Trust, Inc. and Jamestown 1290, L.P.

           21.1              Subsidiaries of Metropolis Realty Holdings LLC

           23.1 Consent of Akin, Gump, Strauss, Hauer & Feld, LLP (included in Exhibit 5.1)

           23.2              Consent of Deloitte & Touche LLP

           24.1 Power of Attorney (included on the signature page of Metropolis Realty Holdings LLC)

           99.1 Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.

           99.2              Dissenters' Rights of Appraisal under the MGCL

           99.3              Metropolis Realty Trust, Inc. Financial Statements

           99.4              1290 Partners, L.P. Financial Statements

           99.5              Letter of Transmittal

            22. Undertakings

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            1. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act, the Company has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 23, 2002.

                                      METROPOLIS REALTY HOLDINGS LLC

                                      By:  /s/ Lee S. Neibart
                                         --------------------------------------
                                         Name: Lee S. Neibart
                                         Title: President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee S. Neibart and Russel S. Bernard, and each of them individually, as such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

             Signature                              Title
             ---------                              -----

   /s/ William L. Mack
--------------------------------
       William L. Mack             Chairman of the Board of Managers and Manager

   /s/ Lee S. Neibart
--------------------------------
       Lee S. Neibart                        President and Manager

   /s/ Bruce H. Spector
--------------------------------
       Bruce H. Spector                            Manager

   /s/ John R.S. Jacobsson
--------------------------------
       John R.S. Jacobsson             Vice President, Secretary and Manager

   /s/ John R. Klopp
--------------------------------
       John R. Klopp                       Vice President and Manager

   /s/ Russel S. Bernard
--------------------------------
       Russel S. Bernard                           Manager

   /s/ David A. Strumwasser
--------------------------------
       David A. Strumwasser                        Manager

   /s/ David Roberts
--------------------------------
       David Roberts                               Manager

   /s/ Stuart Koenig
--------------------------------
       Stuart Koenig                               Treasurer

*By:   /s/ Lee S. Niebart
       -------------------------
           Lee S. Neibart
           Attorney-in-Fact

*By:   /s/ Russel S. Bernard
       -------------------------
           Russel S. Bernard
           Attorney-in-Fact

                                INDEX TO EXHIBITS

    Exhibit                                                                                 Page
     Number       Description of Exhibit                                                   Number
     ------       ----------------------                                                   ------
      2.1         Agreement and Plan of Merger, dated as of May 22, 2002, by and between Metropolis Realty Trust, Inc. and Metropolis Realty
                  Holdings LLC

      3.1 Certificate of Formation of Metropolis Realty Holdings LLC dated May 6, 2002

      3.2         Limited Liability Company Agreement of Metropolis Realty
                  Holdings LLC dated as of May 6, 2002

      5.1         Opinion of Akin, Gump, Strauss, Hauer & Feld, LLP

      9.1         Form of Voting Agreement

      10.1 Amended and Restated Purchase Agreement dated May 7, 2002 between Metropolis Realty Trust, Inc. and Jamestown 1290, L.P.

      21.1        Subsidiaries of Metropolis Realty Holdings LLC

      23.1        Consent of Akin, Gump, Strauss, Hauer & Feld, LLP (included in
                  Exhibit 5.1)

      23.2        Consent of Deloitte & Touche LLP

      24.1 Power of Attorney (included on the signature page of Metropolis Realty Holdings LLC)

      99.1        Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial
                  Advisors, Inc.

      99.2        Dissenters' Rights of Appraisal under the MGCL

      99.3        Metropolis Realty Trust, Inc. Financial Statements

      99.4        1290 Partners, L.P. Financial Statements

      99.5        Letter of Transmittal


                                      II-5